UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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CVB FINANCIAL CORP.
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(Name of person(s) filing proxy statement, if other than the registrant)
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NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 17, 2023

To Our Shareholders:

The 2023 annual meeting of shareholders of CVB Financial Corp. will be held at 8:00 a.m. local time at CVB Financial Corp.’s Corporate Headquarters, 701 North Haven Avenue, Ontario, CA 91764, on Wednesday, May 17, 2023.

We will hold our annual meeting in person. In addition, we are planning to provide interested shareholders, members of our Board of Directors and our team members the opportunity to listen to our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers. There will be no food or refreshments provided at this meeting.

The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 17, 2023). To join our conference call facility please dial 1 (833) 630-1956. Questions will be permitted in person and when prompted by the moderator. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 a.m. PDT on May 24, 2023. To access the replay, please dial 1 (877) 344-7529, passcode 5622316.

Please note that in order to cast your votes on any matters to be considered at our annual meeting or otherwise to be present for purposes of California law, please either (i) vote in advance by internet, telephone or return of your proxy card, or (ii) vote in person by attending the annual meeting at its designated location. Listening to the proceedings by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call.

At our meeting, we will ask you to act on the following matters:

1.

Election of Directors. Elect eight (8) persons to the Board of Directors to serve for a term of one year and until their successors are elected and qualified. The following eight persons are our nominees:

George A. Borba, Jr.	Jane Olvera Majors
David A. Brager	Raymond V. O’Brien III
Stephen A. Del Guercio	Hal W. Oswalt
Anna Kan	Kimberly Sheehy

Additional information regarding procedures for shareholders recommending nominees for directors is set forth below under the heading “Shareholder Nominations for Director Candidates.”

2.	Advisory Compensation Vote. Approve, on an advisory (non-binding) basis, the compensation of our named executive officers for 2022 (“Say-On-Pay”).

3.	Frequency of Say-On-Pay Vote. Advisory (non-binding) vote on the frequency of our Say-on-Pay vote.

4.	Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2023.

5.	Other Business. Transact any other business that properly comes before the meeting.

If you were a shareholder of record at the close of business on March 27, 2023, you may vote at the annual meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

Myrna L. Di Santo

Vice President and Corporate Secretary

Dated: April 5, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders:

This Proxy Statement, our 2022 Annual Report and our Annual Report on Form 10-K for the fiscal year 2022 are available online on the internet at:
https://investors.cbbank.com/annual-meeting.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO PLEASE VOTE BY INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES

WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING,
YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IF YOU RECEIVED A PAPER COPY OF THIS PROXY STATEMENT AND A PROXY CARD, PLEASE DO NOT RETURN THE
PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

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CVB FINANCIAL CORP. 701 North Haven Avenue Ontario, California 91764 (909) 980-4030

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of CVB. Financial Corp. to be held on Wednesday, May 17, 2023, beginning at 8:00 a.m. local time, at CVB Financial Corp.’s Corporate Headquarters, located at 701 North Haven Avenue, Ontario, CA 91764, and at any postponements or adjournments of the meeting. This proxy statement will be made available to our shareholders on or about April 5, 2023.

CVB Financial Corp. is a bank holding company whose principal subsidiary is Citizens Business Bank. CVB Financial Corp.’s common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) and CVB Financial Corp. is therefore subject to Nasdaq’s listing requirements. CVB Financial Corp. is incorporated in the State of California and Citizens Business Bank is a California-chartered bank. CVB Financial Corp. and Citizens Business Bank are sometimes referred to collectively in this proxy statement as the “Company.”

We will hold our annual meeting in person. In addition, we are planning to provide interested shareholders, members of our Board of Directors and our team members with the opportunity to listen to our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers.

The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 17, 2023). To join the conference call facility, please dial 1 (833) 630-1956. Questions will be permitted in person and when prompted by the moderator on the audio call. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 a.m. PDT on May 24, 2023. To access the replay, please dial 1 (877) 344-7529, passcode 5622316.

Please note that in order to cast your votes on any matters to be considered at our annual meeting or otherwise to be present for purposes of California law, please either (i) vote in advance by internet, telephone or return your proxy card, or (ii) vote in person by attending the annual meeting at its designated location. Listening to the meeting by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call.

Note About Forward-Looking Statements

This proxy statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement and relate to, among other things, our business, prospects, executive compensation program, governance goals and commitments. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “designed”, “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in the “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our latest Form 10-K and other periodic reports we file with the U.S. Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

PROXY STATEMENT SUMMARY

This summary highlights information set forth elsewhere in the proxy statement of CVB Financial Corp. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

ANNUAL MEETING INFORMATION

Meeting:	Annual Meeting of Shareholders

Date:	Wednesday, May 17, 2023

Time:	8:00 a.m. Pacific Daylight Time

Location:	CVB Financial Corp. Corporate Headquarters 701 North Haven Avenue Ontario, CA 91764

Record Date:	Close of Business on March 27, 2023

Stock Symbol:	CVBF

Exchange:	Nasdaq

Common Stock Outstanding as of Record Date:	139,302,451

How to Vote Your Shares:	Online www.investorvote.com/CVBF By Phone Call the number at the top or your proxy card By Mail Complete, sign, date and return your proxy card in the envelope provided

Matters To Be Voted Upon:		Board Recommendation:
Proposal 1	Election of Directors	FOR each director nominee Page 18
Proposal 2	Advisory resolution to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement	FOR Page 38
Proposal 3	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers	EVERY YEAR Page 80
Proposal 4	Ratification of the appointment of KPMG LLP as our independent public accounting firm for the year ending December 31, 2023	FOR Page 81

IMPORTANT NOTICE REGARDING ACCESS TO THE ANNUAL MEETING VIA TELEPHONE

For your convenience, we are providing shareholders an opportunity to listen to the annual meeting via telephone.

You can access this option by dialing 1 (833) 630-1956 immediately prior to the start time for the annual meeting and asking to be joined into the CVB Financial Corp. conference call.

Shareholders accessing the meeting via telephone will not be able to vote their shares of common stock via telephone during the annual meeting nor are they considered present for any legal purpose. As a result, if you plan to listen to the annual meeting via telephone, it is important that you vote your proxy prior to the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Our Notice of Meeting and Proxy Statement, our 2022 Annual Report to Shareholders, and our Annual Report on Form 10-K for the year ended December 31, 2022, are available on the internet at https://investors.cbbank.com/annual-meeting.

GENERAL INFORMATION

Who We Are

CVB Financial Corp. is a bank holding company incorporated in the State of California. Our principal banking subsidiary, Citizens Business Bank, serves the financial needs of successful small to medium-sized businesses and their owners throughout the State of California. We deliver a comprehensive menu of banking and wealth management products and services through an emphasis on personal service and building long-term relationships with business owners and professionals. We are consistently recognized as a top-performing bank, and we were proud to be rated the number one bank in the United States in February 2023, for the fourth time in the past eight years, by Forbes “America’s Best Banks,” which rates the 100 largest publicly traded banks in the United States by asset size, based on a common set of financial metrics developed by Forbes.

Our Five Core Values

We are continuing the work started by our founders in 1974 to build a strong and consistent foundation for our financial services platform. The following are the core values on which our organization conducts our business.

Board Oversight and Structure

The business and affairs of CVB Financial Corp. and Citizens Business Bank are supervised under the direction of our Board of Directors. The Board of Directors has historically separated the roles of President and Chief Executive Officer and Chairman of the Board. We believe this structure, together with our other strong corporate governance practices, provide robust independent oversight of management while ensuring clear strategic alignment throughout the Company.

Hal W. Oswalt was elected by our Board of Directors as the Chairman of the Board, effective May 18, 2022. Mr. Oswalt had previously served as a director of CVB Financial Corp. and Citizens Business Bank since 2014 and as Chair of the Board’s Compensation Committee since May 2021. Mr. George Borba, Jr., who has served as a director of CVB Financial Corp. and Citizens Business Bank since 2012, continues to serve as our Vice-Chairman of the Board.

Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of responsibility or risk. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee exist at CVB Financial Corp. The Balance Sheet Management Committee, Credit Committee, Risk Management Committee and Trust Services Committee exist at Citizens Business Bank. All of our board committees meet on regular schedules and report to the full Board of Directors.

Our Executive Officers

The Company’s executive officers are:

David A. Brager	President and CEO of CVB Financial Corp. and Citizens Business Bank (the “CEO”)

E. Allen Nicholson	Executive Vice President and Chief Financial Officer of CVB Financial Corp. and Citizens Business Bank

Yamynn DeAngelis	Executive Vice President, Chief Risk Officer of Citizens Business Bank

David F. Farnsworth	Executive Vice President, Chief Credit Officer of Citizens Business Bank

David C. Harvey	Executive Vice President, Chief Operating Officer of Citizens Business Bank

Richard H. Wohl	Executive Vice President, General Counsel of CVB Financial Corp. and Citizens Business Bank

Biographical information about each of our executive officers named above and employed by the Company as of December 31, 2022 is contained under Item 1 of our Annual Report on Form 10-K for 2022, a copy of which is being mailed with this proxy statement or, as referenced in the Notice, is available at https://www.investors.cbbank.com/annual-meeting.

Overview of our Financial and Operating Performance in 2022

2022 Net Income	2022 End of Period Assets	2022 End of Period Deposits	2022 End of Period CET1 Capital Ratio

$235.4 million	$16.48 billion	$12.84 billion	13.55%

The year 2022 was marked by a number of events that impacted the U.S. economy and banking industry, including the lingering effects of the world-wide COVID-19 pandemic, a surge in inflation that began in late 2021 and continued throughout 2022, the Russian invasion of Ukraine, sustained increases in interest rates driven by the Federal Reserve Bank’s efforts to tamp down inflation, and negative growth in U.S. GDP for the first and second quarters of 2022 in tandem with rising concern about the likelihood of an impending economic recession due to the spike in interest rates. While the advent of effective COVID vaccinations and treatments resulted in the lifting of overt pandemic-related restrictions on social and business activities, financial institutions and other businesses continued to experience unique challenges in the form of supply chain disruptions and wage inflation. Geopolitical risks also re-emerged as a tangible threat to economic growth and stability in the form of higher energy and food prices. Consumer price increases peaked in June 2022 at an annual rate of 9.1% before beginning to abate at the end of the year. In response, the Federal Reserve Bank raised the federal funds rate seven consecutive times, from near zero at the outset of 2022 to a range of 4.25-4.5% by the end of the year, with additional rate hikes predicted to follow in early 2023. As a result, U.S. GDP experienced negative growth of 1.6% and 0.6%, respectively, during the first two quarters of 2022, before resuming a positive trajectory for the second half of the year, although widespread predictions of an impending economic recession have significantly dampened the economic outlook for 2023. U.S. stock and bond markets experienced one of their worst combined downturns on record during 2022, with the S&P 500 down 19.1% and the Vanguard Total Bond Index sinking 13.7%. The sheer variety and combination of these numerous economic and financial market cross-currents created a challenging environment for banking institutions.

We believe that CVB Financial Corp. and Citizens Business Bank performed well in a number of respects during 2022 across a range of financial and credit metrics. Similar to many banking entities in California and elsewhere in the United States, when comparing our performance in 2022 versus 2021, we achieved improved performance on a number of key financial measures, including annual net earnings, net interest margin, new loan originations, delinquent loans, return on assets and return on equity, while persistent inflation, particularly with respect to wages, rising interest rates and the generally negative economic environment contributed to declining performance in other important dimensions, such as deposit growth and the fair market value of our investment securities portfolio.

For 2022, our net earnings were $235.4 million. This represented an increase of $22.9 million, or 10.8%, from our net earnings of $212.5 million in the prior year. Diluted earnings per share were $1.67 for 2022 compared to $1.56 for 2021. This increase was largely attributable to (i) an expansion of our average net interest margin from 2.97% in 2021 to 3.30% in 2022 and (ii) growth in average earning assets, driven by our merger with Suncrest Bank in early 2022, and our achieving the highest annual level of new loan originations in Citizens Business Bank’s 47-year history. Conversely, while our total investment securities portfolio increased from $5.11 billion at December 31, 2021 to $5.81 billion at December 31, 2022, the available-for-sale portion of these securities included a pre-tax net unrealized loss of $500.1 million for 2022, due to the sustained rise in bond interest rates during the year. On balance, commensurate with the overall increase in the Company’s net income, the Company’s return on average assets (“ROAA”) ratio increased slightly from 1.38% in 2021 to 1.39% in 2022, and the Company’s return on average equity (“ROAE”) and return on average tangible common equity (“ROATCE”) both rose, from 10.30% and 15.93% for 2021, to 11.39% and 18.85%, respectively, for 2022.

On January 7, 2022, we completed our previously announced acquisition of Suncrest Bank, based in Visalia, California, with approximately $1.4 billion in assets. As a result of this acquisition, Citizens Business Bank added five new branch offices, which deepened our coverage in the Central Valley region and expanded our footprint to the Sacramento area in California, following the consolidation of two of Suncrest Bank’s seven offices with existing offices of Citizens Business Bank.

At year-end 2022, the Company reported total assets of $16.48 billion, which represented an increase of $592.8 million, or 3.73%, from total assets of $15.88 billion at December 31, 2021. Interest earning assets increased by $287.5 million, or 1.96%, to $14.97 billion at December 31, 2022, compared with $14.68 billion at December 31, 2021. The increase in interest-earning assets included a $1.19 billion increase in total loans and a $699.6 million increase in investment securities, partially offset by a $1.60 billion decrease in interest-earning balances due from the Federal Reserve.

Citizens Business Bank’s increase in total loans of $1.19 billion during 2022 included $774.5 million of loans acquired from Suncrest Bank. After adjusting for acquired loans and the forgiveness of Paycheck Protection Program (PPP) loans, our core loans at December 31, 2022 grew by $634.3 million, or 8.24%, from December 31, 2021. This core loan growth included $514.4 million in commercial real estate loans, $51.2 million in commercial and industrial loans, $31.9 million in dairy and livestock and agribusiness loans, $25.1 million in single family residential loans, $17.9 million in municipal lease financings, and $9.3 million in construction loans, partially offset by forgiveness of PPP loans in the amount of $217.1 million and a decrease of $17.8 million in other SBA loans.

By contrast, our total deposits decreased by $140 million, or 1.0%, from $12.98 billion at year-end 2021, to $12.84 billion at year-end 2022, primarily due to competition from higher prevailing interest rates available to depositors and draw-downs of deposits by customers as the economy contracted and COVID-related government support programs came to an end. However, our balances of noninterest-bearing deposits, which are a key component of our strategy to maintain a competitive advantage in our cost of funds, increased by $376.8 million, or 4.53%, from $8.70 billion on average for the fourth quarter of 2022, compared to $8.33 billion on average for the fourth quarter of 2021, and our percentage of noninterest-bearing deposits to total deposits remained essentially flat, comprising an average of 63.58% of total deposits for the fourth quarter of 2022 compared to an average of 63.80% for the fourth quarter of 2021.

Due to the significant increases in our net interest income during 2022, our efficiency ratio improved from 41.09% in 2021 to 38.98% in 2022. However, because we absorbed closing costs and other expenses related to our merger with Suncrest Bank, while our overall asset size expanded only modestly, our ratio of noninterest expense to total average assets increased slightly from 1.24% in 2021 to 1.28% in 2022.

During this same period, despite the onset of a more challenging economic environment, the Company’s credit profile remained strong. Nonperforming assets (defined as nonaccrual loans plus other real estate owned) decreased by $2.0 million, from $6.9 million at December 31, 2021 to $4.9 million at December 31, 2022, and our ratio of nonperforming assets to total assets declined from 0.04% to 0.03%. For the year ended December 31, 2022, our allowance for credit losses (ACL) increased by $20.1 million compared to December 31, 2021, due to (i) the acquisition of the Suncrest Bank loan portfolio during 2022 and (ii) adjustments to our economic forecasts, primarily attributable to changes in macroeconomic variables, which in turn drove an increase in our ACL as a percentage of total loans and leases outstanding from 0.82% at December 31, 2021 to 0.94% at December 31, 2022.

Importantly, over the course of 2022, CVB Financial Corp. continued its record of achieving its 183rd consecutive quarter of profitability, and its 133rd consecutive quarter of paying our shareholders cash dividends, while maintaining what we believe to be a notably sound financial structure. In February 2023, CVB Financial Corp. and Citizens Business Bank were proud to be recognized, once again, as the number one-rated bank in the United States by Forbes “America’s Best Banks 2022,” based on the magazine’s performance scorecard, which rates the 100 largest publicly traded banks in the United States in asset size, utilizing financial metrics related to credit quality, growth and profitability, over the applicable reporting period. Forbes has rated CVB Financial Corp. and Citizens Business Bank as the number one, top-rated bank in the country four times in the last eight years.

As of December 31, 2022, the Company’s shareholders’ equity was $1.95 billion and the Company was deemed well capitalized for regulatory purposes, as demonstrated by the following capital ratios: 13.55% (Tier 1 Risk-based Capital Ratio), 13.55% (Common Equity Tier 1 Risk-based Capital Ratio), 14.37% (Total Risk-based Capital Ratio), and 9.53% (Tier 1 Leverage Ratio).

CVB Financial Corp.’s financial and operational success can also be measured on a relative basis by comparing the Company’s performance to that of a group of peer companies. The Company’s peer group was updated in December 2022 in connection with the engagement of Pearl Meyer to assist with the Compensation Committee’s review of our executive officer compensation. This group of peer companies is described below in the section of this proxy statement on “Peer Group Criteria and Composition for 2022.” As measured by six key metrics which we believe are commonly utilized in evaluating banking entities, (ROE, ROA, net interest margin, nonperforming assets excluding restructured loans divided by total assets, efficiency ratio, and noninterest expense divided by average assets), CVB Financial Corp.’s performance for 2022 placed it in the top quartile of our peer group on four of the six measures, all except ROE and net interest margin, and within the third quartile for ROE. For the three-year period from 2020-2022, CVB Financial Corp. attained top (fourth) quartile performance on four of the six measures and third quartile performance on ROE.

CVB Financial Corp. Percentile Rank vs. Peers on Key Performance Indicators

Source: Standard & Poor’s SNL Financial

CVB Financial Corp. achieved annualized shareholder returns for the one-year, three-year and five- year periods ending December 31, 2022 of 24%, 10% and 5%, respectively, which places CVB Financial Corp. in the top quartile for all three measurement periods relative to its peers.

Human Resources and COVID-19 Measures

We employed 1,072 associates as of December 31, 2022. This was a 5.6% increase from December 31, 2021, and was primarily due to the completion of our previously announced acquisition of Suncrest Bank on January 7, 2022, which resulted in the addition of five additional banking centers in the Central Valley region of California and in the Sacramento area.

We have adopted a Code of Personal and Business Conduct and Ethics (“Code”) that seeks to address both business and social relationships that may present legal and ethical concerns and also sets forth expected standards of conduct to guide the members of our Board of Directors, executives (including our principal executive officer, principal financial officer and principal accounting officer) and other associates. Our associates acknowledge annually that they have read and understood their responsibility to conduct business in accordance with the Code and other provisions of our Associate Handbook in order to merit and maintain the confidence and trust of our customers, shareholders and communities.

The Company provides a Citizens Experience Service Award and Recognition Program that resulted in 439 nominations of associates who were recognized for exemplifying our Five Core Values in 2022. In addition, the Company has a long-held tradition of an annual awards program that recognizes outstanding job performance. In 2022, we held our annual awards ceremony at our Company holiday party in December and recognized 38 associates who we believe stood out for their commitments to our high standards of performance. The Company also provides a program to award college scholarships to selected dependents of our associates in amounts up to $2,500 per recipient.

The Company is committed to supporting the physical, mental and financial wellness of our associates and their families. We offer a comprehensive set of health insurance and retirement benefits, as well as wellness programs and resources. In addition, Citizens Business Bank’s medical insurance plans include mental health insurance as an important component of the offered coverage options, and Citizens Business Bank also provides access to an employee assistance program to support our associates who are dealing with difficult family, substance abuse, mental health or financial issues. As of December 2022, 68% of our associates were enrolled in our medical insurance plans and 65% of our associates participated in at least one wellness activity during 2022. The Company makes an annual 401(k) retirement contribution to all eligible associates, which may include a profit sharing component. For 2022, the combined Company 401(k) retirement and profit sharing contribution was 6% of each associate’s eligible salary. In addition, 93% of our associates made individual participant contributions to the Company’s 401(k) plan during 2022.

During 2022, our executive management team, through the Company’s Business Continuity Steering Committee, took numerous actions to promote the health and safety of our associates during the continuing COVID-19 pandemic. These actions included continuing to encourage vaccination and booster shots through a program providing for incentive payments to fully vaccinated associates, a monthly credit against medical insurance premiums otherwise payable under Citizens Business Bank’s health insurance benefit programs, and the implementation of special protocols such as minimum workplace exclusion periods, contact tracing and special workspace sanitation when individual associates reported COVID-19 infections. We also provided greater flexibility for our associates to work remotely where possible.

In addition, throughout 2022, we believe our Board of Directors exercised close oversight regarding management’s strategies and actions to address key risks posed to the Company by the continuing COVID-19 pandemic. These key risks included, among others, (i) enhanced credit risk to our loan and investment portfolios caused by economic dislocations experienced by select bank customers, (ii) as noted above, associate and workplace health and safety issues resulting from Citizens Business Bank’s need to remain open and available to our customers as an essential business, and (iii) additional cybersecurity and information security risks arising from the implementation of remote work capabilities for a significant number of our associates. In this connection, our Board of Directors received various reports on developments related to COVID-19 from our President and CEO, our Chief Operating Officer who chairs the Company’s Business Continuity Steering Committee, our Chief Credit Officer, our Chief Financial Officer, our Director of Human Resources, our Chief Information Officer and our Chief Information Security Officer (“CISO”). Our Board, executive management and associates continued to work together to ensure that Citizens Business Bank would continue to provide a full range of products and services to our customers and communities during the pandemic.

Recruiting, training and development, and retention of key associates is another area that is considered vital to the Company’s strategy and success. The Company promotes leadership and associate development through various programs, including succession planning, a top talent program, and leadership essentials training. At December 31, 2022, we had approximately 137 positions with the Company designated as “leadership” roles. This represents approximately 13% of our total associate population. The average tenure at the Company among our leadership group at the end of 2022 was greater than 10 years. In 2022, turnover among our leadership group was 9% and during the year we promoted four associates and hired 10 new associates into our leadership group.

Citizens Business Bank devotes substantial resources to associate training and development. Associate training begins at Citizens Business Bank with an extensive orientation program for new employees, and subsequent trainings are conducted in a variety of formats, including in-person, by video teleconference, and via on-line webinars. Additional mandatory training covers a wide range of subject matter areas for appropriate personnel, such as risk management, compliance, loan underwriting and credit, sales and customer relationships, business banking and consumer financial products, fair lending, anti-harassment and discrimination, workplace safety, and the proper use of various technology applications and safeguards. In 2022, Citizens Business Bank provided more than 200 live and videoconference training sessions for the equivalent of over 10,000 associate trainings (with many associates attending multiple sessions).

The Company has adopted and implemented a Diversity and Inclusion Program that is designed to invest in the professional development of our associates and values an inclusive and diverse workplace. We strive to reward talent with a strong commitment to equal opportunity. Day-to-day involvement is headed by our Chief Diversity Officer and Associate Engagement Manager and ongoing oversight is provided by the Company’s Diversity and Inclusion Committee, which in turn is guided by our Diversity and Inclusion Policy (the “Policy”). The Policy provides a framework which we use to create and strengthen our diversity policies and practices, including our organizational commitment to diversity, positive workforce and employment practices, sound procurement and business practices, and practices to promote transparency of organizational diversity and inclusion.

The Policy also sets forth the Company’s interests in maintaining and broadening diversity among the Company’s vendors and suppliers, including firms that are majority-owned by females and/or members of underrepresented communities.

The Diversity and Inclusion Committee is chaired by our Human Resources Director and includes our Chief Financial Officer, Chief Operating Officer, Chief Risk Officer (“CRO”) and General Counsel. We monitor progress in enhancing diversity throughout our organization, including the percentage of our total associates who are female and racially or ethnically diverse. Our Human Resources Director provides updates on our progress on our diversity initiatives to the Board of Directors on a regular basis.

The following represents key elements of the Company’s diversity with respect to our leadership group and all associates at December 31, 2022:

Our Board of Directors oversees associate compensation, as well as the Company’s incentive and benefit plans, through the Board’s Compensation Committee. The Company’s Management Compensation Compliance Committee, under the direction of the Board Compensation Committee, identifies, assesses, and manages exposure to and compliance with applicable compensation laws, regulations, and other related issues. In general, the Management Compensation

Compliance Committee is responsible for ensuring that the Company has designed and implemented risk management processes that (1) evaluate the nature of inherent risks in our compensation programs; (2) are consistent with the Company’s strategic plan; and (3) foster a culture of risk-awareness and risk-adjusted decision making throughout the Company. All of our associates are eligible for incentive compensation awards. For 2022, 94% of our associates earned an incentive bonus and 100% of our eligible associates received contributions to their retirement accounts through our 401(k) and profit-sharing plan. Citizens Business Bank pays a minimum hourly wage to associates throughout Citizens Business Bank of $18.00 per hour, which is in excess of the highest minimum wage required to be paid in any of the jurisdictions where our associates perform their work.

Citizens Business Bank is committed to enhancing associate engagement as a cornerstone of our organization’s core values of employing superior people with a strong focus on customer satisfaction. During 2022, we commissioned Gallup, Inc. to conduct a survey of all our associates and managers on a wide range of questions designed to quantitatively and qualitatively assess our employee engagement, because we believe there is a strong link between employees who are engaged in their jobs and the achievement of successful business outcomes. The results of this survey, in turn, create a foundation for important dialogue and collaboration between our associates and managers to foster a culture of employee engagement and further opportunities for professional growth.

Information Security Protocols

We are committed to protecting our customers’ and associates’ personal and financial information, and our Board of Directors and executive management team devote a significant amount of time to monitoring and managing information security and cybersecurity risks, since cybersecurity incidents compromising non-public personal financial information could produce material adverse effects on the Company’s business, including but not limited to, loss of customers, reputational harm, loss of intellectual property, disruption of key business operations, governmental fines/penalties, and litigation/remediation costs.

Under the direction of our CISO, the Company maintains a formal information security management program to address cybersecurity risks. The program leverages industry frameworks and standards with the goal of ensuring appropriate controls are established and regularly assessed for adequacy. Major components of the program include safeguarding customer and associate information, third party vendor oversight, incident response and seeking to ensure business continuity. Our Board Audit Committee receives regular reports and briefings from our CISO on cybersecurity issues, at least once per quarter or more frequently as circumstances may require, on the Company’s risk posture to protect against cybersecurity threats, and on policies that are intended to adequately implement the Company’s information security management program. The CISO and our CRO also periodically keep the Board informed about efforts relating to compliance, examinations, risk assessments, results of audits, penetration and vulnerability testing, security breaches or violations and recommended changes to our information security management program. This periodic reporting includes an annual review of regulatory requirements relating to cybersecurity, the Gramm-Leach Bliley Act, the California Consumer Privacy Act and, starting in 2023, the California Privacy Rights Act.

The Company maintains a cyber-insurance policy covering a range of potential scenarios and contingent risks through Resilience Cyber Insurance Solutions (“Resilience”), and the Company’s cybersecurity program has been externally evaluated within the past year by Resilience as well as the Company’s cyber-insurance broker, Aon Commercial Risk Solutions. The Company provides regular training for all employees on information security issues, and the Company believes that it has not experienced any material, reportable information security breaches within at least the past three years.

Stakeholders and Society

Citizens Business Bank is a highly regulated and socially responsible financial institution. We strive to positively impact all our stakeholders, including our customers, employees, shareholders, vendors and communities.

In addition to our corporate Code of Personal and Business Conduct and Ethics described above, the Company has adopted and implemented policies regarding (1) any actual or potential conflicts of interest involving the Company’s business and lending activities, including our Conflicts of Interest and “Regulation O” policies, (2) prohibitions on any insider trading in the Company’s publicly-listed stock based on material nonpublic information involving the Company, pursuant to our Insider Trading Policy (discussed in greater detail below), and (3) an anti-corruption mandate requiring that all directors, officers and employees of the Company comply with the relevant provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”).

The Company’s Conflicts of Interest Policy requires any potential or actual conflict of interest between the Company’s financial or business interests and those of any director, officer or employee to be fully disclosed and notified to the Board’s Audit Committee for discussion and resolution, pursuant to standards enunciated in the Policy, including the required recusal of any potentially conflicted directors. Similarly, the Company has adopted a “Regulation O” Policy, as required by the Federal Reserve Board, governing any lending or credit relationships between Citizens Business Bank and any director or executive officer of the Company, which requires review and approval of any covered banking transactions pursuant to the specific standards outlined in Regulation O.

The Company has also published an extensive Associate Handbook which, in addition to the policies discussed in the section of this proxy statement on “Human Resources and COVID-19 Measures” above, prohibits any actions or conduct in violation of relevant anti-corruption prohibitions as reflected in the FCPA. This anti-corruption mandate includes strict anti-bribery prohibitions as well as related accounting and record-keeping compliance provisions, and wherever applicable, our Associate Handbook provisions cover our directors as well as our officers and employees. In addition, Citizens Business Bank as an institution does not make any political contributions to any candidate for political office nor to any political action committee supporting a partisan political candidate or organization. All of the foregoing policies and mandates are part of our organization’s broader commitment to conduct our business activities in accordance with the highest ethical standards, pursuant to our corporate Code of Personal and Business Conduct and Ethics, in order to merit and maintain the confidence and trust of our customers, regulators and communities.

The Company is proud of its extensive activities to engage with and to support communities and stakeholders in our geographic footprint, including meeting our responsibilities under the Community Reinvestment Act of 1977 (“CRA”). The CRA, among other things, requires Citizens Business Bank to help meet the credit needs of our local communities, including low and moderate income areas where we conduct our banking business, consistent with safety and soundness considerations. In our most recent CRA examination, our individual ratings in the three primary review areas of lending, investment and community service were “high satisfactory,” “high satisfactory,” and “outstanding,” respectively. Citizens Business Bank maintains a senior level CRA Investment Committee, and employs a designated CRA Officer at the Vice President level, as well as two Community Development Officers and a CRA data specialist. In 2022, Citizens Business Bank made $894,808,815 in CRA-qualifying loans, maintained $214,178,170 in CRA- qualifying investments and donated $1,782,236 in charitable contributions and grants to organizations throughout the State of California, and our valued associates engaged in approximately 1,031 activities where they recorded approximately 3,550 hours of qualifying community service.

Citizens Business Bank has established a comprehensive program intended to comply with the federal Bank Secrecy Act (“BSA”), which was enacted in order to combat illegal money laundering and the financing of terrorism. This program includes, among other things, risk-based customer due diligence and identification requirements, a monitoring regime designed to reasonably assure compliance with the BSA statute and anti-money laundering (“AML”) regulations, and detailed recordkeeping and reporting mandates, including reporting of suspicious transactions. Citizens Business Bank employs a designated BSA/AML officer and staff responsible for coordinating and monitoring our BSA/AML compliance, and our BSA/AML team provides regular training on such compliance for appropriate Citizens Business Bank personnel, including our Board of Directors. In addition, our compliance with BSA/AML requirements is examined each year by our primary federal and state regulators.

We strive to engender customer trust and confidence with respect to our customers’ and our employees’ non-public personal information (“NPPI”), including compliance with the California Consumer Privacy Act and the California Privacy Rights Act. Citizens Business Bank maintains policies and procedures that address information security for our associates, business processes and relevant technology applications. Citizens Business Bank’s Privacy Notice is made available on our website, which outlines our NPPI collection and usage practices, as well as individual privacy rights available to individuals in compliance with applicable federal and state laws. At this time, Citizens Business Bank does not share personal information with any third parties. To help prevent unauthorized access and data leaks, our information security policy, procedures and program seek to ensure that NPPI access is limited to authorized associates only with a business need to obtain the information. Citizens Business Bank conducts annual information security training that is mandatory for all our associates and we conduct routine monitoring to enhance compliance with our privacy policy and procedures. Additionally, we monitor our vendors for their compliance with our established service level agreements and information security practices.

It is the policy of Citizens Business Bank to conduct all our marketing and advertising activities in accordance with applicable laws and regulations. This means, among other things, that we strive to ensure that our advertisements fairly represent our products, services, pricing and other terms of doing business, and that our marketing is not misleading or inaccurate and does not contain misrepresentations. In addition, our marketing policies provide that Citizens Business Bank will not exclude any identifiable group on any prohibited basis, including gender, race, ethnicity, religion or national origin.

The Company has established several mechanisms enabling any person, including our employees, to anonymously report any activities that are believed to involve fraud, illegal conduct or financial reporting irregularities. This includes the maintenance of a “whistle-blower hotline” which automatically forwards any reports received to the Chair of our Board Audit Committee, our Chief Audit Officer, our General Counsel and our Head of Human Resources. The Company’s policies specifically forbid retaliation against any employee or person for making such a report.

Over the past several years, Citizens Business Bank has also taken a variety of meaningful steps to address environmental and sustainability issues. With respect to our ongoing lending activities, among other targeted programs and products, Citizens Business Bank decided in 2022 to offer Commercial Property Assessed Clean Energy (C-PACE) loans for commercial property owners and developers, and we recruited an experienced senior manager to lead this significant initiative. Commercial property owners and developers can utilize C-PACE loans to fund environmental improvements to reduce their properties’ carbon footprint and energy usage. The C-PACE program enables such owners and developers to improve their properties’ infrastructure, by providing support for lender financing to help advance important public purposes, including greenhouse gas emission reductions, lower water usage, wildfire mitigation and seismic safety. These enhancements are typically focused on resiliency features and clean and efficient energy improvements that are installed in and integrated into the properties themselves.

At the corporate level, Citizens Business Bank has adopted a company-wide paper and pulp recycling program, replaced conventional lighting, where cost-effective to do so, with LED lights at both our corporate headquarters and our separate banking operations center (as well as in the associated parking areas for both facilities), and we have installed electric vehicle car chargers at both our corporate headquarters and our banking operations center. We plan to continue to enhance these important environmental endeavors, including evaluating the feasibility of installing solar panels on the roof of our corporate headquarters and banking operations center buildings in order to reduce conventional electricity power usage and costs.

The Company has published a Corporate Social Responsibility Report for 2022-2023 which is posted at www.cbbank.com, and we encourage our shareholders and other interested parties to review this Report. The information contained on our website and the materials available on our website, including our Corporate Social Responsibility Report, are not incorporated by reference into this proxy statement.

Shareholder Engagement

Our Board of Directors and senior executives place a high priority and value on direct engagement with our shareholders and prospective shareholders. Our President and CEO and our Chief Financial Officer, sometimes with the involvement of other executive officers, regularly hold meetings with significant shareholders and/or prospective shareholders at investor conferences or in our corporate headquarter offices, and these senior executives also engage in similar discussions with investors via telephone or videoconference facilities, including conducting quarterly public earnings calls. In 2022, excluding our quarterly earnings calls, our senior executives held approximately 80 individual meetings with current or potential investors or their representatives, including three of our top ten current shareholders. These meetings cover a range of topics involving the Company’s strategies, compensation policies and ongoing business activities. Our President and CEO and our Chief Financial Officer communicate the significant topics and any notable concerns raised by our shareholders to our Board of Directors at our regular Board meetings.

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock by those entities or persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock of CVB Financial Corp., based on information those persons have filed with the SEC on Schedule 13G or Schedule 13D, as applicable. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote or sell the stock, or if you have the right to acquire it within sixty (60) days of the date selected for reference purposes below.

		Common Stock Beneficially Owned

Name	Address	Number of Shares	Percent of Class(1)

BlackRock, Inc. (2)	55 East 52nd Street New York, NY 10055	19,889,643	14.3%

The Vanguard Group (3)	100 Vanguard Boulevard Malvern, PA 19355	15,503,524	11.1%

The Marital Trust Under the George Borba Family Trust (“Borba Family Trust”);The Borba Children’s Holding Trust (“Borba Children’s Trust”); George A. Borba, Jr., individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and Borba Children’s Trust; and Linda B. Gourdikian, individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and the Borba Children’s Trust (collectively, the “Borba Family Group”) (4)	14461 Taft Highway Bakersfield, CA 93311	6,990,106	5.0%

(1)

The “Percent of Class” calculations in the table were made using (x) the number of shares reported as beneficially owned by the shareholder in the applicable Schedule 13G or Schedule 13D filing and (y) the number of shares of our common stock outstanding on the record date of March 27, 2023, which was 139,302,451.

(2)

This information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2023. BlackRock, Inc. has sole voting power over 19,619,965 shares and sole dispositive over all 19,889,643 shares. According to its Schedule 13G/A, BlackRock, Inc. holds the shares in the ordinary course of business and various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by BlackRock, Inc.; and the interest of only one such person in such shares, iShares Core S&P Small-Cap ETF, represents more than 5% of CVB Financial Corp.’s total outstanding shares.

(3)

This information is based on a Schedule 13G/A filed by the Vanguard Group on February 9, 2023. The Vanguard Group has sole voting power over zero shares, shared voting power over 119,473 shares, sole dispositive power over 15,252,045 shares, and shared dispositive power over 251,479 shares. According to its Schedule 13G, the Vanguard Group holds the shares in the ordinary course of business.

(4)

This information is based on a Schedule 13D filed by the Borba Family Group on February 8, 2021, which has not been subsequently amended, and includes the following items: (i) 4,599,439 shares owned by the Borba Family Trust, (ii) 2,277,000 shares owned by the Borba Children’s Trust, (iii) 37,495 shares owned by George A. Borba, Jr., individually (which total includes 288 shares held by Mr. Borba as custodian for minor children), (iv) 28,547 shares owned by Mr. Borba’s sister, Linda B. Gourdikian, individually, and (v) 47,625 shares owned by the Gourdikian Family Trust. Mr. Borba and Ms. Gourdikian have disclaimed beneficial ownership of the shares held by each other, the Borba Family Trust and the Borba Children’s Trust, except to the extent of their respective distributable interests in the Borba Children’s Trust. In addition, in computing the percentage of shares beneficially owned, any shares which Mr. Borba, Ms. Gourdikian, the Borba Family Trust or the Borba Children’s Trust has a right to acquire pursuant to stock options that become exercisable within sixty (60) days after March 27, 2023 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by the Borba Family Group, but are not deemed outstanding for the purpose of computing percentages of shares beneficially owned by the other shareholders in this table. Furthermore, any annual grants of restricted shares awarded to Mr. Borba in his capacity as one of CVB Financial Corp.’s outside directors, even if unvested as of the date of this proxy statement, are deemed outstanding for the purposes of computing both the percentage of common stock beneficially owned by the Borba Family Group and for the purpose of computing total CVB Financial Corp. shares outstanding, because grantees of unvested restricted shares have the right to vote such shares and to receive dividends on such shares prior to vesting, pursuant to CVB Financial Corp.’s 2018 Equity Incentive Plan.

How Much Stock Do CVB Financial Corp.’s Directors and Executive Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of the record date for our annual meeting, which is March 27, 2023, by (i) each of our directors, all eight of whom are also nominees for director, (ii) those persons serving as our named executive officers as of December 31, 2022 and (iii) by all directors and current executive officers as a group.

	Common Stock Beneficially Owned

Name	Number of Shares(1)	Percent of Class(2)
George A. Borba, Jr.(3) Vice-Chairman of the Board of Nominee	6,913,934	5.0%

David A. Brager President and Chief Executive Officer, Director and Nominee	129,515	*

Stephen A. Del Guercio Director and Nominee	37,975	*

Anna Kan Director and Nominee	24,975	*

Jane Olvera Majors(4) Director and Nominee	8,492	*

Raymond V. O’Brien III Director and Nominee	43,975	*

Hal W. Oswalt Chairman of the Board and Nominee	31,975	*

Kimberly Sheehy Director and Nominee	2,961	*

David F. Farnsworth Executive Vice President, Chief Credit Officer	41,863	*

David C. Harvey Executive Vice President, Chief Operating Officer	94,004	*

E. Allen Nicholson(5) Executive Vice President, Chief Financial Officer	88,112	*

Richard H. Wohl Executive Vice President, General Counsel	26,000	*

Current Directors and Executive Officers as a Group(6) (13 persons)	7,558,157	5.4%

(1)

Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)

The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of our record date of March 27, 2023, which was 139,302,451, plus the shares which the respective individual or group has the right to acquire within sixty (60) days after March 27, 2023, by the exercise of stock options or the vesting of restricted stock units. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 27, 2023 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)

Represents 4,599,439 shares held by the Borba Family Trust; 2,277,000 shares held by the Borba Children’s Trust, of which Mr. Borba is co-trustee (with shared voting and dispositive power) and as to which Mr. Borba disclaims beneficial ownership, except to the extent of his distributable interest in the Borba Children’s Trust; and 37,495 shares which Mr. Borba owns outright or which are subject to time vesting restrictions, of which 288 shares are held by Mr. Borba as custodian for minor children.

(4)	Includes 1,200 shares held by Ms. Olvera Majors’ spouse as sole and separate property and as to which Ms. Olvera Majors disclaims beneficial ownership.
(5)	Includes 6,000 shares which Mr. Nicholson may acquire within 60 days after March 27, 2023 by the exercise of stock options.
(6)

The total number of directors and executive officers as a group includes one executive officer of the company who is not a named executive officer. Number of shares includes 6000 shares which members of the group may acquire within 60 days after the record date of March 27, 2023 by the exercise of stock options or vesting of stock units or restricted shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2022, with one exception, all executive officers, directors and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements under the Exchange Act. The single exception known to us related to one transaction of our former director, Rodrigo Guerra, Jr., whose broker inadvertently sold shares of stock of CVB Financial Corp. owned by Mr. Guerra in connection with the transfer of Mr. Guerra’s brokerage account to a different broker. The Form 4 relating to this inadvertent sale was filed seven business days after the required deadline.

Questions and Answer About the Annual Meeting

and Voting

What is the Purpose of this Proxy Statement?

The purpose of this proxy statement is to solicit your vote at our 2023 annual meeting of shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. The record date for those shareholders entitled to vote at the meeting is March 27, 2023. On the record date there were 139,302,451 shares of our common stock outstanding.

How Can I Access the Proxy Materials?

We follow the SEC’s notice and access rule. On or about our mailing date, we mailed our shareholders who are entitled to vote at the meeting a notice about the Internet availability of the proxy materials (the “Notice”). Along with the proxy statement, we also made available by Internet our 2022 Annual Report and our Annual Report on Form 10-K for our fiscal year ended December 31, 2022. Instructions on how to access the proxy materials over the Internet and to request a paper copy of the proxy materials, if desired, may be found in the Notice. We mailed to shareholders who have previously asked to receive paper copies of the proxy materials, a full set of the proxy materials, instead of the Notice. If you hold your CVB Financial Corp. shares in street name, and currently receive paper copies of our proxy materials, please refer to the information provided by your bank, broker or other holder of record for instructions on how to elect to receive only electronic copies of future proxy statements and annual reports.

How Do I Vote by Proxy?

You can vote by proxy whether or not you attend the annual meeting. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. The Board of Directors is soliciting your proxy.

•	To vote, follow the instructions printed on the Notice.

•	If you received a full set of proxy materials:

–	To vote by Internet, go to www.investorvote.com/CVBF and follow the instructions there. You will need the 15-digit number included on your proxy card.

–	To vote by telephone, dial the number listed on your proxy card. You will need the 15-digit number included on your proxy card.

–	To vote using the traditional proxy card, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m., Pacific Daylight Time, on May 16, 2023. Voting by proxy will not affect your right to attend the annual meeting and vote in person if you desire to do so.

How Do I Vote in Person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

How Will My Proxy Be Voted?

If you properly complete your proxy card and we receive it in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If we receive an executed proxy card from you, on which you have not made specific choices with respect to the proposals, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“For” the election of all eight nominees for director;

•	“For” the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	“For” the option of an annual Say-On-Pay vote as the preferred frequency; and

•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2023.

If any other matters are presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in the proxy’s own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one or more nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the Board of Directors and proxy holder the discretionary authority to also cumulate votes.

May I Change My Vote After I Have Voted?

Yes. Even if you have submitted your proxy, or cast your vote by telephone or Internet ballot, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date, or cast a new vote by telephone or Internet. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote is Required for Each Proposal?

The eight nominees for director who receive the most “FOR” votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding our advisory “Say-On-Pay,” Proposal 3 regarding the frequency of Say-on-Pay and Proposal 4 regarding the ratification of the appointment of our independent auditors each requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

With respect to Proposal 3 regarding the frequency of Say-On-Pay, you may vote for either every year, every two years, every three years or abstain. If no frequency receives the required vote set forth in the paragraph above, Proposal 3 will be decided based upon which alternative receives a plurality of the votes cast, but note that this vote is advisory only.

Who Are Shareholders of Record Versus Beneficial Owners?

If you are a shareholder of record, CVB Financial Corp. has sent the Notice directly to you.

If your shares are held in street name, you are considered the “beneficial owner” of the shares. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, should have forwarded the Notice directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions on the proxy card or in the Notice.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the annual meeting with respect to such matter.

How Are Broker Non-Votes and Abstentions Treated?

“Broker non-votes” and abstentions are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 4 (approval of KPMG LLP as independent auditor), but not for Proposal 1 (election of directors), Proposal 2 (Say-On-Pay) or Proposal 3 (Say-On-Pay frequency). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposals 1, 2 or 3. It is therefore important that you provide instructions to your bank, broker, or other holder of record if your shares are held by a bank, broker, or other holder of record, so that your votes with respect to these proposals are counted.

Abstentions and broker non-votes will have no effect on Proposals 2, 3 or 4 unless there are insufficient votes in favor of the proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions and broker non-votes will have the same effect as a vote against such proposals.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing the Notice and any requested paper copies of this proxy statement and the materials used in this solicitation of proxies.

The proxies will be solicited through the mail, and as noted above, shareholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. We have retained the services of Georgeson, Inc. to serve as our proxy solicitor in connection with our annual meeting at an estimated cost of approximately $15,000.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Voting for Director Nominees

Plurality Vote Standard. Director nominees are elected by a plurality of votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

Voting of Proxies. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies that are received will be voted FOR each of the nominees listed below.

Nomination of Director Candidates

We have nominated for election eight (8) directors, all of whom are presently members of our Board of Directors, to serve until our 2024 annual meeting of shareholders and until their successors have been duly elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. Proxy holders will cast their votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. Proxies cannot be voted for a greater number of individuals than the number of nominees named.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our Company’s business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities, exhibit independence, experience and sufficient communication and analytical skills, and meet our Board diversity objectives. On an annual basis, the members of our Board of Directors are required to complete detailed questionnaires which assess, among other things, the specific skill sets and qualifications of our directors, and the responses to these questionnaires are in turn reviewed by our Nominating and Corporate Governance Committee.

Our Board of Directors Recommends a Vote “FOR” All Nominees.

The Nominees

Our directors standing for reelection are:

				Committee Memberships

				CVBF Board Committees			CBB Board Committees

Name, Current Position and Occupation	Age	Director Since	Independent	Audit	Compensation	Nominating & Corporate Governance	Balance Sheet Management	Credit	Risk	Trust Services
Hal W. Oswalt Chairman of the Board President and CEO, Oswalt Consulting	75	2014	YES		Chair	Chair
George A. Borba, Jr. Vice Chairman of the Board Partner, George Borba & Son Dairy, LP; President, Belonave Dairy; President, 5 Mile Ranch LLC	55	2012	YES				Chair
David A. Brager Director President and Chief Executive Officer, CVB Financial Corp.	55	2020	NO
Stephen A. Del Guercio Director Partner, Demetriou, Del Guercio, Springer & Francis, LLP	61	2012	YES						Chair
Anna Kan Director CEO, Mustard Seed Enterprises	49	2016	YES							Chair
Jane Olvera Majors Director Founder and President, JP Marketing	54	2021	YES
Raymond V. O’Brien III Director CEO, Cal Plate, Inc.	66	2012	YES					Chair
Kimberly Sheehy Director Retired Financial Executive	58	2022	YES	Chair

Seven of our nominees were elected at our 2022 annual meeting of shareholders, and one nominee (Kimberly Sheehy) was appointed effective June 15, 2022. Ms. Sheehy was identified as a candidate for our Board of Directors by the executive recruiting firm of Chrisman & Company (see the section of this proxy statement below on “Nominating and Corporate Governance Committee”).

Director since: 2012 Age: 55 CVBF Committees: Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management (Chair) Credit Risk Management Trust Services

George A. Borba, Jr.

Experience

George A. Borba, Jr. is Vice-Chairman of the Board and has served on our Board since 2012. Mr. Borba, a dairy farmer, became partner in George Borba and Son Dairy in 1990. He is currently President of Belonave Dairy and 5 Mile Ranch LLC, in Bakersfield, California, which together represent one of the larger dairy operations in the State of California. Mr. Borba earned a B.S. in Agricultural Business Management from the California Polytechnic University in San Luis Obispo. He has served on various boards in San Bernardino and Kern Counties and is active in the Bakersfield community. Currently, Mr. Borba serves as a board member of The Open Door Network serving homeless and at-risk families.

Qualifications

Mr. Borba brings to our Board a deep understanding of the dairy and agricultural industries, which are important components of Citizens Business Bank’s loan portfolio, as well as strong connections with the business community in the Central Valley of California, which is a vital region for Citizens Business Bank’s current and potential future growth.

Director since: 2020 Age: 55 CVBF Committees: None CBB Committees: Balance Sheet Management Credit Risk Management Trust Services

David A. Brager

Experience

David A. Brager is the President and Chief Executive Officer and a director of CVB Financial Corp. and Citizens Business Bank, having been appointed to these positions in March 2020. From 2010 to 2020, Mr. Brager served as Executive Vice President of Citizens Business Bank’s Sales Division which includes oversight of all business financial centers, customer lending and deposit relationships, marketing, treasury management, international services, government services and bankcard products. Mr. Brager previously served as the Senior Vice President and Regional Manager of Citizens Business Bank’s Central Valley Region, after serving as Manager of the Bank’s Fresno Business Financial Center. Mr. Brager received his B.S. from California State University, Fresno, and graduated from the Pacific Coast Banking School, which is in partnership with the University of Washington Graduate School of Business. He presently also serves as a member of the board of directors of the Pacific Bankers Management Institute, and as a member of the Governance Council of the College and Career Preparatory Academy under the Orange County Office of Education.

Qualifications

Mr. Brager’s qualifications to sit on the Board include his extensive banking, sales, operational and executive leadership experience.

Director since: 2012 Age: 61 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management (Chair) Trust Services

Stephen A. Del Guercio

Experience

Stephen A. Del Guercio has served on our Board since 2012. Mr. Del Guercio is a partner with the law firm Demetriou, Del Guercio, Springer & Francis, LLP. He was admitted to the California Bar in 1986. His practice areas include real estate and corporate transactional law, serving mid-sized businesses and high net worth individuals. He received his B.A. from the University of Southern California, graduating magna cum laude in 1983, and he received his J.D. from the University of Southern California Law School, graduating Order of the Coif in 1986. Mr. Del Guercio served on the City Council of the City of La Canada Flintridge from 2001 to 2013, including three one-year terms as Mayor. He is also involved with various community and charitable organizations in the greater Pasadena and Los Angeles areas.

Qualifications

Mr. Del Guercio’s qualifications to sit on the Board include his legal and financial experience and his extensive relationships in the business community in the San Gabriel Valley, which is another key region for Citizens Business Bank.

Director since: 2016 Age: 49 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services (Chair)

Anna Kan

Experience

Anna Kan was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2016. Ms. Kan is the CEO of Mustard Seed Enterprises. From 2015 to 2021, Ms. Kan served as Chair of the Board of California Manufacturing Technology Consulting (CMTC), the largest Manufacturing Extension Center in the U.S., which in partnership with the U.S. Department of Commerce, is dedicated to serving and promoting U.S. manufacturing. Previously, Ms. Kan served as the President and CEO of privately held Formosa Meat Company (dba Golden Island Jerky) from 1997 to 2013. Under her leadership, the company achieved seventeen consecutive years of growth. In 2013, Ms. Kan negotiated a successful sale of the company to Hillshire Brands. Ms. Kan earned her B.A. degree in communication studies from the University of Iowa and received her Executive Masters of Business Administration from the Kellogg School of Management, Northwestern University.

Qualifications

Ms. Kan’s qualifications to sit on our Board include her organizational and strategic planning expertise in innovation and growth and her knowledge of commercial and industrial lending, family businesses and customer relationship management.

Director since: 2021 Age: 54 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services

Jane Olvera Majors

Experience

Jane Olvera Majors was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2021. Ms. Majors has specialized in the fields of marketing and communications for over three decades and is the Founder and President of JP Marketing, which is based in Fresno, California and provides clients with competitive insights and tactical communication plans and implementation, particularly for challenged or vulnerable populations. She is also a founding partner of Windsong Productions, a video production company, TMD Innovations, a start-up incubator, and Cultivate Create, a produce marketing agency. Ms. Majors has a B.A. in Speech Communication and a pending thesis for a M.A. in Organizational Communication from California State University, Fresno. Her numerous professional awards include “Silver Award for Industry Contributions” by the Advertising Federation and “Torch Award for Ethics” by The Better Business Bureau. Ms. Majors is a member of the Public Relations Society of America and the Fresno State Bulldogs Alumni Association, and is former Chair of the Institute for Family Business.

Qualifications

Ms. Major’s qualifications to sit on our Board include her extensive experience in providing direction, brand guidance, sales advice and diversity, equity and inclusion-sensitive marketing strategies to a wide variety of organizations to help accelerate their growth and expansion, as well as her strong connections with the business community in the Central Valley of California, which is a key region for Citizens Business Bank.

Director since: 2012 Age: 66 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Credit (Chair) Risk Management Trust Services

Raymond V. O’Brien III

Experience

Raymond V. O’Brien III was appointed a director in 2012, and served as our Chairman of the Board from 2014 until May 18, 2022. Mr. O’Brien has an extensive background in both manufacturing and banking. Mr. O’Brien began his professional career in banking in 1979 with Chase Manhattan Bank and moved to 1st Business Bank in 1983. In 1988, he left the banking profession and became CEO and owner of I.L. Walker, a Los Angeles-based manufacturing company. Over the next two-plus decades, Mr. O’Brien owned and led several manufacturing companies. He is currently the Chief Executive Officer and owner of Cal Plate, Inc., based in Artesia, California. Mr. O’Brien was a founding director of American Business Bank in 1997 and served as a director at that institution until 2012. Mr. O’Brien earned his B.B.A. in Finance from the University of Notre Dame in 1979. Mr. O’Brien is an active “49er” member of the Young Presidents’ Organization.

Qualifications

Mr. O’Brien’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of a number of business entities, as well as his direct experience as a banker and bank director.

Director since: 2014 Age: 75 CVBF Committees: Audit Compensation (Chair) Nominating & Corporate Governance (Chair) CBB Committees: Balance Sheet Management Credit Risk Management Trust Services

Hal W. Oswalt

Experience

Hal W. Oswalt has served as Chairman of the Board since May 18, 2022, and was originally appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2014. Mr. Oswalt spent 16 years as a commercial banker in Oklahoma, where he served in the positions of President, CEO and director of several community banks in Oklahoma City and Tulsa. He has extensive experience working in the financial consulting industry where his roles have included serving as Managing Director of Global Consulting for an international IT software and outsourcing provider, as Managing Director of Sheshunoff Consulting Services, President of Brintech, Inc., President of SC+S Risk Management Services and President of Oswalt Consulting. Mr. Oswalt has managed consulting projects throughout the United States, Europe, Asia and Australia. Mr. Oswalt earned a B.S. in Business and a M.B.A. from Oklahoma State University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking.

Qualifications

Mr. Oswalt’s qualifications to sit on our Board include his extensive background in both commercial banking and financial consulting, and his expertise in financial planning, strategic planning, cost management and organizational change management.

Director since: 2022 Age: 58 CVBF Committees: Audit (Chair) Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services

Kimberly Sheehy

Experience

Kimberly Sheehy was appointed as a director of CVB Financial Corp. and Citizens Business Bank on June 15, 2022. Ms. Sheehy is a seasoned financial executive with more than 30 years of experience across the telecommunications, technology, SaaS, data center, software development and REIT industries. Throughout her career as an executive, she held senior leadership positions, including the position of CFO at StackPath from 2015 to 2017, and the position of CFO at CyrusOne from 2012 to 2015, and she worked for 16 years with integrated communications provider Cincinnati Bell, where she rose to the position of Vice President of Finance, Investor Relations and Treasurer from 2007 to 2012. She began her career as a Senior Staff Auditor and Tax Manager with Ernst & Young. Ms. Sheehy currently serves as an independent board member and chair of the respective board audit committees at Evolv Technologies (Nasdaq: EVLV) and Shift Technologies (Nasdaq: SFT), and she served on the board of Switch Inc. (NYSE: SWCH) from 2017-2022. She holds a B.S. in Accounting from the University of Cincinnati and is a Certified Public Accountant. In 2013, she was named CFO of the Year by the Dallas Business Journal.

Qualifications

Ms. Sheehy’s qualifications to sit on our Board include her extensive experience and expertise in finance, accounting and tax matters, as well as her work as a director of two leading technology companies.

Corporate Governance Principles and Guidelines

Our Board of Directors is committed to good business practices, transparency in financial reporting and strong corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•  At least a majority of independent directors;

•  Non-executive, independent chair of the Board of Directors;

•  Audit, compensation and nominating and corporate governance committees consisting solely of independent directors;

•  Director selection process that includes compliance with all Nasdaq and State of California diversity requirements;

•  Director stock ownership guidelines;

•  Periodic executive sessions of non-management directors and Audit Committee directors;

•  An annual self-evaluation and assessment process for the Board of Directors and its committees;

•  Ethical conduct of directors;

•  Prohibitions on unlawful insider trading and restrictions on pledging or hedging Company stock;

•  Special procedures and limits on related party transactions;

•  Director access to officers and associates;

•  Director access to independent advisors;

•  Periodic review of management’s compensation and succession plans; and

•  Methodology for reporting concerns to non-employee directors and/or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “Investors,” “Corporate Overview” and then “Governance Documents.”

Board Risk Oversight Our Board of Directors is charged with providing oversight of the Company’s risk management policies and processes.
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The Audit Committee

In accordance with the rules and regulations of Nasdaq, the Audit Committee is primarily responsible for overseeing our financial and internal controls, external and internal audit functions at CVB Financial Corp., and our information security management program under the Company’s Chief Information Security Officer (“CISO”).

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The Risk Management Committee

The Risk Management Committee of Citizens Business Bank oversees the Bank’s Risk Management Division under our Chief Risk Officer (“CRO”). The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance, enterprise and governance risk. The purpose of this periodic monitoring is to seek to ensure that Citizens Business Bank’s associates and business practices are adhering to established policies and procedures and regulatory and corporate governance requirements. The CRO notifies the appropriate department head, the Management Compliance Committee, the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp. of any significant violations noted.

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Our Board Committees and Management

Our Board committees meet periodically with various members of management and receive comprehensive reports on risk management, including management’s assessment of risk exposures (such as risks related to liquidity, market and interest rate sensitivity, credit, cybersecurity, fraud, bank operations, trust operations, litigation and regulatory compliance, among others), and the policies and processes in place to monitor and control such risk exposures. From time to time, the Board committees also receive updates between meetings from members of management relating to risk oversight and corporate governance matters. The Risk Management Committee of Citizens Business Bank is presented with a report on enterprise risk management by management on at least a quarterly basis, and this report is shared and discussed with the full Board of Directors.

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In addition to the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their respective areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs, including our Executive Incentive Plan and the associated individual or group performance compensation plans.

For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s executive officer compensation plans and associate incentive plans and the risks associated with these plans, see the section of this proxy statement on “Compensation Governance and Risk Management.”

Board Nominations of Director Candidates

Pursuant to Article III, Section 3.3(a) of our Bylaws, the authorized number of directors of the Company has been established as not less than seven (7) or more than thirteen (13), with the exact number within those limits to be set by the Board of Directors by resolution. As of the date of this proxy statement, the number of directors has been set at eight (8) persons.

Our Board of Directors has established a Nominating and Corporate Governance Committee. This Committee assists the Board of Directors in director selection, as well as in review and consideration of developments in corporate governance practices. The Committee also makes recommendation to the Board of Directors regarding our director nominees for each Board of Directors committee, and reviews any director candidates submitted by shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholder(s) utilizing the same criteria as candidates identified by the Committee itself (see “Shareholder Nominations of Director Candidates and Other Proposals” below).

The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of our Board of Directors.

The Nominating and Corporate Governance Committee has the authority to utilize, and from time to time engages, third party advisors, as appropriate, to assist it in fulfilling its Board of Directors selection function and in enhancing our corporate governance standards. Services provided by third party advisors generally include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. In 2022, the Committee utilized the executive recruiting firm of Chrisman & Company to help identify candidates to replace one of our retiring directors as Chair of our Board Audit Committee. In 2021, the Committee retained Michele Lando of Skillset Communications as a consultant to assist the Board with respect to performing a directors’ strengths and skills assessment and improving our Board effectiveness (see “Annual Board and Committee Self-Evaluation Process” below), and in 2019, the Committee utilized Pearl Meyer to assist in developing an enhanced Board stock ownership policy (see “Director Stock Ownership Guidelines” below).

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including tenure, experience, skillset and diversity considerations. In identifying and evaluating nominees for the Company’s directors, the goals of the Nominating and Corporate Governance Committee include maintaining a strong, experienced and diverse Board of Directors by regularly assessing each director’s business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock pursuant to our director stock ownership policy for our continuing directors) and time available for service.

The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skills diversity), gender, membership in an underrepresented community and demographics in the selection of nominees. Other important factors the Nominating and Corporate Governance Committee will consider in the selection of nominees include contacts in and knowledge of CVB Financial Corp.’s core industry (banking) and other industries relevant to CVB Financial Corp.’s business, and ability to work together with other members of the Board of Directors. Members of CVB Financial Corp.’s Board also serve on the Board of Directors of Citizens Business Bank. At present, the Company does not have a mandatory director retirement policy.

Shareholder Nominations of Director Candidates and Other Proposals

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder proposals and nominations for candidates for membership on our Board of Directors pursuant to the Company’s Bylaws. In evaluating director nominees by shareholders, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Nominations of Director Candidates” above that it uses for nominees who come to its attention from current members of the Board of Directors or third party advisors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Shareholders should include in such recommendation the following items: (1) the name and address of each proposed director nominee, (2) the principal occupation of each proposed nominee, (3) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder, (4) the name and residence address of the notifying shareholder, and (5) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVBF Financial Corp. Board of Directors and will serve as a member of the Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors. This Charter is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.”

Our Bylaws permit shareholders to make proposals or to nominate directors for consideration prior to an annual meeting. Pursuant to Section 2.11 of the Company’s Bylaws, nominations by shareholders of persons for election to our Board of Directors or other proposals must be delivered to the Company’s Corporate Secretary, at the address specified above, no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the Company’s annual meeting for the preceding year.

If the notice relates to any business (other than the nomination of persons for election as directors) that the shareholder proposes to bring properly before a meeting of shareholders, our Bylaws require that the following items be included: (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

If the notice relates to nomination of a director, in order to be deemed to be in proper form under Section 2.11 of our Bylaws, any such nomination must include, as to each nominee, among other things, (1) all information relating to such persons that is required to be disclosed in connection with solicitations of proxies for the election of directors in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including information required in response to a director’s questionnaire in a form to be provided by the Company to the nominating shareholder, (2) the nominee’s written consent to being named in the proxy statement and to serving as a director if elected, (3) the number of shares of capital stock in any depositary institution or bank holding company (including the Company) owned by the nominee, and any hedging or similar transactions entered into by the nominee in order to increase or decrease the risks or voting power of such stockholdings, (4) whether the nominee would qualify as an “independent director” or “audit committee financial expert” under applicable law or Nasdaq regulations, (5) certain additional background information concerning the nominee, including any criminal convictions or bankruptcy petitions, and (6) any arrangements or understandings between the nominating shareholder and nominee relating to the nomination.

In addition, pursuant to these same provisions of our Bylaws, the nominating shareholder must provide information concerning (1) the name and address of such shareholder, (2) the number of shares of the Company’s capital stock owned by such shareholder and any derivative position in the Company’s stock held by or on behalf of such shareholder, (3) any other shareholders or beneficial owners known by such shareholder to support the nomination being proposed, and (4) whether such shareholder is prepared to deliver a proxy statement or solicitation in support of the nomination.

Director Tenure, Age and Diversity

The distributions of our eight directors, as of the date of this proxy statement, by tenure, age and diversity are set forth in the three pie charts below.

On August 6, 2021, the Securities and Exchange Commission (“SEC”) approved new listing rules that had previously been approved by Nasdaq for Nasdaq-listed companies related to board diversity. Rule 5605(f) (Diverse Board Representation) requires Nasdaq-listed companies, subject to certain exceptions, (1) to have at least one director who self-identifies as a female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the reporting company does not have at least two directors on its board who self-identify in the categories listed above. In addition, Rule 5606 (Board Diversity Disclosure) requires each Nasdaq-listed company, again subject to certain exceptions, to provide statistical information about such company’s Board of Directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. Our Board Diversity Matrix is set forth below.

Compliance with Rule 5605(f) is subject to phase-in periods of two years to have at least one diverse board member and four years to have at least two diverse board members.

In addition, the State of California has enacted two statutes on the subject of board diversity (SB 826 and AB 979) that purport to apply to all publicly held companies whose principal executive offices are located in California and which are currently the subject of ongoing litigation challenging their state constitutionality. The Company believes that, as of the date of this proxy statement, it is in compliance with the diversity requirements imposed by the new Nasdaq listing rules as well as the two State of California statutes noted above, because the Company presently has three female directors and two of these three directors also identify as members of underrepresented communities (Black, African American, Hispanic, Latino, Pacific Islander, Native American, Native Hawaiian or Alaska native, gay, lesbian, bisexual or transgender).

Board Diversity Matrix (as of the Record Date)

Board Size:

Total Number of Directors	8

Part I: Gender Identity	Male	Female	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	5	3	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	0	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	5	1	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Undisclosed	0

Director Independence

With the exception of our President and CEO, Mr. Brager, who is the only management member serving on our Board, each of our directors is “independent” within the meaning of the rules and regulations promulgated by Nasdaq, and has been determined to be “independent” by our Nominating and Corporate Governance Committee, with respect to his or her Board service and the committees on which each such director respectively serves. In making such determinations, our Nominating and Corporate Governance Committee evaluates banking, commercial service, familial or other connections and transactions involving each director or immediate family member and his or her related interests, and the Company, if any.

Executive Sessions

Executive sessions of our independent directors are held at least four times a year. The person who presides at these meetings is typically our Chairman of the Board who is also an independent director.

Director Stock Ownership Guidelines

Director Stock Ownership Guidelines

3X Annual Retainer

Our directors are expected to evidence their commitment to CVB Financial Corp. through, among other things, ownership of a meaningful amount of our common stock. In 2019, our Compensation Committee revised its guidelines for stockholdings by our non-employee directors to increase the target ownership level of CVB Financial Corp. common stock, from a dollar value of $100,000 to an amount equal to three times (3x) the annual base retainer provided to our non-employee directors. Because the amount of the annual base retainer for 2022 was $70,000 (see the section of this proxy statement on “Director Compensation”), this means the target stock ownership level for our non-employee directors was $210,000 for our 2022 fiscal year. However, under these same guidelines, new directors are provided with a reasonable period to enable them to accumulate the target amount of stock, including through the annual stock grants that are provided to our directors as part of their compensation for serving on our Board. We believe that all our current directors are in compliance with our new stock ownership policy, except for our two newest directors, Ms. Jane Olvera Majors, who joined our Board on February 10, 2021, and Ms. Kimberly Sheehy, who joined our Board on June 15, 2022. Please see the earlier Table in this proxy statement on “How Much Stock Do CVB Financial Corp.’s Directors and Executive Officers Own?”

Policy on Insider Trading, Pledging and Hedging of Company Equity Securities by Directors, Officers and Employees

The Company has adopted an “Insider Trading Policy” governing transactions in CVB Financial Corp. equity securities by officers, directors, associates and consultants of the Company. In addition to the Policy’s general prohibitions on insider trading in violation of applicable federal law, this Policy contains a more specific set of restrictions which apply to any of our directors, NEOs and certain other officers whom the Company has designated as restricted persons due to their positions with the Company or their access to material non-public information regarding the Company (collectively, “Restricted Persons”). Under this Policy, our Restricted Persons are prohibited from engaging in specified types of transactions involving the Company’s equity securities, including any trading in violation of the federal short-swing profit rules (i.e., purchases and sales within a six-month period), short-selling or buying or selling options (including the trading of puts, calls or other market derivatives). Other forms of hedging or monetization transactions, such as equity swaps, zero-cost collars and forward sale contracts, which would allow the Restricted Person to continue to own the affected CVB Financial Corp. equity security, but without the full risks and rewards of outright ownership, are discouraged under the Policy, because such Restricted Person may no longer have the same incentives as the Company’s other shareholders, and accordingly, any Restricted Person wishing to enter into such a transaction is required to provide a detailed justification and to pre-clear the transaction with our General Counsel. Likewise, the pledge or placement in a margin account of any equity securities of the Company owned by a Restricted Person is discouraged and requires written justification and pre-clearance with our General Counsel. Pre-planned stock trading programs that otherwise satisfy the requirements of Securities and Exchange Commission Rule 10b5-1, including the recent amendments to Rule 10b5-1 adopted by the SEC in December 2022, and the terms of our Policy, are generally permitted. As of the date of this proxy statement, there are no known Rule 10b5-1 plans in effect for any of the Company’s directors or Section 16 officers. In addition, there are no known outstanding hedged or pledged positions by any Restricted Persons involving equity securities of CVB Financial Corp., and no Rule 10b5-1 plans or hedging or pledging transactions involving CVB Financial Corp. stock by any Restricted Persons have been approved within the prior fiscal year or the current year.

Director Attendance at Board Meetings and Annual Shareholders Meeting

During the 2022 calendar year, CVB Financial Corp.’s Board of Directors held 12 regular monthly meetings and the Board of Directors of Citizens Business Bank held 12 regular meetings.

All of the eleven persons who served as director of CVB Financial Corp. and Citizens Business Bank at various times during 2022, and all eight directors of CVB Financial Corp. who are nominated for election at the 2023 annual meeting of shareholders, attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings during 2022 which they were eligible to attend and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which they served during 2022 and which they were eligible to attend.

The Board of Directors encourages all of its members to attend the Company’s annual meeting of shareholders. All of our directors who were directors at the time either attended our 2022 annual meeting of shareholders in person or listened in via our conference call facility.

Committees of the Board of Directors

The Board of Directors of CVB Financial Corp. accomplishes much of its work through committees, which undertake work delegated by the Board, make recommendations to the Board for discussion and action, and enhance Board focus and productivity. As set forth previously, the Board of Directors of CVB Financial Corp. has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors of Citizens Business Bank has four standing committees: a Balance Sheet Management Committee; a Credit Committee, a Risk Management Committee and a Trust Services Committee.

Audit Committee

The Audit Committee of the Board of Directors is composed of Kimberly Sheehy (Chair), Stephen A. Del Guercio, Anna Kan, Jane Olvera Majors, Raymond V. O’Brien III, and Hal W. Oswalt. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of Nasdaq.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and the Company’s systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; (iv) the performance of our internal audit function and independent auditors; and (v) our information security program. The Board of Directors has determined that Ms. Sheehy is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and an “independent” director within the meaning of the rules of Nasdaq.

The Audit Committee has the sole authority to appoint or replace the Company’s independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the Company’s independent auditors. Our internal audit function, headed by our Chief Audit Executive, our independent auditors and our CISO report directly to the Audit Committee.

Among other things, the Audit Committee prepares the audit committee report for inclusion in our annual proxy statement; reviews and discusses with management and the independent auditors our independent certified audits; reviews and discusses with management and the independent auditors our quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services performed by our independent auditors; oversees our information security program; reviews any significant findings by our bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handles any complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submissions to it by our associates of concerns or questions relating to accounting or auditing matters.

The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. During 2022, the Audit Committee held 12 regular monthly meetings, plus four quarterly meetings for the purpose of reviewing and approving our SEC filings and appointing our independent auditing firm.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Hal W. Oswalt (Chair), George A. Borba, Jr., Stephen A. Del Guercio, Anna Kan, Jane Olvera Majors, Raymond V. O’Brien III and Kimberly Sheehy. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the rules and regulations of Nasdaq.

As set forth above, the Nominating and Corporate Governance Committee:

•	Assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

•	Recommends to the Board of Directors the director nominees for our next annual meeting;

•	Recommends to the Board of Directors the director nominees for each Board committee;

•	Develops and recommends a set of corporate governance principles applicable to CVB Financial Corp. and Citizens Business Bank; and

•	Conducts our annual Board, committee and director self-evaluations and self-assessments.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any outside search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern regarding corporate governance; and reviewing and reassessing the adequacy of its Charter and its own performance on an annual basis.

The procedures for nominating directors and for making proposals at our annual meeting, other than by the Board of Directors itself, are set forth in CVB Financial Corp.’s Bylaws and discussed above under the respective headings “Board Nominations of Director Candidates” and “Shareholder Nominations of Director Candidates and Other Proposals.” The Charter of the Nominating and Corporate Governance is available on our website at www.cbbank.com by clicking on the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Nominating and Corporate Governance Committee held four meetings during 2022.

During 2022, our Nominating and Corporate Governance Committee retained the Los Angeles-based executive search firm of Chrisman & Company to assist the Committee in identifying a new director to serve as Chair of our Audit Committee, following the retirement from our Board of our previous Audit Committee Chair immediately prior to our 2022 annual meeting. Chrisman & Company identified a number of strong candidates, including our newest director, Kimberly Sheehy, who became a director of the Company and Chair of our Audit Committee on June 15, 2022.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation, bonus and equity-based plans. This Committee is composed of Hal W. Oswalt (Chair), George A. Borba, Jr., Stephen A. Del Guercio, Anna Kan, Jane Olvera Majors, Raymond V. O’Brien III and Kimberly Sheehy. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of Nasdaq. During 2022, the Compensation Committee held 10 regular meetings. The Compensation Committee has a charter which can be found on CVB Financial Corp.’s website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.”

The Compensation Committee has the responsibility, among other things, of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of all executive officers of CVB Financial Corp. and Citizens Business Bank. During 2022, this responsibility included (i) working with the Company’s outside compensation consultants at Pearl Meyer to review and make appropriate adjustments to the Company’s peer group of comparable financial institutions for compensation purposes, (ii) working with Pearl Meyer to benchmark and make appropriate adjustments to the compensation parameters applicable to our named executive officers and certain other members of our senior leadership team, (iii) overseeing the formulation and implementation of the Company’s performance incentive and bonus plans for our senior officers, (iv) negotiating and completing a new employment agreement with our President and CEO, Mr. Brager (see the section of this proxy statement below on “Compensation Arrangements with our President and CEO”), and (v) conducting the annual performance evaluation of our President and CEO.

The Compensation Committee may delegate its authority to others within the organization in certain instances as it deems necessary. Our President and CEO, Chief Financial Officer and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

Compensation Committee Interlocks and Insider Participation

None of the directors serving as members of the Compensation Committee during 2022 has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served on either our Board or our Compensation Committee. We do not believe that any current member of our Compensation Committee has a relationship with the Company that would compromise such member’s ability to be independent of management.

Certain Relationships and Related Person Transactions

Some of the directors and executive officers of CVB Financial Corp. and/or their associates were customers of, and had loans, deposits and commitments with, Citizens Business Bank in the ordinary course of its business during 2022, and we expect such transactions will continue in the future. All of these loans, deposits and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness who were not related to the Company in accordance with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Party Transaction Policy which prescribes policies and procedures for approving a “Related Party Transaction.” The term “Related Party Transaction” is defined as a transaction or arrangement (or, any series of similar transactions or arrangements) in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. “Related Party” is defined as:

•

Any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	Any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•

Any immediate family member of any of the foregoing persons, who might control or influence such person, or be controlled or influenced by such person, which would normally include any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or

•

Any firm, corporation or other entity in which any of the forgoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to the Company’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Party Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Party Transactions. In evaluating Related Party Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:

•	The benefits to CVB Financial Corp.;

•

The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties or to our associates generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family members or affiliated entities is the Related Party. The Audit Committee or the Chair may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s President and Chief Executive Officer or Chief Financial Officer becomes aware of a Related Party Transaction that has not been previously approved or previously ratified under the Policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, the Committee or Chair will consider all the relevant facts and circumstances, including those items listed above, and, based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Party Transaction, and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these controls and procedures are recommended.

Annual Board and Committee Self-Evaluation Process

On an annual basis, our Board of Directors undertakes to perform a self-evaluation review in order to evaluate the performance and efficient functioning of the Board and its respective committees, and to consider how to improve and optimize our Board and committee composition and structure, including board refreshment, expertise and skill sets, independence and diversity. This self-evaluation process is conducted under the auspices of our Nominating and Corporate Governance Committee.

This review process typically commences with the completion of a detailed self-assessment questionnaire that asks each director to assess whether the Board as a whole, and each holding company committee on which such director serves, demonstrates the appropriate level of effectiveness and understanding regarding its priorities and oversight role, with a view towards ensuring the Company is fulfilling its overall corporate mission and its primary business and risk management objectives. At the same time, the directors are asked to provide written comments in order to elaborate and provide context for their responses.

The topics encompassed by the self-assessment questionnaire, and the Board’s subsequent deliberations, are both general and specific. At the general level, the questionnaire and review process generally includes questions regarding the independence, structure and functioning of the Board and its committees, as well as regarding whether the Board’s membership reflects the appropriate mix of diversity, talents and expertise relative to the Company’s current business and risk management objectives. At the specific level, we believe the questionnaire and review process helps the Board evaluate if it and its committees are adequately fulfilling their specific, required or recommended functions, including corporate governance best practices, setting the appropriate “tone at the top,” overseeing corporate strategy and financial goals, understanding the Company’s risk profile and risk management, monitoring the CEO’s and management’s performance, determining the proper levels of executive compensation and incentive structures, etc.

Each individual director’s responses to the questionnaire are compiled in a manner designed to preserve the respondent’s anonymity, the collective results are shared and reviewed with the Board as a whole, and the Board then determines whether any changes should be discussed and implemented. In recent years, this process has resulted in a number of modifications to director recruitment, committee membership configurations, the information to be included in the Board and committee information packages, the optimal timing of committee meetings and the Board’s agenda-setting procedures.

Director Compensation

Our Board of Directors holds monthly meetings of the full Board, and also meets in various committees on a monthly or quarterly basis, depending upon the committee concerned. Our Chairman and Vice Chairman meet separately on occasion with our Chief Executive Officer, forming the Executive Committee of the Board of Directors.

CVB Financial Corp. uses a combination of cash and stock-based compensation to attract and retain qualified individuals to serve as directors. The most recent review by our Compensation Committee of compensation for our Board of Directors was conducted in September 2019, when the Committee engaged our outside compensation consultant, Pearl Meyer, to perform a study of the key elements of compensation for our Board of Directors relative to our then-current peer group of financial institutions. Based on this review, compensation of our non-employee directors was adjusted to (i) increase the annual cash compensation to be paid to our non-employee directors (other than our Chairman and Vice Chairman of the Board), (ii) increase the annual compensation to be paid to two of our Board Committee Chairs, (iii) change the formula for the amount of annual restricted stock grants to be made to our non-employee directors, and (iv) increase the minimum amount of stock ownership in CVB Financial Corp. to be expected of a non-employee director.

Only non-employee directors are entitled to receive monthly cash compensation for serving on our Board of Directors. Each director who is not the Chair of the Audit Committee, Chair of the Risk Management Committee, Vice Chairman of the Board or Chairman of the Board received a cash payment of $5,833 per month, for an annualized cash total of $70,000, for our 2022 fiscal year. In addition, the Chair of our Audit Committee is paid an additional stipend of $20,000 per annum in monthly installments, and the Chair of our Risk Management Committee is paid an additional stipend of $10,000 per annum in monthly installments, in recognition of the heightened responsibilities demanded by those two committee chair positions on our Board. For similar reasons, our Vice Chairman of the Board currently receives compensation of $8,333 monthly, or an annualized total of $100,000 for the year, and our Chairman of the Board currently receives compensation of $11,917 per month, or an annualized total of $143,000 for the year.

Commencing with our 2020 fiscal year, based on the 2019 recommendation of Pearl Meyer, our formula for making annual restricted stock grants to our non-employee directors was changed from a share-based number of 4,000 shares of restricted stock to a dollar value of shares equal to $85,000, so that the number of shares awarded annually to each non-employee director is calculated by dividing $85,000 by the per share price of the Company’s stock on the grant date, rounded to the nearest whole share.

Accordingly, at a meeting of our Compensation Committee on March 28, 2022, each of our non-employee directors was granted 3,686 shares of restricted stock of CVB Financial Corp. for our 2022 fiscal year, which is the rounded whole share total closest to $85,000 in stock value divided by the closing price of $23.06 for CVB Financial Corp.’s stock on that day. These 2022 restricted stock grants to our non-employee directors were made pursuant to our 2018 Equity Incentive Plan, and each of the 2022 restricted stock grants to our non-employee directors is scheduled to vest one year from the grant date.

At its meeting in April 2022, the Compensation Committee decided to change the timing of the annual restricted stock grants to be made to our non-employee directors. These restricted stock grants had historically been made at the

Committee’s and Board’s scheduled meetings in March of each year, but the Committee noted that this created potential timing issues for any directors who would be retiring from service and not seeking re-nomination at the Company’s annual shareholders meeting held in May of each year, because such retiring directors would not be receiving new restricted stock grants for the coming year and thus would effectively experience a shortfall in compensation related to the value of the annual stock grant for the remaining two months of their tenure between March and May. Accordingly, commencing in 2023, the Committee agreed to revise the cycle for the annual stock grants issued to our non-employee directors from March to May of each year, so that such grants would be made immediately following the Company’s annual shareholders meeting in May. As part of enacting this change, the Committee recognized that, on a one-time basis for 2023 only, the annual stock grant would need to increase to a dollar value of 14/12 of the standard annual grant value of $85,000, or $99,166.66, in order to account for the additional two months of director service related to the one-time delay from March to May 2023 associated with changing the annual cycle for the timing of our non-employee director restricted stock grants. This additional amount of restricted stock grant value will be reflected in our summary of outside director compensation for 2023 which in turn will be addressed in the Company’s proxy statement for its 2024 annual meeting of shareholders.

Lastly, starting in 2008, our directors could elect to participate in our 2007 Deferred Compensation Plan for Directors and Certain Specified Officers (“2007 DCP”), which was established for the benefit of our directors and NEOs and certain other executives and employees. Under the 2007 DCP, each director was given the opportunity to defer up to 100% of his or her director fees, and any independent contractor compensation, for each calendar year in which such Plan was available. Effective January 1, 2021, our directors were provided with the same opportunity to defer up to 100% of director fees, and any independent contractor compensation, under an updated CVB Financial Corp. Deferred Compensation Plan adopted in December 2020 (“2020 DCP”), with our 2007 DCP remaining in force only for deferrals made prior to 2021. Each of the 2007 DCP and 2020 DCP provides for participants to make notional investment selections with respect to their deferred contributions, but neither the 2007 DCP nor the 2020 DCP provides for any fixed or minimum yield or return on deferred compensation. Among our current directors, only Raymond V. O’Brien III has elected to participate in the 2007 DCP and the 2020 DCP.

The Compensation Committee intends to conduct periodic reviews of our director compensation using our outside compensation consultants and other available information, because the Committee believes that retention and continuity of board service is important to our success, and because we seek to provide an appropriate blend of cash compensation and equity-based incentives to better align board and shareholder perspectives and interest. Based on the 2019 review of board compensation conducted by Pearl Meyer, and other more recent information available to the Compensation Committee, we believe our compensation for director service is currently in approximately a median to above-median range compared to peer companies.

The following table summarizes the compensation earned or paid to our non-employee directors by the Company during 2022. Compensation paid to our President and CEO, Mr. David A. Brager, is set forth in the Summary Compensation Table below, because our President and CEO is an employee of the Company who does not receive separate compensation for serving on our Board of Directors.

OUTSIDE DIRECTOR COMPENSATION IN 2022

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)(3)	Stock Option Awards ($)(3)	All Other Comp ($)(4)	Total ($)

George Borba, Jr. (Vice Chairman)	100,000	85,000	-	-	185,000

Stephen A. Del Guercio	80,000	85,000	-	-	165,000

Rodrigo Guerra, Jr.(5)	64,167	85,000	-		149,167

Anna Kan	70,000	85,000	-	-	155,000

Marshall V. Laitsch(6)	29,167	-	-	14,167	43,334

Kristina M. Leslie(6)	37,500	-	-	14,167	51,667

Jane Olvera Majors	70,000	85,000			155,000

Raymond V. O’Brien III(7)	100,417	85,000	-	-	185,417

Hal W. Oswalt(8) (Chairman)	112,583	85,000	-	-	197,583

Kimberly Sheehy(9)	52,500	70,833	-	-	123,333

(1)

As noted above, for 2022, standard compensation levels for our outside directors were as follows: (i) base director fees of $70,000, or $5,833 per month; (ii) an additional stipend of $10,000 for the Chair of our Risk Management Committee, for total director fees of $80,000, or $6667 per month; (iii) an additional stipend of $20,000 for the Chair of our Audit Committee, for total director fees of $90,000, or $7500 per month; (iv) total director fees for our Vice-Chairman of $100,000, or $8,333 per month; and (v) total director fees for our Chairman of $143,000, or $11,917 per month.

(2)

As noted above, the value of the restricted stock grants to each of our non-employee directors was $85,000 in 2022, and the number of shares of stock granted to each director is based on a formula, whereby the target stock grant value of $85,000 is divided by the per share closing price of our Company’s stock on the grant date, which was $23.06 on March 28, 2022.

(3)

Pursuant to SEC regulations regarding the valuation of equity awards, each amount under Restricted Stock Awards and Stock Options Awards represents the applicable full grant date fair values of the restricted stock award or stock option award, as applicable, in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the director. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for 2022.

(4)

All other compensation represents (i) the additional stipends paid to Mr. Laitsch and Ms. Leslie in lieu of restricted stock awards for 2022, as further explained in footnote 6 below and (ii) the value of reimbursements for occasional expenses incurred from time to time (if any) in connection with a director’s spouse’s attendance at certain business conferences and seminars.

(5)

Mr. Guerra passed away on October 30, 2022. At its meeting in November 2022, the Compensation Committee decided to accelerate the vesting of the restricted stock grant made to Mr. Guerra in March 2022, so that his family would receive the full value of this award.

(6)

Mr. Laitsch and Ms. Leslie retired from our Board of Directors effective immediately prior to our 2022 annual meeting of shareholders. Accordingly, Mr. Laitsch and Ms. Leslie each received director fees for 2022 for the period from January 1, 2022 through the date of our annual shareholders meeting on May 18, 2022, plus an additional stipend of $14,166.66 to account for the fact that, in view of their previously announced decisions to retire from our Board effective at our 2022 annual meeting, they did not receive annual restricted stock grants made to our other outside directors in March 2022 to cover the last two months of their Board service from March to May 2022.

(7)

Mr. O’Brien’s director fees for 2022 reflect his service as our Chairman from January 1, 2022 through our annual shareholders meeting on May 18, 2022, and his continuing service as a director thereafter.

(8)

Mr. Oswalt’s director fees for 2022 reflect his service as a director from January 1 through our annual meeting on May 18, 2022, and his election and service as our Chairman following our annual shareholders meeting on May 18, 2022.

(9)

Ms. Sheehy joined our Board on June 15, 2022 as a director and as Chair of our Audit Committee, so her director fees and her restricted stock grant for 2022 were pro-rated to cover the period from June 15, 2022 through March 31, 2023. In addition, in Ms. Sheehy’s case, her restricted stock grant amounted to 5/6 of the standard grant value of $85,000, or $70,833.33, since the annual grants of restricted stock to our non-employee directors for 2022 were made in March 2022, divided by the per share closing price of our Company’s stock on the grant date for Ms. Sheehy’s shares, which was $26.32 on June 15, 2022.

On December 31, 2022, none of our non-employee directors who served as directors during 2022 held options to purchase our common stock. As of December 31, 2022, our non-employee directors held restricted shares of our common stock which had not yet vested in the following amounts: Mr. Oswalt, 3,686; Mr. Borba, Jr., 3,686; Mr. Del Guercio, 3,686; Ms. Kan, 3,686; Ms. Majors, 3,686; Mr. O’Brien, 3,686; and Ms. Sheehy, 2,691.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Confidential communications may be sent through the Internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated to the entire Board of Directors unless the communication is intended only for a specific committee or director. In the case of issues relating to our financial reporting, communications should be directed to the Chair of our Audit Committee who is an independent director. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees.

PROPOSAL NO. 2

ADVISORY RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires, among other things, that we permit a non-binding, advisory vote on the compensation of our named executive officer, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement.

As described in greater detail below, we seek to closely align the interests of our named executive officers with the interests of our shareholders and safe and sound management of our Bank. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, we ask our shareholders to indicate their support for our compensation practices for our named executive officers and vote for the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote on executive compensation is not binding on CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. See “Consideration of 2022 Say-on-Pay Results” below. Our next Say-on-Pay vote will occur at the 2024 annual meeting of shareholders.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board of Directors, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board of Directors, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

Vote Required

The affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve this proposal on a non-binding, advisory basis. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, proxies that are received will be vote FOR this proposal.

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS —

GENERAL INFORMATION

The following compensation discussion and analysis describes and summarizes the structure, objectives and results of the various compensation programs administered by our Compensation Committee for our 2022 fiscal year for those of our executive officers for whom disclosures must be provided under SEC rules (“named executive officers” or “NEOs”). Item 402 of SEC Regulation S-K requires reporting entities to include (i) all individuals who served as such entity’s principal executive officer (“PEO”) during any portion of the most recent fiscal year, (ii) all individuals who served as such entity’s principal financial officer (“PFO”) during any portion of the most recent year, plus (iii) the entity’s three most highly compensated executive officers other than any PEOs or PFOs who were serving as executive officers at the end of the most recent fiscal year, plus (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of such entity at the end of this last completed fiscal year. Accordingly, CVB Financial Corp.’s reportable NEOs for 2022 are as follows:

David A. Brager	President and CEO of CVB Financial Corp. and Citizens Business Bank (sometimes referred to as the “CEO”)

E. Allen Nicholson	Executive Vice President, CFO of CVB Financial Corp. and Citizens Business Bank

David F. Farnsworth	Executive Vice President, Chief Credit Officer of Citizens Business Bank

David C. Harvey	Executive Vice President, Chief Operating Officer of Citizens Business Bank

Richard H. Wohl	Executive Vice President, General Counsel of CVB Financial Corp. and Citizens Business Bank

2022 Compensation Program Overview

The Compensation Committee believes that CVB Financial Corp.’s executive compensation program is well-designed to support growth in enterprise and shareholder value within the context of maintaining a sound and compliant financial and risk management structure. The following points summarize how the Compensation Committee addressed the key issues and components of our executive compensation program for our 2022 fiscal year:

•

The Committee determined that it was in the best interests of the Company to enter into an early renewal of Mr. Brager’s employment arrangements as our CEO in the form of an Amended and Restated Employment Agreement dated July 20, 2022 (“2022 Employment Agreement”), the key terms of which are outlined in the section of this proxy statement on “Compensation Arrangements with our President and Chief Executive Officer.”

•

Mr. Brager’s compensation as our CEO for 2022 conformed to the terms of his 2020 Employment Agreement and 2022 Employment Agreement, as applicable, for the respective portions of 2022 during which each such Agreement was in effect:

–

Mr. Brager’s base salary was set at an annualized rate of $800,000 (this annualized base salary was increased by the Compensation Committee from its previous level of $720,000, effective on January 3, 2022, and this $800,000 base salary level continued to be Mr. Brager’s initial annualized base salary under his 2022 Employment Agreement);

–	Mr. Brager earned an aggregate annual cash incentive of $1,080,000 for 2022 in accordance with the metrics and criteria specified in his 2022 CEO Performance Compensation Plan; and

–

On January 26, 2022, Mr. Brager received a grant of 21,350 time-based restricted stock units and 21,350 performance-based restricted stock units for our 2022 fiscal year (with the performance metrics keyed in equal measure to the Company’s relative return on average tangible common equity and relative return on average assets, calculated over a three-year performance period, as compared to the same two metrics for the group of banks included in the KBW Nasdaq Regional Banking index).

•

Base salary increases were implemented for all our other NEOs on January 3, 2022 at moderate but varying levels, reflecting adjustments based on changes in market compensation rates and individual performance levels.

•

Annual incentive payouts for our five NEOs under the Company’s annual CEO and NEO Performance Compensation Plans were keyed to our traditional metrics of net profit and operating expense management goals, loan and deposit growth and retention, non-interest income, credit quality and loan delinquency metrics, and project management:

–

As in the past, the net profit measure remained the most important metric for all five of our NEOs, and the relative weighting of other measures was allocated to emphasize areas over which each executive had more direct responsibilities;

–	Overall annual incentive payouts under our CEO and NEO Performance Compensation Plans varied by executive, ranging from 68% to 135% of the applicable NEO’s base salary;

–

Similar to past years, in 2022, our annual incentive plans for Messrs. Nicholson, Farnworth, Harvey and Wohl included an added component, based upon a more subjective evaluation of each eligible NEO’s individual performance, which allows for an assessment of each such NEO’s individual contributions to CVB Financial Corp. that could not be captured by looking solely at our financial metrics;

–

Each of Messrs. Nicholson, Farnsworth, Harvey and Wohl could earn up to an additional 20% of their respective base salaries under this separate plan component. Overall payouts for these three NEOs for this separate individual performance component varied by executive, ranging from 17% to 18% of the applicable NEO’s base salary; and

–

In the case of Mr. Brager, the individual component of compensation was instead included as one of the five core factors in his overall incentive award calculation, rather than as a separate added opportunity. This individual component was set at a range of 10% to 30% of base salary for Mr. Brager, and he received an award of 25% of base salary for this included individual component of his otherwise metrics-based incentive plan.

•

For our 2022 fiscal year, the Compensation Committee continued to utilize CVB Financial Corp.’s 2015 Executive Incentive Plan, which sets forth the business criteria and other key terms of our annual CEO and NEO Performance Compensation Plans and which was last approved by our shareholders at our annual meeting in 2015. By way of background, for our fiscal years prior to 2018, we were required to submit our Executive Incentive Plan to our shareholders for approval at least once every five years, in order for NEO incentive compensation to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (IRC) and its California tax law counterpart, which in turn enabled the Company to maintain tax deductibility for such compensation paid to our executives in excess of $1 million per individual per fiscal year. However, as a result of amendments made to IRC Section 162(m) by the federal Tax Cuts and Jobs Act of 2017, and similar changes subsequently enacted under California law, performance-based compensation for our executives is now included in compensation subject to the annual $1 million annual deduction limitation, so that such compensation in excess of $1 million is not deductible for fiscal years 2018 and after. As a result, on February 22, 2023, the Committee adopted an amended and restated version of our 2015 Executive Incentive Plan in the form of our 2023 Executive Incentive Plan, which was updated to, among other things, delete references to IRC Section 162(m), refine and supplement the enumerated business criteria and metrics underlying our current CEO and NEO Performance Compensation Plans, and remove the requirement imposed by former IRC Section 162(m) for the Company to obtain shareholder approval for our Executive Incentive Plan every five years at our annual shareholders meeting. Our new 2023 Executive Incentive Plan was included as an exhibit to CVB Financial Corp.’s Form 10-K for 2022, which was filed with the SEC on February 28, 2023. Consequently, our Compensation Committee utilized the business criteria and other key terms outlined in our 2023 Executive Incentive Plan in connection with reviewing and approving our 2023 CEO and NEO Performance Compensation Plans, in the same manner as our 2015 Executive Incentive Plan was utilized as the basis for the Committee’s review and approval of our CEO and NEO Performance Compensation Plans from 2016 to 2022.

•

Long-term equity incentives for our five continuing NEOs continued to be an important component of our overall NEO compensation packages in 2022, and these equity awards continued to be granted on an annual basis and split evenly between performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”). The Committee believes the continued inclusion of performance contingent rights to shares measured over a three-year period will serve to significantly enhance the pay-for-performance structure of our NEO compensation program.

Philosophy and Objectives of Our Executive Compensation Program

We have adopted a basic philosophy and objective of offering an overall compensation program and package designed to attract and retain highly qualified managers and associates. We actively seek to implement compensation practices that we believe will encourage and motivate our Company’s managers to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as to associate compensation at all other levels throughout our organization.

Our compensation program is generally designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

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In the annual incentive plan, align the interests of our executives with those of our shareholders, by utilizing performance-based incentive compensation, based primarily on financial metrics that we believe support shareholder value, along with a discretionary component based on an evaluation of individual performance; and

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Offer equity-based compensation that also serves to better align the interests of our executives with those of our shareholders (through an emphasis on the creation of long-term shareholder value) and, in the case of our NEOs, is in part contingent upon the achievement of performance metrics relative to peer banking companies.

Each of these elements is intended to incentivize our executives to accomplish our corporate goals. Our primary objectives are to achieve a level of earnings growth and loan and deposit growth consistent with enhancing shareholder value, while maintaining safe and sound banking practices in accordance with our legal and regulatory requirements.

The elements of the Company’s comprehensive compensation package for our executives typically consist of base salary, an annual performance incentive plan, an annual supplemental discretionary bonus plan, a long-term equity compensation plan, 401(k) plan contributions, a profit sharing plan, a deferred compensation program, and health and welfare benefits. Our annual performance incentive plans for our executives, in turn, have historically been based on a subset of the objective financial and operational metrics that are set forth in our Executive Incentive Plan described above. The specific elements of our annual incentive plans for 2022 are provided below in the section of this proxy statement on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus.”

WHAT WE DO:		WHAT WE DO NOT DO:

✓	Align short-term and long-term executive incentive plan targets with business goals and stockholder interests	✓	Provide Section 280G gross-up payments

✓	Conduct annual say-on-pay advisory votes	✓	Reward executives for taking excessive, inappropriate or unnecessary risks

✓	Conduct stockholder outreach to solicit feedback and discuss our business and compensation practices	✓	Allow for the repricing or backdating of equity awards

✓	Retain an independent compensation consultant to advise our Compensation Committee	✓	Provide multi-year guaranteed salary increases or non-performance-based bonus arrangements

✓	Use performance metrics that compare our performance to external benchmarks	✓	Rely exclusively on any single metric such as total stockholder return as our only performance metric

✓	Maintain a robust insider trading policy	✓	Provide incentive awards for below-threshold performance

✓	Maintain a “clawback” policy for any erroneously paid bonuses that applies to our NEOs and other associates	✓	Provide multi-year stock grants

✓	Re-evaluate and update the composition of our peer group periodically, particularly in light of our significant growth	✓	Permit hedging and pledging of our stock by executives without special approval

✓	Provide minimum thresholds for vesting of performance-based RSUs in the event the results of a performance metric are below a minimum acceptable level	✓	Have single trigger vesting for cash compensation due our executives under our CEO’s 2022 Employment Agreement or our NEO change-in-control agreements

Compensation Clawback Policy

We have adopted a compensation claw-back policy providing that the Company reserves the right, where permitted or required in accordance with applicable federal or state laws and regulations, to recoup any bonus or commission payments made at any time, if the affected associate’s compensation was paid on the basis of erroneous financial or operational information, with respect to any period during which such financial or operational information was used to calculate the associate’s corresponding bonus or commission compensation. This policy applies regardless of fault on the part of the individual associate, including in circumstances where the Company is required to file an accounting restatement or otherwise to correct any financial information in any public or internal reports, as a result of such erroneous financial or operational information or in any other respect as a result of the Company’s actual or alleged noncompliance with any applicable financial reporting requirements. This policy applies not only to our executive officers but also to any manager or employee of the Company.

In late October 2022, the SEC released final compensation clawback rules pursuant to the Dodd-Frank Act, pursuant to which the NYSE and Nasdaq have filed preliminary listing standards in late February 2023 and are required to adopt final listing standards incorporating such rules prior to the end of November 2023. Issuers will have 60 days after the effective date of the adoption of the applicable exchange’s final listing standards to implement compliant clawback policies. We plan to adjust our compensation clawback policy as required by the SEC and Nasdaq once the final new clawback rules are adopted and become effective.

Summary of Components of Executive Compensation

The following table outlines the various compensation components for which our NEOs are typically eligible in any given fiscal year of the Company. The allocation in our program between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage executive officer retention and performance.

Component	Characteristics	Purpose

Base Salary	This is a fixed cash compensation amount. Each executive officer is eligible for an annual salary increase, which will typically occur on or between January 1 and March 31 of each calendar year, based on performance.	The base salary component allows us to compensate our officers at a level that we believe is competitive in our industry. This helps us to attract and retain highly qualified executives. This rewards individual performance and tenure of experience, and provides a level of stability for our officers.

Annual Incentive Compensation Awards	Paid based on CVB Financial Corp.’s and/or Citizens Business Bank’s attainment of enumerated financial and business metrics and goals established annually pursuant to our Executive Incentive Plan. Individual executives are provided with specific performance criteria based on their respective positions with CVB Financial Corp. and/or Citizens Business Bank.	The incentive compensation element serves to reward our executives when CVB Financial Corp. and/or Citizens Business Bank meet specified financial and business metrics and goals for the year, which we believe adds to shareholder value. This component incentivizes our executives to meet objective performance targets, which in turn helps us to meet the Company’s overall strategic goals.

Component	Characteristics	Purpose

Supplemental Bonus Payments	This component (up to 20% or 30% of base salary in 2022, depending on the NEO) is discretionary and based on each executive’s individual performance as a senior manager of CVB Financial Corp. and/or Citizens Business Bank. The evaluation criteria are tailored to each executive’s areas of responsibility.	The discretionary bonus element is designed to encourage our executives to meet their enumerated non-financial goals, such as risk management, customer retention, staff recruitment and retention, and support for other divisions. This component incentivizes teamwork and the achievement of non-metrics-based objectives that are critical for our overall success.

Restricted Stock and Time-Vesting RSUs	Awarded from time to time to selected officers, including our NEOs, based on position and performance. Our grants of restricted stock and time-vesting RSUs are subject to time-based vesting requirements. Recipients of awards of restricted stock or RSUs are also entitled to currently receive dividends associated with the underlying shares before such shares have vested.	Restricted stock and time-vesting RSUs link the interests of recipients to those of our shareholders, by focusing on the long-term value of CVB Financial Corp.’s stock, and have less dilution to our shareholders compared to stock option grants, because restricted stock and RSU grants usually involve fewer shares. Restricted stock and time-vesting RSU awards to our NEOs typically vest over a three or five-year period in order to encourage long-term employment at the Company and/or to support the achievement of long-term Company objectives.

Performance-Vesting RSUs	Number of shares issued is tied to the attainment of specific financial or performance-based goals. Recipients of performance-vesting RSUs are also entitled to receive dividends associated with the underlying shares after the date of grant and prior to the date of vesting, although such dividends are paid retroactively, only after the actual number of shares earned under the award is finally determined.	Performance-vesting RSUs incentivize an executive to achieve specific financial or other goals which are considered to be important to the Company’s overall success.

Stock Options (not granted to any of our directors or NEOs for 2022)	Recipients must pay an exercise price that is not less than the fair market value of the stock at the time of grant in order to acquire the related shares of stock.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This helps to align the compensation of the executive with the interests of our shareholders. Stock option grants typically vest over a three or five-year period and have a ten-year term.

Component	Characteristics	Purpose

401(k) Plan/Profit Sharing	This Plan has two components: (i) “safe harbor” 401(k) Plan contributions which are paid by CVB Financial Corp. in a fixed percentage for eligible Plan participants, including our NEOs (in addition to which participants may elect to make deferral contributions), and (ii) profit-sharing contributions which are paid to eligible Plan participants, including our NEOs. Contributions with respect to both components are at the discretion of the Compensation Committee and may be up to an aggregate of 6% of salary and bonus (subject to a ceiling of total salary and bonus for calculation purposes for any individual of $305,000 for 2022).	The 401(k) Plan assists the executive in saving for retirement because all contributions go into a tax-qualified retirement plan. The profit-sharing portion also allows the executive to share in the profits of CVB Financial Corp. and, to that extent, encourages our executives to meet targeted performance goals.

Deferred Compensation Plans	A deferred compensation plan is available for contributions by our qualifying senior officers and directors, without any guaranteed rate of return.	Deferred compensation allows for the tax deferral of compensation and the potential growth of any deferred amounts.

Health and Welfare Benefits	These benefits are the same as those offered to the Company’s eligible associate base, including medical, dental, vision, life and disability insurance. Our NEOs pay a portion of the costs in the same manner as all eligible employees.	These benefits assist all our eligible associates, including our NEOs, in meeting their and their respective families’ basic health and welfare needs.

Methodologies for Establishing Executive Compensation

In determining the appropriate compensation levels for our President and CEO, the Compensation Committee meets outside the presence of all our named executive officers. With respect to the compensation of all our other NEOs, the Compensation Committee meets outside the presence of all our executive officers, other than, as requested by the Compensation Committee, our President and CEO, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any incentive compensation and discretionary bonus plans for our NEOs and other key managers within the first ninety days of the applicable fiscal year, although there may be exceptions in the case of extraordinary or unique circumstances or events. Base salary increases, if any, for our executive officers are generally reviewed and approved by the Compensation Committee in December to take effect at the beginning of January of each fiscal year, whereas base salary increases, if any, for our other officers and associates are generally reviewed and approved by the Committee between January 1 and March 31 of each year.

With the input of our Human Resources Department, our President and CEO summarizes the previous year’s performance of selected officers and associates for the Compensation Committee and makes recommendations to the Compensation Committee regarding base salary levels, cash incentive compensation targets, performance goals, discretionary bonus targets and equity incentive awards for our NEOs (other than for himself). The Compensation Committee determines each element of the President and CEO’s compensation.

In February and March of each calendar year, the Compensation Committee determines cash payments under the prior year’s performance compensation plans and supplemental bonus plans, as applicable, and generally in the first ninety days of each year (except as noted above), the Compensation Committee determines target amounts and performance criteria for the current year’s annual incentive plans. The Compensation Committee similarly meets from time to time to determine equity incentive awards for eligible associates, including our NEOs.

Role of our Compensation Consultants

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. In determining the compensation of our named executive officers, including our President and CEO, and our Board of Directors, the Compensation Committee has elected to utilize a variety of resources, including, from time to time, reports, information and advice provided by leading national and regional firms specializing in providing compensation consulting services to public companies.

Since June 2019, our Compensation Committee has retained Pearl Meyer as the Company’s primary outside compensation consultants. During the Company’s 2022 fiscal year, Pearl Meyer supported the Compensation Committee in connection with the following specific projects: (i) advising the Committee regarding the terms and conditions associated with the 2022 renewal of the Company’s Employment Agreement with our President and CEO, Mr. David Brager (see “Compensation Arrangements with our President and CEO” below), (ii) reviewing and recalibrating the Company’s peer group of comparable banking companies for our 2022 fiscal year, (iii) performing benchmarking studies covering the compensation of our President and CEO and our other executive officers, (iv) providing compensation trends and regulatory updates and (v) providing assistance in connection with the preparation of our annual proxy statement. For further information regarding the adjustments made to the Company’s peer group and the benchmarking of compensation for our NEOs for 2022, please refer to the section of this proxy statement below on “Peer Group Criteria and Composition for 2022.”

For our 2022 fiscal year, CVB Financial Corp. engaged Pearl Meyer for the projects described above at a total cost of approximately $66,313. Our assessment found no conflict of interest posed by the retention of Pearl Meyer as compensation consultants for CVB Financial Corp.

Peer Group Criteria and Composition for 2022

As noted above, the Compensation Committee engaged Pearl Meyer to perform various compensation reviews during each of the past three years, including 2022, in order to assist the Committee in evaluating whether the key components of compensation at CVB Financial Corp. for our Board of Directors, our President and CEO and our other executive officers, as applicable, were competitive with comparable compensation packages provided for similar positions and roles at peer commercial banking organizations. In addition, from time to time, our Compensation Committee analyzes salary surveys from relevant organizations such as the California Bankers Association and similar data provided by other recognized industry sources.

In connection with the review conducted regarding compensation for our executive officers, in December 2022, the Compensation Committee, in consultation with Pearl Meyer, modified our peer group of comparable financial institutions consistent with the criteria developed and utilized for this purpose over the past decade. These criteria focus on banks and bank holding companies that we believe are reasonably comparable to the Company with respect to key indicators such as asset size, market capitalization and geographic location.

As a result of the December 2022 peer group study by Pearl Meyer, the Company’s peer group was adjusted to orient the composition more toward financial institutions focused on business banking and commercial lending, and to account for mergers involving banks within our prior year’s peer group. The resulting peer group consisted of the following thirteen banking institutions (not including CVB Financial Corp.) shown in the chart below, as ranked by total assets and market capitalization, respectively, nine of which institutions were also part of the Company’s peer group in 2021. The data below reflects the financial information available at the time the peer group was reviewed by Pearl Meyer and the Committee in December 2022, which was based on public filings dated September 30, 2022 and stock market capitalization data available as of December 9, 2022.

Peer Group Criteria and Composition Table

These banking institutions were selected by the Compensation Committee because we believe they have similar business models and capabilities, and generally operate in a similar manner, to CVB Financial Corp. Specifically, the institutions in our peer group were all within an approximate ratio of 0.22x to 2.53x in both key components of total assets and market capitalization, as compared to CVB Financial Corp., as of the time when the peer group study was conducted. Within this defined universe of banks and bank holding companies, the Committee and Pearl Meyer then focused on the subset of institutions that engaged in business banking and commercial lending and also operate in major metropolitan areas, where the Committee believes that competitive costs, pay levels and pay structures are more similar and relevant to those of the Company. Compared to the thirteen peers, CVB Financial Corp. ranked at the 25th percentile for total assets as of the September 30, 2022 comparison date and at the 79th percentile for market capitalization as of the December 9, 2022 comparison date. Using data as of December 31, 2022 for total assets and market capitalization, CVB Financial Corp. would be ranked on these two components at the 27th and 79th percentiles, respectively, within the peer group.

While our market analysis and the surveys by our outside compensation consultants inform our range of compensation alternatives, we do not tie our executive officers’ or directors’ compensation levels to specific market percentiles. Instead, the Compensation Committee uses this comparative compensation information as a set of reference points to assist in the retention of key executives whose performance is critical for the success of the organization and in the setting of appropriate goals with respect to the Company’s desired performance and results.

The Compensation Committee has observed that, based on the Pearl Meyer benchmarking study conducted in December 2022, the total compensation paid to Mr. Brager as our CEO and to our other four continuing NEOs, collectively, during our 2022 fiscal year, based on then-available data on their 2022 base salaries and actual incentives paid for 2021, generally aligns between the 25th and 50th percentiles for the peer group. By contrast, with respect to the Company’s financial and operational performance on six key metrics commonly utilized to evaluate banking organizations, as summarized above in the section of this proxy statement on “Overview of our Financial and Operational Performance,” the Company has consistently achieved the top or third quartile performance on five of the six key metrics, relative to the same peer group, during 2022 and during the three-year period from 2020-2022. As a result, effective in January 2023, the Compensation Committee made certain upward adjustments to various components of compensation for each of our NEOs, including our CEO, for our 2023 fiscal year, in order to achieve an overall target percentile that is closer to the median level of NEO compensation for the applicable position relative to our peer group. These limited upward adjustments will be covered in detail in the Company’s proxy statement to be prepared for our 2024 annual meeting of shareholders.

In addition, adjustments to our NEO compensation are calibrated to the Committee’s evaluation of each individual officer’s performance, responsibilities, contributions and experience, as well as to the Committee’s view of competitive conditions and internal equity. It may continue to be the case that specific components of a given executive’s compensation, such as base salary, annual incentive pay, bonus compensation or equity awards, may fall outside the targeted range for our NEOs generally, depending upon individual factors, such as the executive’s position relative to our other NEOs, the executive’s history with the Company, the executive’s level of achievement of specific goals, and market conditions for the executive’s position. The Committee believes the 2022 and 2023 upward adjustments to our NEO compensation are justified by the Company’s continuing growth in net income and the crucial contributions made by our NEOs to the Company’s strong relative performance over a sustained period during the past several years.

Lastly, it should be noted that the peer group of financial institutions summarized above, as utilized by the Committee and developed with the assistance of Pearl Meyer, differs from the separate index-based peer group employed by the Company pursuant to Item 201(e)(1)(ii) and Item 402(v) of SEC Regulation S-K. The latter peer group consists of all the financial institutions comprising the KBW Regional Banking Index (KRX), which is a weighted index of approximately 50 regional banks or bank holding companies throughout the U.S. The KRX is employed by the Company for purposes of (1) the stock performance graph provided in the Company’s Annual Report on Form 10-K for 2022, as required by Item 201(e)(e)(1)(ii) of Regulation S-K and (2) the new “pay versus performance” disclosures provided by the Company pursuant to new Item 402(v) of Regulation S-K (please see the section of this proxy statement below on “Pay Versus Performance”). Because the KRX is weighted by market capitalization, and is widely published and available for tracking purposes, we believe it is a more appropriate benchmark for measuring comparative items such as the relative performance of the Company’s stock and “pay versus performance” metrics such as cumulative total shareholder return.

Compensation Arrangements with our President and Chief Executive Officer

David A. Brager was appointed to the position of CEO for CVB Financial Corp. and Citizens Business Bank, effective on March 16, 2020, and his role and title were expanded to President and CEO effective on November 19, 2021. Mr. Brager has been employed by Citizens Business Bank since 2003 and was promoted in 2020 from his prior position as our Executive Vice President and Sales Division Manager.

On July 20, 2022, the Company entered into an Amended and Restated Employment Agreement with Mr. Brager (the “2022 Employment Agreement”), even though the term of Mr. Brager’s original 2020 Employment Agreement was not scheduled to expire until March 31, 2023. The Compensation Committee believes that Mr. Brager’s performance as our President and CEO has been outstanding, and that his continued leadership is critical to our success, and, as a result, Committee decided that early renewal and confirmation of Mr. Brager’s employment arrangements with the Company would be prudent. As per its practice, the Committee retained the Company’s outside compensation consultants at Pearl Meyer, and consulted with our external corporate counsel at Manatt, Phelps & Phillips, LLP, to assist in the formulation and negotiation of appropriate terms and conditions for the 2022 Employment Agreement. Among other inputs, Pearl Meyer provided support to the Committee in reviewing and recalibrating the peer group of financial institutions that we believe are comparable to the Company, which in turn provided additional data and corroboration for the purpose of benchmarking and analyzing the desired elements and projected dollar values of a comprehensive employment and compensation package for Mr. Brager.

The Company has previously disclosed the key terms of our 2022 Employment Agreement with Mr. Brager, and submitted a complete copy of such Employment Agreement, pursuant to a Form 8-K filed with the SEC on July 21, 2022.

Term. The 2022 Employment Agreement provides for a term of approximately three years, commencing on July 20, 2022 and ending on June 30, 2025.

Base Salary. Pursuant to the 2022 Employment Agreement, Mr. Brager’s base salary was set at its then-current level of $800,000 at the commencement of the renewed term, with any further merit increases in base salary at the discretion of the Compensation Committee, based on the Committee’s evaluation of Mr. Brager’s and the Company’s performance.

Annual incentive opportunity. Under his 2022 Employment Agreement, Mr. Brager is provided with a target cash incentive opportunity of 100% of base salary and a maximum incentive opportunity of 150% for each calendar year during the term of the Agreement.

Long-term equity incentives. Under the terms of his 2022 Employment Agreement, Mr. Brager is to receive annual equity awards with a target value equal to 150% of his annual base salary at the time of grant, and with a minimum value equal to 120% of his annual base salary at the time of grant, in such forms of awards and on such terms as may be determined from time to time by the Committee, with one-half of such amount in the form of time-vesting restricted stock units and one-half of such amount in the form of performance-based restricted stock units.

For our 2022 fiscal year, Mr. Brager received equity awards with an aggregate initial and target value equal to 120% of his then-current annual base salary, because, at the time such awards were granted, on January 26, 2022, Mr. Brager’s 2020 Employment Agreement was still in effect, and this prior 2020 Employment Agreement provided for Mr. Brager to receive annual equity awards with a target value equal to 120% of his then-current annual base salary. Accordingly, on January 26, 2022, Mr. Brager received equity awards consisting of 21,350 time-based restricted stock units and 21,350 performance-based restricted stock units. The aggregate number of shares, divided equally between Time RSUs and Performance RSUs, was calculated by dividing an initial and target value of shares of $960,000 (120% of Mr. Brager’s base salary) by $22.47, which was the closing price for CVB Financial Corp. stock on January 26, 2022.

The Time RSUs are scheduled to vest in three equal annual installments, in each case on the anniversary date of the 2022 grant date of January 26, in 2023, 2024 and 2025, respectively, as long as Mr. Brager is employed by the Company on the applicable vesting date. The first installment of Time RSUs vested as scheduled on January 26, 2023.

The Performance RSUs are scheduled to vest on the three-year anniversary of their January 26, 2022 grant date, which is January 26, 2025, based on the financial performance of the Company during a three-year performance period consisting of the Company’s 2022, 2023 and 2024 fiscal years. The Performance RSU’s are subject to two performance targets, each of which is to be weighted equally and averaged by calendar year over the three-year performance period. For further details on the required calculations regarding the vesting of our Performance RSUs, please see the section of this proxy statement below on “PRSU Performance Criteria and Measurement Period.”

Severance Benefits. Subject to the Company’s receipt of a release of claims, the 2022 Employment Agreement provides severance benefits for Mr. Brager in specified situations.

If Mr. Brager is terminated without “cause,” he will receive an amount, payable over 18 months, equal to two times the sum of his then current annual base pay and average annual incentive compensation and bonus for the preceding two calendar years.

In the event Mr. Brager is terminated without “cause” within 6 months before or 12 months after a “change-in-control” or resigns for “good reason” within 12 months after a “change-in-control” (as such terms are defined in the 2022 Employment Agreement), he will be entitled to severance pay equal to two times the sum of (x) his then-current annual base pay plus (y) his average annual incentive compensation and bonus granted for the preceding two calendar years, which amount is payable over 18 months. In addition, upon a change-in-control, with or without Mr. Brager’s termination, Mr. Brager’s unvested Time RSUs and Performance RSUs would vest immediately, and unvested Performance RSUs would vest (x) at target levels if the relevant Performance Period is less than two years at the time of the change-in-control or (y) based on the applicable performance targets achieved if two or more years of the relevant Performance Period have transpired.

Moreover, in the event of termination of employment in connection with a change-in-control, Mr. Brager’s severance pay would be increased to include the cost equivalent of 24 months of medical and dental insurance coverage, including any applicable taxes.

Furthermore, in the event that Mr. Brager dies or becomes permanently disabled during his tenure as the Company’s President and CEO, Mr. Brager’s unvested stock options, Time RSUs and Performance RSUs would vest in full, with the unvested Performance RSUs to vest at the target number of shares established in the applicable grant.

Other Contract Terms. The 2022 Employment Agreement provides for the following additional benefits: (a) Mr. Brager’s eligibility to participate in the Company’s group benefit plans and programs available to all associates of Citizens Business Bank, (b) a monthly automobile allowance of $2,000, (c) reimbursement for the reasonable costs of one country club membership, (d) eligibility to participate in the same deferred compensation program that is available to other senior executives and directors of the Company, and (e) reimbursement for other reasonable, ordinary and necessary business expenses.

COMPENSATION DISCUSSION AND ANALYSIS —

DISCUSSION OF 2022 NAMED EXECUTIVE OFFICERS’

COMPENSATION PROGRAM

Base Salary

It is our philosophy that our executives should be paid a base salary that we believe is competitive with the salaries paid by comparable organizations. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. In addition, we determine the base salary range, in part, by periodically benchmarking our executives’ base salaries against the base salaries for comparable positions at the institutions in our peer group, as discussed above. Our outside compensation consultants and our Human Resources Department gather this information to analyze appropriate salary levels for our NEOs, as well as for all of our other associates. Each year we generally establish a pool for base salary increases and incentive award percentage increases for each associate based on this peer group information and his or her job performance.

Base Salaries of our NEOs. The base salaries of our NEOs were increased as follows effective on January 3, 2022:

NEO	2021 Annual Salary	2022 Annual Salary	% Increase

David A. Brager	$720,000	$800,000	11.1%

David C. Harvey	$460,000	$510,000	10.9%

E. Allen Nicholson	$450,000	$500,000	11.1%

David F. Farnsworth	$340,000	$380,000	11.8%

Richard H. Wohl	$310,000	$330,000	6.5%

The Compensation Committee believes that these increases put the base salaries of our NEOs at levels that were more comparable to those of executive officers at comparably-sized peer group banks and bank holding companies performing similar functions, based on the NEO compensation benchmarking study conducted by Pearl Meyer in December 2021.

In December 2022, the Compensation Committee made further adjustments to the base salary levels of all five of our continuing NEOs, including Mr. Brager, based on the more recent compensation benchmarking study performed by Pearl Meyer in December 2022. However, this set of base salary increases did not take in effect until January 3, 2023, and thus will be reported in connection with the Company’s annual proxy statement to be issued in 2024 covering our 2023 fiscal year.

Annual Performance Incentive Compensation and Supplemental Discretionary Bonus

Annual performance incentive compensation and supplemental discretionary bonuses are critical components of the Company’s overall executive compensation program. The Compensation Committee uses a combination of financial metrics and individual goals to develop an annual incentive program and supplemental bonus program for each of our NEOs. These metrics and goals, in turn, are calibrated to focus each of our NEOs on the drivers of Company growth over which we believe the respective NEO can have the greatest influence.

For the Company’s 2022 fiscal year, the Committee determined that each of our NEOs should be eligible for both annual incentive compensation payments and annual individual supplemental bonus compensation payments, with the potentially larger incentive compensation payments to be based on entirely objective criteria and the potentially smaller discretionary bonus payments to be based on entirely subjective criteria, as further explained below. We believe this binary approach strikes the appropriate balance between holding our executives accountable to quantitative financial and performance metrics while at the same time fostering the achievement of qualitative goals and projects.

Consistent with our approach in recent years, our Compensation Committee developed two separate, independent and specific annual performance compensation plans for 2022, covering (1) the objective incentive compensation and supplemental bonus compensation opportunities for our President and CEO, and (2) the objective incentive compensation and supplemental bonus compensation opportunities for each of our four other NEOs, namely Messrs. Nicholson, Farnsworth, Harvey and Wohl.

Our President and CEO’s incentive compensation and supplemental bonus opportunities are governed by our CEO Performance Compensation Plan for 2022 (“CEO Plan”). Under the CEO Plan, our CEO may earn from 0% to 150% of his base salary, depending on the achievement of specified performance levels on five enumerated factors, four of which are tied to objective financial metrics and one of which is tied to a defined set of subjective and qualitative individual performance measures.

By comparison, the objective incentive compensation and supplemental individual bonus opportunities for our four other NEOs (Messrs. Nicholson, Farnsworth, Harvey and Wohl) are governed by our Executive Performance Compensation Plan for 2022 (“ECP Plan”). Under the ECP Plan, these four NEOs may earn from 0% to 60% of their respective base salaries as incentive compensation, depending on the achievement of five objective financial or operational metrics, which may differ by position. The ECP Plan then provides for a separate, additional supplemental bonus opportunity for each of these four NEOs, in an amount ranging from 0% to 20% of his respective base salary, based upon an enumerated set of subjective and qualitative individual performance measures which, again, may differ by position for each such NEO.

Accordingly, the salient difference between the CEO Plan and the ECP Plan is that, for our President and CEO, the applicable qualitative and subjective bonus criteria are established as one of the five core factors, along with four objective, metrics-based objectives, whereas, under the ECP Plan, Messrs. Nicholson, Farnsworth, Harvey and Wohl each has an incentive compensation opportunity based on five objective financial metrics, and then a separate and supplemental qualitative and subjective bonus component. This variation in the configuration of our CEO Plan, on the one hand, versus our ECP Plan, on the other hand, is reflected by virtue of the inclusion of “Subjective Job Performance” in the column for Mr. Brager in the first of the two tables set forth below in this section of our proxy statement, whereas the subjective job performance measure for Messrs. Nicholson, Farnsworth, Harvey and Wohl is an add-on component calculated outside the factors enumerated in such table.

The categories and parameters of the objective financial and operational metrics which underlie the determination of the incentive compensation payments under our CEO Plan and ECP Plan are in turn derived from our Company’s Executive Incentive Plan (the “Executive Incentive Plan”). As previously noted, the Executive Incentive Plan utilized for purposes of our 2022 executive compensation plans was approved by our shareholders at our 2015 annual meeting ,whereas, for our 2023 fiscal year and beyond, we have adopted a 2023 Executive Incentive Plan, which is similar in substance to our 2015 Executive Incentive Plan but did not require shareholder approval. The Compensation Committee believes the Executive Incentive Plan plays a central role in linking executive compensation to specific and objective goals intended to result in both short-term and long-term increases in shareholder value.

With respect to the supplemental individual discretionary bonus amounts awarded to each of our NEOs for 2022, the amounts available to be earned by our President and CEO and our other four continuing NEOs depended upon a list of subjective and qualitative performance measures that the Committee believed to be appropriate for each applicable position. As noted above, this subjective and qualitative individual bonus opportunity is discretionary, and is evaluated differently than the objective incentive awards paid under the Executive Incentive Plan. The Compensation Committee believes this subjective individual bonus opportunity for each of our continuing NEOs is important to (i) encourage and incentivize our key Company leaders to exercise their general management and teamwork skills as well as (ii) ensure consistency in the application of this evaluative factor across each of our NEO’s respective compensation programs. The Compensation Committee takes each executive’s individual job performance into account in determining whether and in what amounts to make any annual discretionary bonus awards, so that our President and CEO and each of our other four NEOs is accountable for his or her individual (as opposed to corporate) performance.

The specific design and implementation of each of these two basic components of our President and CEO’s and each of our other NEO’s respective objective incentive awards and discretionary individual bonus programs for 2022 are discussed separately below for each named executive officer. The percentages of both the objective incentive compensation amounts and the individual bonus compensation amounts for which our NEOs (including our President and CEO) are eligible are based upon the dollar amount of each NEO’s respective base salary. Under each of the applicable bonus plans, the amount of each NEO’s base salary utilized for incentive compensation and bonus calculation purposes is typically the annualized base salary level for such NEO in effect as of March 1st of the applicable calendar year.

2022 Executive Incentive Awards. Typically, during the first quarter of each fiscal year, the Compensation Committee establishes corporate goals for that year, with the intent to balance current profitability with long-term stability and prudent risk management. The Compensation Committee then develops specific performance measures for each of our NEOs, including our President and CEO, utilizing defined metrics which the Committee believes are based on challenging but achievable goals. With respect to these measures, our NEOs other than our President and CEO may earn from 0% (in the case of performance below threshold levels) up to 60% (for superior performance) of their respective base salaries as performance incentive awards, whereas our President and CEO may earn from 0% (in the case of performance below threshold levels) up to 150% (for superior performance) of his base salary as a performance incentive award.

The Compensation Committee has the sole discretion, albeit, consistent with our Executive Incentive Plan, to determine the standards or formulas pursuant to which each executive’s incentive award shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each executive. Typically, in January or February of the following fiscal year, the Compensation Committee will then evaluate the Company’s performance and determine the amount of the performance incentive award payable to each participant, pursuant to our approved Executive Incentive Plan, for the prior fiscal year.

For purposes of the Company’s 2022 CEO Plan and ECP Plan (each a “Plan” and collectively, the “Plans”), the Compensation Committee determined that, under each NEO’s respective Plan, no performance incentive award would be payable unless the Company’s net profit after tax was at least $180,000,000. The Compensation Committee set this supervening threshold for the payment of performance incentive awards under our 2022 Plans because the Committee believes that it is appropriate to make such awards contingent upon the Company’s earning sufficient profits to pay shareholder dividends at currently established levels and to continue to bolster retained capital at historical accretion rates. By comparison, this threshold level was set at $160,000,000 for the purposes of the Plans for 2021.

For 2022, the specific performance measures chosen by the Compensation Committee for our CEO and other continuing NEOs, and the percentage of each executive’s annual incentive opportunity attributable to each measure, are set forth in the table below. The Compensation Committee chose these performance measures because it believed these metrics were the best measures for judging the respective contributions of these officers to the overall business success of CVB Financial Corp. and Citizens Business Bank from an operational and shareholder value perspective for our 2022 fiscal year. Each performance measure received a weighting between 10% and 50%. In the case of all our NEOs, a high degree of weighting is assigned to the net profit after tax measure, because the Compensation Committee believes this measure best incentivizes current-year profitability, which in turn is a major component of shareholder value.

2022 TABLE OF PERFORMANCE MEASURES AND THE PERCENTAGE THAT EACH MEASURE IS OF A NAMED EXECUTIVE OFFICER’S TOTAL INCENTIVE AWARD OPPORTUNITY

Performance Measures	Brager	Nicholson	Farnsworth	Harvey	Wohl
	Performance Measure Weighting as a Percentage of Total

Net Profit After Tax (CVB Financial Corp.)	50%	50%	50%	50%	50%

Average Demand Deposits(1)	10%	10%	0%	10%	0%

Average Total Loans (Net)(2)	10%	10%	20%	10%	10%

Noninterest Income(3)	0%	10%	0%	10%	10%

Noninterest (Operating) Expenses(4)	10%	20%	10%	20%	15%

Delinquencies (Quarterly Average)	0%	0%	10%	0%	0%

Nonperforming Loans + REO/Total Loans (Quarterly Average)	0%	0%	10%	0%	0%

Legal Expenses and Recoveries(5)	0%	0%	0%	0%	15%

Subjective Job Performance	20%

Total incentive award opportunity under Plan	100%	100%	100%	100%	100%

(1)	Noninterest-bearing.
(2)	Net of deferred loan fees. Calculation does not include any deduction for loan loss allowance.
(3)	Excludes gains or losses on other real estate owned, and gains or losses on sales of branches and investment securities.
(4)	Excludes acquisition expenses.
(5)

Aggregate annual outside counsel expenses, net of any recoveries related to judgments, settlements and reimbursements, and not including any outside counsel expenses related to mergers and acquisitions.

For each performance measure, we established three business performance achievement levels (Threshold-Level 1, Target-Level 2 and Maximum-Level 3) to determine the performance incentive amounts for which the applicable NEO would be eligible. The business performance achievement levels for Mr. Brager, as a percentage of his base salary, were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150%. The business performance achievement levels for each of our other NEOs, as a percentage of their respective base salaries, were set at Level 1 — 20%, Level 2 — 40% and Level 3 — 60%. Based on the percentage weighting assigned to each applicable performance measure, a fixed dollar amount of performance award is determined for the performance measure, by first multiplying the associated business achievement level by the corresponding payout percentage, and then multiplying the resulting percentage by the executive’s base salary, to calculate the amount of the applicable NEO’s performance award for that performance measure. The total amount of the applicable NEO’s performance award under our Executive Incentive Plan is the sum of such amounts for the applicable performance measures. There is no interpolation between incentive levels; that is, if a performance measure achievement is better than Level 1, but less than Level 2, only the Level 1 percentage is paid. Based on our historical performance, we believed that, while challenging, each of the business performance measures at the Target level (Level 2) was achievable for 2022.

For example, here is an illustration of how the performance award payments would be calculated for a NEO other than the President and CEO (assuming the Company’s net profit after tax for 2022 was at least $180,000,000), if the metric in question (net profit after tax) represented 50% of the incentive opportunity and performance was at Level 2 or above but below Level 3. In this case, the performance award for this metric would equal (1) the NEO’s base salary, times (2) 50% (the incentive weighting), times (3) 40% (the payout percentage corresponding to Level 2 performance), resulting in a payout equal to 20% of base salary for this metric. The President and CEO’s calculation would be similar, with a 50% incentive weighting for the net profit after tax metric, but with his Level 2 payout being 100%, rather than 40%, his payout would be equal to 50% of base salary for this same metric.

From a timing standpoint, the Committee has sought to adopt the annual incentive compensation plans in force for a given fiscal year for our President and CEO and our other four NEOs prior to March 31 of such fiscal year, so that the goal-setting metrics would not be overly influenced by current-year performance to date. For 2022, the Committee adopted our CEO Plan (covering Mr. Brager) and our ECP Plan (covering Messrs. Nicholson, Farnsworth, Harvey and Wohl) on March 23, 2022.

The following Table contains the Company’s 2022 results for each of the performance incentive plan metrics, as well as how such 2022 results compared to the Company’s 2021 results. The cash awards provided to each of our NEOs under this incentive component of compensation are discussed below and set forth in column (g) of our Summary Compensation Table. The individual job performance appraisal for each such NEO in connection with his applicable supplemental bonus opportunity is also discussed separately below and set forth in column (d) of our Summary Compensation Table.

2022 TABLE OF PERFORMANCE MEASURES AND PAYOUT LEVELS FOR NAMED EXECUTIVE OFFICER INCENTIVE AWARDS

Performance Measures		Level 1 (Threshold)	Level 2 (Target)	Level 3 (Maximum)	2022 Results	Payout Level
CEO Opportunity	2021	75%	100%	150%
NEO Opportunity	Results	20%	40%	60%

	Dollar amounts in thousands

Net Profit After Tax Hurdle (CVB Financial Corp.)	$212,500	$180,000			Hurdle Met

Net Profit After Tax (CVB Financial Corp.)	$212,500	$188,000	$196,000	$204,000	$235,424	3

Average Demand Deposits	$7,817,600	$8,600,000	$8,800,000	$9,000,000	$8,839,600	2

Average Total Loans (Net)	$8,065,900	$8,600,000	$8,700,000	$8,800,000	$8,702,600	2

Noninterest income	$46,000	$46,000	$48,000	$50,000	$47,300	1

Noninterest (Operating) Expense	$188,800	$222,000	$218,000	$214,000	$210,500	3

Delinquencies (Quarterly Average)	0.02%	0.05%	0.04%	0.03%	0.013%	3

Nonperforming Loans + OREO/Total Loans (Quarterly Average)	0.13%	0.35%	0.25%	0.15%	0.123%	3

Legal Expenses Net of Recoveries	$253	$800	$700	$600	$630	2

2022 Supplemental Bonus Awards. As described above, the individual discretionary bonus component for Mr. Brager is established as one of the five core factors set forth in Mr. Brager’s CEO Plan, whereas the individual discretionary bonus component for each of Messrs. Nicholson, Farnsworth, Harvey and Wohl is established in their respective ECP Plans as a separate and additional award opportunity outside of the five core factors set forth for each such NEO. The amount of this individual discretionary bonus opportunity ranges from 0% to 30% of base salary for our President and CEO, and from 0% to 20% of base salary for Messrs. Nicholson, Farnsworth, Harvey and Wohl.

Depending on the specific NEO, we take into consideration factors such as customer and business retention, quality and accuracy of financial reporting, staff recruitment and retention, expense management, project management, sales and credit support, cybersecurity and fraud prevention, strategic plan development and communication, sales calling activity, product development and implementation, marketing, effective communication with shareholders and regulators, facilities management, loan portfolio management, cross-selling of customer products, loan documentation and servicing, special assets management, organizational structure and execution, technology enhancement, systems implementation and support for other divisions.

For the discretionary bonus award, our NEOs (including the President and CEO) are evaluated, and the personal performance level indicated by the individual NEO’s performance is specified as a percentage up to a maximum of 30% or 20%, as applicable. This percentage is then multiplied by the executive’s base salary to calculate the applicable NEO’s individual discretionary bonus. As previously noted, the cash bonus awards provided to each of our NEOs under this component are reflected in column (d) of the Summary Compensation Table below.

The President and CEO evaluates the individual job performance of the NEOs (other than himself) and makes recommendations regarding their achievement levels to the Compensation Committee, which determines the amount of each NEO’s discretionary bonus. The Compensation Committee evaluates the President and CEO’s individual job performance and determines his discretionary bonus award.

Total Calculated Payout Levels. The following table reflects the impact of our 2022 results for each of the performance incentive plan metrics on each NEO’s incentive compensation under his respective Plan, as well as the amounts paid under the Supplemental Bonus Awards, with additional descriptions of the Committee’s assessment of each NEO’s performance below.

2022 TABLE OF PAYOUT LEVELS FOR EACH NAMED EXECUTIVE OFFICER BY PERFORMANCE MEASURE

Performance Measures	Brager	Nicholson	Farnsworth	Harvey	Wohl
	Calculated Payout Levels (as a % of Salary) under the Plan

Net Profit After Tax (CVB Financial Corp.)	75%	30%	30%	30%	30%

Average Demand Deposits	10%	4%	0%	4%	0%

Average Total Loans (Net)	10%	4%	8%	4%	4%

Noninterest Income	0%	2%	0%	2%	2%

Noninterest (Operating) Expenses	15%	12%	6%	12%	9%

Delinquencies (Quarterly Average)	0%	0%	6%	0%	0%

Nonperforming Loans + REO/Total Loans (Quarterly Average)	0%	0%	6%	0%	0%

Legal Expenses and Recoveries	0%	0%	0%	0%	6%

Subjective Job Performance	25%	N/A	N/A	N/A	N/A

Total Incentive Award as a % of Salary under Plan	135%	52%	56%	52%	51%

Supplemental Discretionary Bonus	N/A	18%	17%	18%	17%

Total Bonus Award as % of Salary	135%	70%	73%	70%	68%

Mr. Brager’s Annual Incentive. Mr. Brager’s 2022 Employment Agreement provides that the target amount of incentive and bonus compensation Mr. Brager was entitled to earn for fiscal year 2022 was a total of 100% of his base salary, with a maximum of up to 150% of base salary, as determined under the five factors that were part of his 2022 CEO Plan. In order to adequately recognize and compensate Mr. Brager for the plenary scope of his overall responsibilities, including his supervision of all our other executive officers, and to further incentivize him to meet his designated performance targets, Mr. Brager’s potential incentive and bonus compensation levels are set at higher percentages than those of our other NEOs.

With respect to his specific financial performance metrics, as enumerated in the preceding Tables, Mr. Brager’s aggregate incentive compensation for 2022 was $880,000.

Mr. Brager’s Subjective Job Performance rating was evaluated based on a scale ranging from 0% to 30% of annual base salary, with the target level set at 20%, under his CEO Plan. For 2022, Mr. Brager’s Job Performance was judged to be “Excellent,” which in turn resulted in Mr. Brager’s achieving an award level of 25% of base salary.

In calculating this discretionary bonus award for Mr. Brager, the Compensation Committee considered CVB Financial Corp.’s position during 2022 in light of the many challenges created by the uncertain economic environment, including surging inflation and interest rates, negative U.S. GDP growth during the first two quarters of 2022, and the lingering effects of the continuing COVID-19 pandemic. In this connection, the Committee recognized Mr. Brager’s leadership in achieving steadily increasing quarterly earnings during 2022, culminating in the highest net income for a full calendar year in the Company’s history, while maintaining a distinctively safe and sound financial and credit profile. Among other accomplishments, Citizens Business Bank recorded strong net income and loan growth, while maintaining exceptionally low levels of delinquent and non-performing loans. In addition, Mr. Brager shepherded the timely closing of the Company’s acquisition of Suncrest Bank in early 2022, which was the second largest merger transaction in the Company’s history, as well as the successful integration of Suncrest Bank’s customer franchise, loan and deposit portfolio, and key personnel, which in turn enabled Citizens Business Bank to expand its geographic footprint to the Sacramento area and to solidify and deepen its position and presence in the important Central Valley region of California.

Notably, for the fourth time in the past eight years, Forbes Magazine recognized CVB Financial Corp. as the number one top-performing bank in the U.S., among the 100 largest publicly traded banks in the nation, based on the magazine’s specified performance metrics for the applicable reporting period. Moreover, Mr. Brager exercised capable oversight of a number of key corporate projects, including improvements to the Company’s customer-facing technology platform and more effective and efficient credit monitoring of the Company’s loan portfolio. Furthermore, CVB Financial Corp. maintained its historically strong capital ratios and significant liquidity, and over the course of 2022, CVB Financial Corp. declared its 133rd consecutive quarterly dividend, raised its quarterly shareholder dividend twice, and achieved a record 183rd consecutive quarter of profitability. Lastly, the Compensation Committee evaluated a variety of intangible factors, including Mr. Brager’s effectiveness in implementing an enhanced strategic planning and budgeting process, and his leading role in achieving improved shareholder returns over the past two years.

In view of these considerations, the Committee awarded Mr. Brager a discretionary bonus in the amount of $200,000 for 2022.

In summary, Mr. Brager’s aggregate objective incentive award and individual discretionary bonus for 2022 was equal to $1,080,000, which represents a cumulative total of 135% of his base salary in effect as of March 1, 2022.

Mr. Nicholson’s Annual Incentive. The performance measures for Mr. Nicholson for 2022 were similar to those of Mr. Brager, except that (i) Mr. Nicholson’s bonus compensation was weighted more heavily towards management of noninterest (operating) expense since, in his role as Chief Financial Officer, Mr. Nicholson is directly responsible for managing the Company’s overall financial budgeting process, and his position has correspondingly more day-to-day impact on noninterest (operating) expenses than on more sales-oriented metrics such as loan and deposit growth, and (ii) the individual criteria applicable to Mr. Nicholson’s rating for Subjective Job Performance are calibrated to the specific duties of his position.

With respect to the financial performance metrics set forth in his incentive performance plan, Mr. Nicholson’s aggregate incentive compensation for 2022 was $260,000.

In calculating the individual discretionary bonus to be paid to Mr. Nicholson for 2022, the Compensation Committee considered Mr. Nicholson’s role in helping the Company to manage the financial risks and opportunities for banking organizations in a more volatile financial environment that featured surging inflation and interest rates and a changing and uncertain outlook for economic growth. This in turn presented a unique set of challenges in finding appropriate securities investments, overseeing asset-liability sensitivity and duration for Citizens Business Bank’s balance sheet, and managing the Company’s ongoing liquidity requirements. In addition, Mr. Nicholson provided operational support to achieve important financial goals, including assisting with operating efficiencies, the safety and soundness of Citizens Business Bank, and supporting growth initiatives and strategy development, including his orchestration of the Company’s capital planning and stock buy-backs during 2022, as well as his oversight of our Human Resources Department. Lastly, Mr. Nicholson played a key role in the successful financial integration of the Company’s acquisition of Suncrest Bank, and he supervised and refined the crucial economic forecasting models utilized in connection with the Company’s ongoing implementation of ASU No. 2016 — 13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which significantly changed the Company’s methodology of measuring credit losses for most financial assets not measured at fair value.

In view of these considerations, the Compensation Committee approved a discretionary bonus of $90,000 for Mr. Nicholson (which represents 18% of his base salary in effect as of March 1, 2022).

In summary, the Compensation Committee awarded Mr. Nicholson an aggregate objective incentive award and individual supplemental bonus of $350,000 for 2022, which represents a cumulative total of 70% of his base salary in effect as of March 1, 2022.

Mr. Farnsworth’s Annual Incentive. For Mr. Farnsworth, the individual performance measures and their respective percentage weightings differed from those applicable to Messrs. Brager and Nicholson in certain respects. Besides net profit after tax, average total loans and noninterest (operating) expenses, Mr. Farnsworth is also measured on average loan delinquencies and the ratio of nonperforming loans and foreclosed properties to total loans, as these metrics are considered to be indicative of sound credit management in his role as our Chief Credit Officer. In addition, with respect to his supplemental bonus plan, Mr. Farnsworth is evaluated on his efforts to create a positive credit environment through his active management of our loan portfolio, as well as his support of sales efforts, responsiveness to customers, visits to loan centers, oversight of our new loan originations and current loan extensions, and workouts of troubled loans. Certain of Mr. Farnsworth’s performance goals are different because his credit management functions tie more closely to these credit-related performance and management goals than those of our other NEOs.

With respect to his specific financial performance metrics, Mr. Farnsworth’s aggregate incentive compensation for 2022 was $212,800.

In calculating the individual discretionary bonus to be paid to Mr. Farnsworth, the Compensation Committee observed that, under his supervision, Citizens Business Bank continued to maintain an extremely low loan delinquency level, at a quarterly average level of 0.013% of total assets for 2022, which was one of the lowest levels achieved in the history of Citizens Business Bank. In addition, Mr. Farnsworth’s Credit Management Division (CMD) played a critical role in helping Citizens Business Bank to originate elevated loan volumes in 2022, including over $2 billion in new business loan originations. Mr. Farnsworth and his team also played a critical role in the successful integration of the $766 million loan portfolio acquired from Suncrest Bank. Importantly, Mr. Farnsworth maintained a positive credit environment at Citizens Business Bank by conducting sound portfolio management, helping to upgrade credit stress-testing models for our commercial loan portfolio as well as to implement new monitoring and reporting tools for special assets. Finally, the Compensation Committee noted that, under Mr. Farnsworth’s direction, CMD, which is one of the Company’s largest divisions in terms of personnel and risk oversight, continued to maintain reasonable controls over operating expenses, and CMD also continued to improve its responsiveness to the needs of Citizens Business Bank’s sales managers and customers through our longstanding sales-credit partnership program.

In view of these factors, the Committee approved a discretionary bonus of $64,600 for Mr. Farnsworth (which represents 17% of his base salary in effect as of March 1, 2022).

As a result of this mix of accomplishments, the Compensation Committee awarded Mr. Farnsworth an aggregate objective incentive award and individual supplemental bonus equal to $277,400 for 2022, which represents a cumulative total of 73% of his base salary in effect as of March 1, 2022.

Mr. Harvey’s Annual Incentive. The weightings of Mr. Harvey’s performance measures differed from those of our other NEOs because his bonus compensation is designed to align more closely with Operations Division management, which includes a strong emphasis on management of operating expenses, plus customer service activities, staff recruitment, organizational structure and execution, technology and cybersecurity initiatives, systems integration, and product development and implementation.

With respect to his specific financial performance metrics, Mr. Harvey’s aggregate incentive compensation for 2022 was $265,200.

In calculating the individual discretionary bonus compensation for Mr. Harvey, the Compensation Committee considered Mr. Harvey’s key role in achieving a number of the Company’s important operations, information technology and corporate facilities objectives for 2022, including implementing significant improvements in the Company’s operations and technology infrastructure, which are critical to the Company’s efficiency goals and fraud prevention efforts, excellent management of the Company’s operating expenses with minimal charge-offs and fraud losses, executing on the Company’s conversion of the majority of its customers to an industry-leading online banking and mobile banking platform, overseeing the build-out of a data management warehouse for Citizens Business Bank to facilitate key automation and reporting initiatives, leading the conversion and integration of Suncrest Bank’s operations and data into Citizens Business Bank’s operating platform, and overseeing the management of the Company’s corporate real estate and branch facilities, including the initial onboarding of seven Suncrest Bank branch offices and the closing of two Suncrest Bank branch offices that overlapped with Citizens Business Bank branches. In the Compensation Committee’s view, Mr. Harvey’s timely and effective completion of these key objectives helped to foster the Company’s growth in net income and careful management of operating expenses. In addition, Mr. Harvey continued to play a key role in the Company’s ongoing response to the lingering COVID-19 pandemic by heading the Company’s Business Continuity Steering Committee. The Compensation Committee determined that Mr. Harvey demonstrated effective leadership over his department.

In view of these considerations, the Committee approved a discretionary bonus of $91,800 for Mr. Harvey (which represents 18% of his base salary in effect as of March 1, 2022).

As a result of the application of these measures, the Compensation Committee awarded Mr. Harvey an aggregate objective incentive award and individual supplemental bonus equal to $357,000 for 2022, which represents a cumulative total of 70% of his base salary in effect as of March 1, 2022.

Mr. Wohl’s Annual Incentive. The performance measures for Mr. Wohl were also tailored to his position as the Company’s General Counsel. The substantial majority of his bonus compensation is tied to the same performance measures that apply to our other NEOs, including net profit after tax, average total loans and noninterest expense, in order to ensure that our key executives are commonly incented and aligned to achieve the Company’s overarching financial and strategic objectives. However, as in the case of Mr. Farnsworth, a meaningful portion of Mr. Wohl’s annual incentive plan is tied to performance measures related to the specific responsibilities of his position, which in Mr. Wohl’s case are focused on overseeing the Company’s legal risks, including managing our legal expenses and recoveries. Likewise, the criteria applicable to Mr. Wohl’s rating for Subjective Job Performance are designed to correspond to his duties to support and enhance our corporate governance, to provide timely assistance for our other corporate departments, to manage our litigation and to supervise our Corporate Secretary function in support of our Board of Directors.

With respect to his specific financial performance metrics, Mr. Wohl’s aggregate incentive compensation for 2022 was $168,300.

In calculating Mr. Wohl’s individual discretionary bonus compensation for 2022, the Compensation Committee considered, among other things, Mr. Wohl’s and his department’s role in overseeing the Company’s corporate governance, handling sensitive employment law and insurance renewal matters, helping with the completion of the Company’s acquisition of Suncrest Bank, utilizing a successful framework for management and oversight of the Company’s outside law firms, providing strong legal support for the Company’s credit, human resources, bank operations, regulatory and risk management departments, and his efficient and effective supervision of the Company’s litigation matters. Mr. Wohl’s subjective performance overall was judged to be “Excellent,” and this in turn resulted in Mr. Wohl’s receiving a discretionary bonus of $56,100 (which represents 17% of his base salary in effect as of March 1, 2022.)

As a result of the application of these various measures, the Compensation Committee awarded Mr. Wohl as aggregate incentive compensation and subjective bonus award of $224,400 for 2022, which represents a cumulative total of 68% of his base salary in effect as of March 1, 2022.

Incentive and Bonus Compensation for our NEOs for 2023. The Compensation Committee continues to review the annual incentive and bonus compensation arrangements for its named executive officers.

Effective for fiscal year 2023, the annual objective incentive compensation for which our NEOs are eligible is expected to be based upon net profit after tax, average total loans, operating expenses and the other factors enumerated in the “Table of Performance Measures” above.

Effective for fiscal year 2023, the annual individual discretionary bonus compensation for which our NEOs are eligible is expected to be awarded on a subjective basis, utilizing criteria similar to those set forth above in the discussion of “2022 Supplemental Bonus Awards” above.

Equity-Based Compensation

All equity awards made by the Compensation Committee during our 2022 fiscal year were issued pursuant to the terms of our 2018 Equity Incentive Plan, some of the key terms of which are described below in the section of this proxy statement on “Equity Compensation Plan Information.” In determining the number and mix of incentive awards to be awarded to an executive officer, the Compensation Committee considers (i) the number of incentive awards previously granted to such executive officer, (ii) its own analysis of the executive’s contribution to CVB Financial Corp., including an assessment of the executive’s responsibilities and performance, (iii) whether the terms of the award would support the achievement of the Company’s strategic or financial goals, (iv) the number of incentive awards granted to executives with similar responsibilities at our peer group banks and bank holding companies, and (v) the projected percentage such incentive compensation would constitute of each executive’s overall compensation.

The Compensation Committee’s goal is generally to utilize an appropriate mix of stock options, restricted stock and time-based and performance-based restricted stock units, and to take into account the degree to which grants of particular types of awards will incentivize the Company’s executives to accomplish important corporate objectives. For example, in considering whether to grant time-based versus performance-based awards, the Compensation Committee will consider how to strike the appropriate balance between creating incentives for performance as well as retention. In addition, the Compensation Committee takes into account, with respect to the type of award under consideration, the compensation expense and potential share dilution factor associated with each form of equity incentive compensation.

The Compensation Committee has concluded that an annual cycle for equity awards is an appropriate interval for making grants, based on (i) prevailing practices for the grant of awards at competitor financial institutions in the peer group described above in the section of this proxy statement on “Peer Group Criteria and Composition,” (ii) the Compensation Committee’s desire to enhance the reward and retention elements of CVB Financial Corp.’s equity incentive program, and (iii) the Compensation Committee’s desire to achieve a sequential series of award values that would more precisely track the average prices of CVB Financial Corp. stock over a given period of time. In addition, on occasion, we grant stock options, restricted stock or restricted stock units on dates outside our normal award cycle. This may be done in conjunction with the hiring of an individual manager, renewal of an employment contract or as a special incentive.

For 2022, our Compensation Committee decided to maintain several key “best practices” originally adopted in connection with the Company’s 2020 equity award program, again based on peer data and recommendations provided by our outside compensation consultants at Pearl Meyer. These key elements included (i) the making of annual as opposed to multi-year equity grants for all our continuing NEOs, including our President and CEO, so as to provide the Committee with the flexibility to adjust equity awards more regularly in order to better reflect the Company’s and each executive’s ongoing performance and goals, (ii) the incorporation of a strong component of performance restricted stock units (“PRSUs”) in regular annual equity awards to be granted to each of our continuing NEOs, and (iii) the development of consistent performance criteria for the vesting of PRSUs and the utilization of a three-year performance period over which such performance criteria would be measured. The Committee continues to believe the employment of these features is more consistent with articulated “best practices” utilized in similar equity programs by the Company’s peer banking institutions.

Under our 2018 Equity Incentive Plan, dividends are paid on grants of restricted stock shares and dividend equivalents are paid on Time RSUs which have not yet vested at the same rate as dividends declared on all other shares of our common stock. With respect to PRSUs, dividend equivalents are paid retroactively for periods prior to vesting once the number of shares to be awarded has been finally determined under the applicable performance metrics.

Equity Incentive Grants to our President and CEO for 2022. As noted above in the section of this proxy statement on “Compensation Arrangements with our President and CEO,” Mr. Brager received an equity award of 21,350 Time RSUs and 21,350 PRSUs (target number of shares), on January 26, 2022, as his aggregate equity grant for the Company’s 2022 fiscal year. Pursuant to his 2020 Employment Agreement, which was still in effect at the time his 2022 equity award was granted, Mr. Brager was entitled to receive an annual grant with a dollar value of shares equal to 120% of his annualized base salary at the time of the grant. The Committee’s grant to Mr. Brager for a total of 42,700 shares of PRSUs (at target number of shares) and Time RSUs for 2022 equated to a dollar value of approximately $960,000, at the closing price for the Company’s shares of $22.47 on the grant date of January 26, 2022, as compared to his annualized base salary on that date of $800,000. The specific criteria and performance measurement period applicable to Mr. Brager’s grant of PRSUs for 2022 are summarized below in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period.” The Time RSUs granted to Mr. Brager for 2022 were set to vest in equal annual increments over a three-year period on the respective anniversary dates of the grant date.

Equity Incentive Grants to our Other NEOs for 2022. Messrs. Nicholson and Harvey each received equity grants of 23,000 shares of restricted stock units on January 26, 2022 for the Company’s 2022 fiscal year, divided equally between PRSUs (11,500 target shares) and Time RSUs (11,500 shares). Similar to Mr. Brager’s equity grants, the PRSUs awarded to Messrs. Nicholson and Harvey are subject to the identical performance criteria and performance measurement period as are being applied to Mr. Brager’s 2022 PRSU grant, and the Time RSUs were set to vest in equal increments over the same three-year period.

Mr. Farnsworth and Mr. Wohl each received equity grants on January 26, 2022 in the same configuration and subject to the same vesting and performance criteria and measurement periods as Messrs. Nicholson’s and Harvey’s grants, except in smaller respective amounts. Mr. Farnsworth’s and Mr. Wohl’s aggregate grants for the Company’s 2022 fiscal year were 18,500 shares and 10,000 shares, respectively, split equally between PRSUs (at target number of shares) and Time RSUs, with the PRSU component subject to the same performance criteria and performance measurement period as are being applied to Mr. Brager’s 2022 PRSU grant, and the Time RSUs set to vest in equal increments over the same three-year period.

PRSU Performance Criteria and Measurement Period. For each of our five NEOs who received grants of PRSUs in 2022, such PRSUs are scheduled to vest on the three-year anniversary of their January 26, 2022 grant date, based on the financial performance of the Company during a three-year performance consisting of the Company’s 2022, 2023 and 2024 fiscal years (the “Performance Period”).

The PRSUs are subject to two performance targets, each of which is to be weighted equally and averaged by calendar year over the three-year Performance period: (i) the Company’s relative return on average tangible common equity compared to that of the other banks in the KBW Nasdaq Regional Banking Index (“Relative ROATCE”) and (ii) the Company’s relative return on average assets compared to that of the other banks in the KBW Nasdaq Regional Banking Index (“Relative ROAA”). These two measures are commonly utilized by banking organizations as reflective of important aspects of their overall financial performance.

The target number of shares would be vested on January 26, 2025 if the Company achieves the 50th percentile performance on both the Relative ROATCE and Relative ROAA measures over the Performance Period. In addition, the actual number of shares earned would be subject to adjustment on a linear basis, plus or minus a maximum of 25% of the target number of shares (i.e., up to 125% or down 75% of the target number of shares), for (x) performance above the 50th percentile up to the 75th percentile (with no additional shares to be awarded for performance above the 75th percentile) and (y) performance below the 50th percentile down to the 25th percentile (with no shares to be awarded for performance below the 25th percentile) as follows:

Performance Measure	Weighting	Measured Against	Performance and Payout
			Below Threshold	Threshold	Target	Maximum

Relative Return on Average Assets (“ROAA”)	50%	KBW Nasdaq Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile

Relative Return on Average Tangible Common Equity (“ROATCE”)	50%	KBW Nasdaq Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile

Payout as of % of Target			0%	75%	100%	125%

By way of example, using Mr. Brager’s PRSU grant for 2022 of 21,350 shares, if performance by the Company under each of the Relative ROAA and Relative ROATCE measures was achieved at the 45th percentile for the Performance Period, the percentage of the target number of shares vesting under those performance criteria for that Performance Period would be 95% (75% + 20%) on each measure, and the final number of such shares vesting for Mr. Brager would be 20,283 (95% x 21,350 share target), which is the mathematical calculation rounded up or down to the nearest whole share.

Equity Compensation for our NEOs for 2023. As will be further explained in our proxy statement for our 2024 annual meeting of shareholders, all equity grants awarded to our NEOs for 2023, as the date of this proxy statement, have been made on terms consistent with the “best practices” adopted by our Compensation Committee for our NEO equity award program starting in 2020, including the employment of annual as opposed to multi-year grants, the inclusion of PRSUs in the amount of 50% (at target levels) of the overall number of shares granted to each of our NEOs, the use of consistent performance criteria as compared to prior year PRSU grants, and the utilization of a three-year performance measurement period for PRSU vesting.

Employee Retirement Plans

CVB Financial Corp. and Citizens Business Bank have established a 401(k)/Profit Sharing Plan that provides retirement benefits to all eligible associates, including our named executive officers. It also has death and disability benefit features.

All eligible associates receive a Qualified Non-Elective Contribution to the 401(k) portion of the Plan each year, which is immediately vested. Annual Qualified Non-Elective Contributions are made solely by CVB Financial Corp. These contributions are provided to eligible 401(k) Plan participants. For 2022, CVB Financial Corp. contributed 3% of total eligible associate base salary and bonus (which eligible salary and bonus amount for any associate was a maximum of $305,000 in 2022) in the form of a Qualified Non-Elective Contribution, resulting in 401(k) Plan contributions of $9,150 for each of our NEOs.

For our Profit Sharing Plan, associates become eligible upon completing at least one year of employment and having at least 1,000 hours of service in the applicable calendar year. Profit Sharing Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made by CVB Financial Corp. at the discretion of the Board of Directors. For 2022, CVB Financial Corp. contributed 3% of total eligible associate base salary and bonus to our Profit Sharing Plan, resulting in contributions of $9,150 for each of our NEOs.

Employee Health and Welfare Benefits

Health and welfare benefits are an additional part of our associate compensation package. We offer our associates a full range of medical, dental, vision, life and long-term disability coverage. All associates, including our NEOs, pay approximately 25% of the associated costs, while the Company pays the remaining 75%. We believe these benefits are comparable to those offered to employees by our peer group banks and financial institutions.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code (IRC) limits the corporate tax deduction for compensation paid to our NEOs in any fiscal year to $1 million per individual. This limitation applies to compensation paid to or with respect to anyone who had been a NEO in fiscal year 2017 or in any later fiscal year, even if the individual is not a NEO in the year for which deduction would be taken. Prior to 2018, this deduction limitation did not apply to compensation that met certain requirements to be considered performance-based. However, as a result of amendments made to IRC Section 162(m) by the Tax Cuts and Jobs Act of 2017, performance-based compensation is included in compensation subject to the $1 million annual deduction limitation, subject to certain exceptions for performance-based compensation granted before November 3, 2017. Beginning with our fiscal year 2019, the California Revenue and Taxation Code was conformed to the 2017 amendments to IRC Section 162(m), so that performance-based compensation, unless granted before April 1, 2019, is included in compensation subject to the $1 million annual deduction limitation in determining the Company’s California franchise tax liability.

The Company’s 2015 Executive Incentive Plan, and the individual CEO and NEO Performance Compensation Plans adopted on an annual basis, had been designed broadly to satisfy the deductibility exception for performance-based compensation prior to the 2017 and 2019 federal and state tax law changes. As a result of the tax law changes summarized above, on February 23, 2023, the Compensation Committee adopted an amended and restated 2023 Executive Incentive Plan which, among other things, deleted any references to the superseded requirements of IRC Section 162(m). However, because the Company’s 2023 Executive Incentive Plan is based on the same structure and terms as the Company’s 2015 Executive Incentive Plan, the Committee has likewise maintained the traditional business criteria and compensation metrics incorporated in our individual annual CEO and NEO Performance Compensation Plans, as set forth above in the section and tables of this proxy statement on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus,” because the Committee continues to believe that such criteria and metrics are consistent with the Committee’s desire to incorporate compensation best practices consistent with those of our peer financial institutions.

Stock options granted under our 2008 Equity Incentive Plan were intended to qualify as performance-based compensation that would be exempt from the deduction limitation under Section 162(m), and we believe that our stock options granted on or before November 2, 2017 (on or before March 31, 2019 for California tax purposes), and not modified thereafter, will continue to so qualify. However, as a result of the tax law changes described above, income recognized on exercise of options granted after November 2, 2017, will not be exempt from the Section 162(m) federal tax deduction limitation, and income recognized on exercise of options granted after March 31, 2019, will not be exempt from the deduction limitation under California tax law.

The Compensation Committee believes that shareholder interests are best served if the Committee has discretion and flexibility to award compensation to our executives that is not restricted to $1 million annually, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved bonus compensation and equity grants for our NEOs that may not be fully deductible because of the Section 162(m) limitation and may approve other compensation that is not deductible for income tax purposes.

The Compensation Committee will continue to modify our compensation practices and programs as necessary to maintain our ability to attract and retain key executive while taking into account the tax deductibility of compensation programs. The Compensation Committee has retained the flexibility, however, to pay compensation that is not deductible for tax purposes because it believes that doing so permits it to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

Compensation Governance and Risk Management

The Compensation Committee considers risk management to be an essential component of a properly conceived executive compensation program.

First, the Committee takes into account the structure of the compensation plans pursuant to which incentive awards are made. In this regard, the Committee notes that, while CVB Financial Corp.’s cash incentive awards reward associates, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically profit and expense metrics, loan growth and retention, and deposit growth and retention, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in making incentive award and bonus compensation decisions.

Second, the Committee has implemented a compensation plan review and oversight process that is designed to help identify, manage and monitor compensation-related risks. With respect to Board oversight, the Compensation Committee believes that CVB Financial Corp., through the monitoring of its Board Audit Committee and the Board Risk Management Committee of Citizens Business Bank, has implemented appropriate compliance, internal control, and disclosure review and reporting programs.

At the management level, Citizens Business Bank’s Chief Risk Officer actively oversees the Company’s compliance with the requirements of the Risk Management Policy and Program, acts as chair of the management-level Management Compliance Committee at Citizens Business Bank, and is in regular contact with the foregoing Board committees to address material business and compliance risks. Furthermore, Citizens Business Bank has a standing Management Compensation Compliance Committee which is specifically tasked with reviewing officer compensation plans and advising our Board Compensation Committee regarding any associated significant risks and other legal or regulatory requirements. This Management Compensation Compliance Committee meets at least two times per calendar year, is chaired by our Director of Human Resources, and includes several additional key senior executives at Citizens Business Bank, including our Chief Financial Officer, Chief Risk Officer and General Counsel.

Third, the Committee notes that CVB Financial Corp. has adopted additional guidelines and controls intended to address compensation risks. For example, the Committee believes that CVB Financial Corp.’s director stock ownership guidelines and the prohibition on, and right to discipline associates and/or “claw back” bonus payments made to our executives for, manipulating financial statements or business goals for compensation purposes, in accordance with our Code of Ethics, also contribute to mitigating any risks associated with compensation incentives.

In the final analysis, the Compensation Committee has determined that the foregoing measures provide adequate safeguards that should either prevent or discourage excessive risk taking by our executives due to the design and structure of our executive compensation programs.

Consideration of 2022 Say-On-Pay Results

At our 2022 annual meeting of shareholders, our Say-On-Pay proposal itself received the support of approximately 97.21% of the total shareholder votes cast. In view of this positive vote and other relevant considerations, the Compensation Committee does not presently expect to make any significant changes to our approach to NEO compensation for 2023.

Our Board of Directors is soliciting a non-binding, advisory vote on the compensation of our NEOs for the Company’s 2022 fiscal year. See “Proposal No. 2: Advisory Approval of Our Executive Compensation.”

Compensation Committee Report

The following Compensation Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filings, except to the extent we specifically incorporate this Report by reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Hal W. Oswalt, Chair	Jane Olvera Majors
George A. Borba, Jr.	Raymond V. O’Brien III
Stephen A. Del Guercio	Kimberly Sheehy
Anna Kan

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid for services and received by our five NEOs, Messrs. Brager, Nicholson, Farnsworth, Harvey and Wohl, who served as NEOs for the last three fiscal years ended December 31, 2022, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(5)	Non-Equity Executive Incentive Plan Comp. ($)(6)(7)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(8)	All Other Comp. ($)(9)	Total ($)
David A. Brager President and CEO of the Company and the Bank	2022	796,923	200,000	959,469	-	880,000	-	76,244	2,912,636
	2021	715,385	180,000	863,835	-	810,000	-	66,590	2,635,810
	2020	551,539	180,000	934,725	-	540,000	-	81,427	2,287,691
E. Allen Nicholson EVP, Chief Financial Officer of the Company and the Bank	2022	498,396	90,000	516,810	-	260,000	-	49,713	1,414,919
	2021	448,077	81,000	449,873	-	243,000	-	48,628	1,270,578
	2020	391,923	65,700	598,950	-	160,600	-	51,347	1,268,520
David F. Farnsworth EVP, Chief Credit Officer of the Bank	2022	378,781	64,600	415,695	-	212,800	-	45,521	1,117,397
	2021	339,039	51,000	299,849	-	176,800	-	44,683	911,370
	2020	312,693	36,600	299,475	-	140,300	-	50,369	839,437
David C. Harvey EVP, Chief Operating Officer of the Bank	2022	508,077	91,800	516,810	-	265,200	-	60,054	1,441,941
	2021	458,462	82,800	449,873	-	266,800	-	57,880	1,315,815
	2020	413,077	70,200	598,950	-	163,800	-	70,212	1,316,239
Richard H. Wohl EVP, General Counsel of the Company and the Bank	2022	329,311	56,100	224,700	-	168,300	-	43,121	821,532
	2021	309,615	27,900	179,550	-	136,400	-	47,954	701,419
	2020	291,154	34,800	181,500	-	87,000	-	56,001	650,455

(1)

These are the base salary amounts paid to each of our NEOs for each of the years indicated. Starting in 2021, base salary adjustments for our NEOs were implemented effective at the beginning of January. In 2020, base salary increases for our NEOs were implemented in mid-March, so their base salaries for 2020 represent actual dollars paid based on differing salary levels for portions of the applicable calendar year.

(2)

The amounts shown in column (d) for 2022 for Mr. Brager reflect the cash award made to him under the “CEO Subjective Job Performance” factor included in his 2022 CEO Plan. The amounts shown in column (d) for Messrs. Nicholson, Farnsworth, Harvey and Wohl, respectively, for 2022 reflect their supplemental bonuses related to the “subjective award” component specified individually for each of our NEOs, other than Mr. Brager, under our 2022 ECP Plan. Further information regarding the awards of supplemental bonuses to all our NEOs is provided above in the section of this proxy statement on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus.”

(3)

For our 2022 fiscal year, the amounts of the respective stock awards shown in column (e) are described in detail in the section of the proxy statement on “Equity-Based Compensation.” Each of the specified equity awards for Messrs. Brager, Nicholson, Farnsworth and Harvey for 2022, 2021 and 2020, and for Mr. Wohl for 2022 and 2021, was in turn equally divided (50%/50%) between PRSUs and Time RSUs, and the dollar amounts disclosed with respect to the PRSU grants made to each such NEO reflects the number of PRSUs to be granted based on performance at target levels under the performance criteria applicable to the vesting of such PRSUs. By contrast, Mr. Wohl’s stock award for 2020 consisted solely of Time RSUs, as it was not known that Mr. Wohl would be one of our NEOs for 2020 at the time such grant was made.

(4)

For our 2020 fiscal year, the aggregate amount of the stock award shown in column (e) for Mr. Brager consists of two equity award components. The first component consists of an initial annual grant of restricted stock made pursuant to his 2020 Employment Agreement, with an approximate value equal to 120% of his 2020 base salary. The second component consists of a “catch-up” grant made in 2020 and intended to compensate Mr. Brager for the absence of any equity grant provided to him in his previous position as our EVP and Sales Division Manager for our 2019 calendar year. Likewise, each of the aggregate stock award amounts shown in column (e) for 2020 for three of our other continuing NEOs (Messrs. Nicholson, Farnsworth and Harvey) consists of the same two components, namely (i) an equity grant intended to cover the respective executive’s performance for 2020 and (ii) a “catch-up” grant intended to compensate for the absence of any equity grants made to these three continuing NEOs for 2019. Mr. Wohl did not receive any additional “catch-up” equity grant for his service as one of our named executive officers during 2019, as he was not one of our NEOs during 2019.

(5)

Pursuant to SEC regulations regarding the valuation of equity awards, all amounts listed in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures, and including the value of dividends to be paid on unvested shares of restricted stock, Time RSUs and PRSUs. For each of our NEOs, the grant date fair value received in

2022 is based on the sum of the target number of shares awarded (in the case of PRSUs), and the number of shares awarded (in the case of the Time RSUs), as applicable, times the per share closing price of the Company’s common stock on the grant date of January 26, 2022, which was $22.47. The amounts reflected in the table correspond to our accounting expense and do not correspond to actual value that will be realized by the NEOs. For additional information on valuation assumptions in connection with our equity grants, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(6)

The amount shown in column (g) for Mr. Brager for 2022 was awarded to Mr. Brager in March 2023 pursuant to the factors enumerated in Mr. Brager’s 2022 CEO Plan, as set forth in the 2022 Table of Performance Measures provided above in the section of this proxy statement on “2022 Executive Incentive Awards” (except for the compensation awarded to Mr. Brager for the “CEO Subjective Job Performance” factor in the Table of Performance Measures which is instead accounted for in column (d) as described in footnote 2 above).

(7)

The amounts shown in column (g) for Messrs. Nicholson, Farnsworth, Harvey and Wohl, respectively, for 2022 reflect their incentive compensation awards made pursuant to the objective factors enumerated in their 2022 ECP Plan. All such objective factors are set forth in the Table of Performance Measures provided above in the Compensation Discussion and Analysis section of this proxy statement under “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus” and “2022 Executive Incentive Awards.”

(8)

Any amount included in column (h) would represent the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code), but no such amounts were paid to any of our NEOs for 2022.

(9)	The components for the amounts shown in column (i) for each of our NEOs for 2022 are set forth below in the “All Other Compensation Table.”

ALL OTHER COMPENSATION TABLE

Name	Year	401(k)/Profit Sharing Plan Contributions	Auto Allowance	Insurance(1)	Country Club Dues	Other(2)	Total

David A. Brager	2022	18,300	24,000	17,273	9,113	7,558	76,244

E. Allen Nicholson	2022	18,300	14,400	17,013	-	-	49,713

David F. Farnsworth	2022	18,300	14,400	12,821	-	-	45,521

David C. Harvey	2022	18,300	14,400	17,273	9,900	182	60,054

Richard H. Wohl	2022	18,300	12,000	12,821	-	-	43,121

(1)	The amount represents health care benefits and life insurance premiums.
(2)

The amount represents special expenses (if any) associated with the NEO’s spouse’s attendance at business events, and, in the case of Mr. Brager, $3,485 for reimbursement for legal expenses incurred in connection with his 2022 Employment Agreement.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2022

The following Table illustrates the terms of plan-based awards initially granted to our NEOs during our 2022 fiscal year as follows: (i) the cash performance incentive compensation award for Mr. Brager under his CEO Plan for 2022, (ii) the respective cash performance incentive compensation awards for our four other continuing NEOs, Messrs. Nicholson, Farnsworth, Harvey and Wohl, pursuant to our ECP Plan for 2022, and (iii) the equity grants made to Messrs. Brager, Nicholson, Farnsworth, Harvey and Wohl for 2022, which consisted of equal components (50%/50%) of PRSUs and Time RSUs.

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Performance Compensation Plan Awards(1)			Estimated Possible Payouts Under Equity Performance Incentive Plan Awards: Number of Shares of Stock or Units(2)			All Other Stock Awards: Number of Shares of Stock Units (#)(3)	All Other Option Awards: Number of Shares of Stock Units (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David A. Brager	Cash Incentive Award	3/17/2022	480,000	640,000	960,000
	Time RSUs	1/26/2022							21,350			479,735
	PRSUs	1/26/2022				16,013	21,350	26,688				479,735
E. Allen Nicholson	Cash Incentive Award	3/17/2022	100,000	200,000	300,000
	Time RSUs	1/26/2022							11,500			258,405
	PRSUs	1/26/2022				8,625	11,500	14,375				258,405
David F. Farnsworth	Cash Incentive Award	3/17/2022	76,000	152,000	228,000
	Time RSUs	1/26/2022							9,250			207,848
	PRSUs	1/26/2022				6,938	9,250	11,563				207,848
David C. Harvey	Cash Incentive Award	3/17/2022	102,000	204,000	306,000
	Time RSUs	1/26/2022							11,500			258,405
	PRSUs	1/26/2022				8,625	11,500	14,375				258,405
Richard H. Wohl	Cash Incentive Award	3/17/2022	66,000	132,000	198,000
	Time RSUs	1/26/2022							5,000			112,350
	PRSUs	1/26/2022				3,750	5,000	6,250				112,350

(1)

These amounts represent the threshold, target and maximum payouts which could be earned by each of our NEOs, based upon the applicable percentage of his base salary level in effect on the date specified in his respective 2022 Performance Compensation Plan, by calculating the incentive compensation to be awarded to such executive under the objective factors set forth in his respective Performance Compensation Plan, as described in the section of this proxy statement on “Compensation Discussion and Analysis.” However, these threshold, target and maximum amounts do not include the separate component of each executive’s compensation for 2022 that was based on subjective criteria and is considered to have been made on a fully discretionary basis. See the sections of this proxy statement above on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus” and “2022 Supplemental Bonus Awards” for more specific information about the individual discretionary bonus plans and awards provided to our President and CEO and to each of our other NEOs for our 2022 fiscal year.

(2)

The “Estimated Possible Payouts Under Equity Performance Incentive Plan Awards” column in this Table includes the 50% portion of the equity grant received by each executive for 2022 in the form of PRSUs. The specific criteria and performance period governing the vesting of each of the PRSU equity grants made to our NEOs who received such grants in 2022, at threshold, target and maximum levels, are identical and are discussed in detail in the section of this proxy statement above on “PRSU Performance Criteria and Measurement Period.”

(3)	The “All Other Stock Awards” column in this Table includes the 50% portion of the equity grant received by each executive for 2022 in the form of Time RSUs.
(4)

For information on equity grant valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the applicable year end. In the case of restricted stock shares or units that are subject to time-based vesting, the fair value is computed as the target number of shares, within the range specified in the award, multiplied by the closing price of our stock on the date of grant. For 2022, all equity grants to our NEOs were made on January 26, 2022, and the closing price of our stock on such date was $22.47.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following Table lists the outstanding equity awards for our named executive officers who had outstanding equity awards at December 31, 2022. All of the awards have been adjusted for stock dividends and stock splits declared by CVB Financial Corp. since the grant date, if any.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock (#) That Have Not Vested	Market Value of Shares or Units of Stock (#) That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
David A. Brager					21,350(2)	549,763	26,688(5)	687,216
					14,434(3)	371,676	27,062(6)	696,847
					4,000(4)	103,000	24,688(7)	635,716
					6,584(4)	169,538
E. Allen Nicholson	6,000		16.62	6/22/2026	11,500(2)	296,125	14,375(5)	370,156
					7,517(3)	193,563	14,094(6)	362,921
					4,000(4)	103,000	13,126(7)	337,995
					3,500(4)	90,125
David F. Farnsworth					9,250(2)	238,188	11,563(5)	297,747
					5,010(3)	129,008	9,394(6)	291,214
					2,000(4)	51,500	6,562(7)	168,972
					1,750(4)	45,063
David C. Harvey					11,500(2)	296,125	14,375(5)	370,156
					7,517(3)	193,563	14,094(6)	362,921
					4,000(4)	103,000	13,126(7)	337,995
					3,500(4)	90,125
Richard H. Wohl					5,000(2)	128,750	6,250(5)	160,938
					3,000(3)	77,250	5,626(6)	144,870
					1,000(8)	25,750
					6,000(9)	154,500

(1)

The market value of the unvested stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 30, 2022, which was $25.75, and the applicable number of shares underlying such awards.

(2)	One-third of the unvested shares vest on each January 26, 2023, 2024 and 2025.
(3)	One-half of the unvested shares vest on each January 27, 2023 and 2024.
(4)	The unvested shares vest on March 25, 2023.
(5)

The unvested shares, reflected at maximum award levels, are scheduled to vest on January 26, 2025, subject to the achievement of performance criteria set forth above in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period” over a three-year measurement period. Maximum award levels for these PRSU grants have been utilized based on interim 2022 performance results exceeding target levels for both of the two specified performance measures.

(6)

The unvested shares, reflected at maximum award levels, are scheduled to vest on January 27, 2024, subject to the achievement of performance criteria set forth above in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period” over a three-year measurement period. Maximum award levels for these PRSU grants have been utilized based on interim 2021 and 2022 performance results exceeding target levels for both of the two specified performance measures.

(7)

This PRSU award, which was unvested at December 31, 2022, vests on March 25, 2023 at maximum award levels, based on the achievement of performance results exceeding maximum levels for both of the two specified performance measures over the three-year performance period from 2020-2022, pursuant to the criteria set forth above in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period.”

(8)	The unvested shares vest on September 19, 2023.
(9)	One-third of the unvested shares vest on each March 25, 2023, 2024 and 2025.

OPTION EXERCISES AND RESTRICTED STOCK VESTED IN 2022 TABLE

The following table lists option exercise and restricted stock vested during the year-ended December 31, 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

David A. Brager	-	-	19,299	456,043

E. Allen Nicholson	-	-	12,258	291,238

David F. Farnsworth	15,000	172,054	6,255	145,736

David C. Harvey	-	-	12,258	291,238

Richard H. Wohl	-	-	4,500	108,030

(1)	Represents the product of the number of shares acquired on option exercise (if any) and the difference between the closing price of our common stock on the exercise date and the option exercise price.
(2)	Represents the product of the number of shares acquired on vesting and the closing price of our common stock on the vesting date.

Deferred Compensation

We adopted the nonqualified Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007 (“2007 DCP”), for the benefit of our directors, certain of our named executive officers and certain other executives, associates and contractors. Under our 2007 DCP, each participant had the opportunity to defer up to 90% of his or her base salary and up to 100% of his or her director’s fees, bonus, any commissions, and any independent contractor compensation, for each calendar year of compensation covered by the 2007 DCP. The 2007 DCP does not provide any guaranteed yield or return to participants.

In December 2020, an updated CVB Financial Corp. nonqualified Deferred Compensation Plan (“2020 DCP”) was adopted and made effective for deferral of compensation earned on and after January 1, 2021 for the benefit of our directors, named executive officers and certain other senior officers and consultants. Under the terms of our 2020 DCP, each participant may defer up to 100% of his or her “Compensation” as defined therein, which includes any director’s fees, bonus, any commissions, and any independent contractor compensation, for each calendar year in which the 2020 DCP is effective. As was the case with the 2007 DCP, the 2020 DCP does not provide for any guaranteed yield or return to participants. All our directors and NEOs are eligible to participate in the 2020 DCP if they have so elected for the calendar year 2021 and beyond. The 2007 DCP was effectively frozen as to any additional deferrals at the time of its replacement by adoption of the 2020 DCP.

In addition, effective October 17, 2014, a “Rabbi Trust” was established for deferral amounts and any earnings credited thereto under all of our Deferred Compensation Plans, pursuant to IRS Revenue Procedure 92-64. The purpose of the “Rabbi Trust” is to protect participants’ deferral and distribution elections regarding the funds in the Company’s Deferred Compensation Plans in the event of a change in control involving the Company, although such funds will not be protected from claims or creditors in the event of any bankruptcy or insolvency of the Company.

As noted above, the following table shows the combined contributions and earnings during 2022 and cumulative account balances as of December 31, 2022 for our current NEOs under CVB Financial Corp.’s 2007 DCP and 2020 DCP.

NONQUALIFIED DEFERRED COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(2)(3)

David A. Brager	392,631		(121,779)		973,998

E. Allen Nicholson	294,015		(91,427)		803,435

David C. Harvey	128,046		(13,607)		153,119

(1)	These amounts relate to compensation that is reported in the Summary Compensation Table for 2022 above.
(2)

Reflects 2022 earnings on deferred compensation in column (d) (or negative earnings if the measurement funds decreased in value) and the combined deferred compensation balance as of December 31, 2022 in column (f) for the named executive officer under our 2007 DCP and 2020 DCP, as applicable.

(3)

Of the amount included in column (f) for Mr. Brager, $271,015 represents aggregate contributions that were reported as compensation to Mr. Brager in the Company’s Summary Compensation Table for prior years. Of the amount included in column (f) for Mr. Nicholson, $335,371 represents aggregate contributions that were reported as compensation to Mr. Nicholson in the Company’s Summary Compensation Table for prior years. Of the amount included in column (f) for Mr. Harvey, $36,677 represents aggregate contributions that were reported as compensation to Mr. Harvey in the Company’s Summary Compensation Table for prior years.

Potential Payments to our Named Executive Officers Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our NEOs, except for Mr. Brager, which, as explained further below, provide for termination payments in situations related to a change in control of the Company, and which were in force as of December 31, 2022 for each such NEO other than our President and CEO. These Severance Compensation Agreements, which have typically carried three-year terms, were renewed for all our NEOs, except for Mr. Brager in early 2022. In the case of Mr. Brager, in his role as our President and CEO, his potential termination payments are triggered by a broader range of circumstances as provided in his 2022 Employment Agreement.

Under Mr. Brager’s 2022 Employment Agreement, if he is terminated for cause or as a result of his death or disability, he would be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Brager’s employment is terminated without cause (other than in connection with a “change in control” as defined in the 2022 Employment Agreement), then Mr. Brager would be entitled to (i) his base salary earned through termination date plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) two times his then-current annual base salary plus (y) two times his average annual bonus granted for the preceding two calendar years. The additional payments would be made in equal installments on Citizens Business Bank’s normal payroll dates over an 18-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code.

If Mr. Brager’s employment is terminated without cause by the Company or its successor entity within one year following a change in control or within 180 days prior to a change in control of CVB Financial Corp. or Citizens Business Bank, or if Mr. Brager resigns his employment for “good reason” (as defined in his 2022 Employment Agreement) within one year following a change in control, Mr. Brager would be entitled to receive (i) his base salary earned through the termination date, plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) two times his annual base salary for the last calendar year immediately preceding the change in control, plus (y) two times his average annual bonus granted for the preceding two calendar years, plus (z) a lump sum amount (adjusted upward for any payroll and other taxes due) equal to 24 months of the cost of equivalent medical and dental plan coverage available to Mr. Brager and his dependents under the Company’s then-available benefit plans. The additional payments would be made in equal installments on Citizens Business Bank’s normal payroll dates over an 18-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code. In addition, upon a change in control, with or without Mr. Brager’s termination, (a) Mr. Brager’s unvested Time RSUs and any options or restricted shares would vest immediately and (b) Mr. Brager’s unvested PRSUs for which less than two years of the applicable Performance Period have been completed would vest at target levels (or would vest at the number of shares based upon the performance levels actually achieved if at least two years of the applicable Performance Period have been completed at the time of any such termination or change in control).

If Mr. Brager’s employment is terminated in connection with a disability, Mr. Brager would receive the disability benefits that he is entitled to be paid under Citizens Business Bank’s associate insurance plans.

Furthermore, in the event that Mr. Brager dies or becomes permanently disabled during his tenure as the Company’s President and CEO, Mr. Brager’s unvested stock options, Time RSUs and Performance RSUs would vest in full, with the Performance RSUs to vest at the target number of shares established in the applicable grant.

The receipt by Mr. Brager of additional payments in connection with his termination without cause, or in connection with a change in control, would be conditioned upon his execution of a general waiver and release agreement in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Brager agreed in his 2022 Employment Agreement not to solicit any customers or fellow employees of the Company for a period of one year following his termination of employment.

Our other four NEOs are entitled to severance only in more limited circumstances following a change of control. Specifically, our Severance Compensation Agreements were amended and restated, effective on February 1, 2022, to provide that, in the event that (i) the employment of any of our NEOs (other than our CEO) is terminated during the 120 day period prior to a change of control, or during the one year period following a change in control, for any reason (other than for cause), or (ii) any of our NEOs terminates his employment for “good reason” during the one year period following a change in control, then, in either case, the NEO concerned will receive an amount equal to (x) twice such executive’s annual base salary for the most recent calendar year, plus (y) two times the average of the last two years’ bonuses paid to such executive immediately preceding the change in control, plus (z) a lump sum amount (adjusted upward for any payroll and other taxes due) equal to 24 months of the cost of equivalent medical and dental plan coverage available to such executive and his dependents under the Company’s then-available benefit plans. This amount will be paid in 24 equal installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six months after the date of the NEO’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

In return, the executive is required to agree (i) to specified restrictions on the use of the Company’s confidential information, (ii) not to solicit the Company’s customers or employees for a period of one year, and (iii) to provide the Company with a general waiver and release agreement.

In addition, under the terms of the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan, upon a “change of control” of the Company, unless otherwise stated in an award agreement, (i) awards granted under both Equity Incentive Plans become fully exercisable as of the date of the change in control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any award then outstanding shall lapse as of the date of the change in control. Under each of our NEO’s respective PRSU award agreements, unvested PRSUs for which less than two years of the applicable Performance Period have been completed would vest at target levels (or would vest at the number of shares based upon the performance levels actually achieved if at least two years of the applicable Performance Period have been completed at the time of any such termination or change in control).

The Compensation Committee believes these change in control agreements are important for retention of the Company’s executives. By means of these agreements, CVB Financial Corp. believes it is more likely that an executive would remain in place to facilitate continuity of management and/or to assist an acquirer through the completion of a change of control. These agreements also assist an executive who may be displaced because of the change in control.

The Table below reflects the amount of compensation that would be awarded to each of our NEOs in the event of termination of such executive’s employment under the circumstances described in the Table. The amounts shown assume that such termination was effective as of December 31, 2022, and thus is based upon amounts earned through such time and are estimates of the amounts which would be paid to the respective executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Incentive and/or bonus compensation earned during the year, as long as the executive was employed during the entire period for which such incentive and/or bonus compensation is payable;

•	Stock options, restricted stock units and restricted stock which have already vested;

•	Vested account balances under our 401(k)/Profit Sharing Plan (including the vested portions of any Company contribution amounts);

•	Account balances under any applicable Deferred Compensation Plan; and

•	Unused vacation pay.

Since these earned amounts would be payable to our associates or officers generally, without regard to employment termination, they are not included in the Table below, which describes the potential and specific payments to which our NEOs are or would be entitled upon termination.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, our NEOs receive no benefits in the event of retirement, except that the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock in the event the continuous service of an associate or consultant terminates due to retirement or death.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEO will receive benefits under our associate disability plan or payments under our associate life insurance plan, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT TABLE

Except as otherwise noted below, the amounts set forth in this table are amounts that would have been payable if the payment triggering event or events had occurred on December 31, 2022.

Name	Cash Severance Arrangements/ Compensation ($)	Acceleration of Unvested Options, Stock Awards and Any Incentive Cash Awards ($)	Total Termination Benefits ($)

David A. Brager

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)	3,715,881(2)		3,715,881

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	3,715,881(2)	3,062,370(3)	6,704,323

Death or Disability		2,809,789(4)	2,809,789

E. Allen Nicholson

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	1,718,959(5)	1,672,540(3)	3,326,197

Death or Disability

David F. Farnsworth

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	1,309,549(5)	1,107,958(3)	2,374,003

Death or Disability

David C. Harvey

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	1,772,481(5)	1,672,540(3)	3,379,719

Death or Disability

Richard H. Wohl

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	1,094,518(5)	656,934(3)	1,725,393

Death or Disability

(1)

The Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and reduce the period of restriction stock in the event of the continuous service of the associate or consultant terminates due to retirement or death.

(2)

Pursuant to Mr. Brager’s 2022 Employment Agreement, this amount represents the sum of (i) two times Mr. Brager’s annual rate of base compensation for 2022, (ii) two times the average of Mr. Brager’s annual bonuses for 2021 and 2022 and (iii) a lump sum amount equal to 24 months of the cost of equivalent medical and dental plan coverage available to Mr. Brager and his dependents under the Company’s then-available benefit plans.

(3)

Amounts represents (i) the sum of (w) the number of shares of unvested Time RSUs that each individual held on December 31, 2022, (x) the number of shares of unvested PRSUs granted in 2020 (assuming vesting based on performance results for 2020, 2021 and 2022) that each individual held on December 31, 2022, (y) the number of shares of unvested PRSUs granted in 2021 (assuming vesting based on performance results for 2021 and 2022) that each individual held on December 31, 2022 and (z) the number of shares of unvested PRSUs granted in 2022 (assuming vesting at target award levels) that each individual held on December 31, 2022, times (ii) the closing price of the Company’s shares on December 30, 2022, which was $25.75. The terms of the PRSU grants to our NEOs provide that, in the event of a change in control prior to the end of the three-year vesting period, such grants are to be awarded based on then-applicable performance results if at least two of the three years in the applicable vesting period have then elapsed.

(4)

Pursuant to Mr. Brager’s 2022 Employment Agreement, in the event that Mr. Brager dies or becomes permanently disabled during his tenure as the Company’s President and CEO, Mr. Brager’s unvested stock options, Time RSUs and Performance RSUs would vest in full, with the Performance RSUs to vest at the target number of shares established in the applicable grant.

(5)

Pursuant to the applicable NEO’s Severance Compensation Agreement, this amount represents the sum of (i) two times the executive’s annual rate of base compensation for 2022, (ii) two times the average of the executive’s annual bonuses for 2021 and 2022 and (iii) a lump sum amount equal to 24 months of the cost of equivalent medical and dental plan coverage available to the executive and his dependents under the Company’s then-available benefit plans.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
presented below is the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company’s aligns executive compensation with the Company’s performance, see the section of this proxy statement on “Com pen
sation Discuss
ion
and Analysis.”
PAY VS. PERFORMANCE TABLE FOR 2020-2022

(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO(1)(2)	Compensation Actually Paid to Second PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)	Net Income	Return on Average Common Tangible Equity(4)

2022	2,912,636	-	3,570,181	-	1,198,947	1,463,968	129.50	115.25	235,425,000	18.85%

2021	2,635,810	-	2,843,033	-	1,049,796	1,047,772	104.42	124.66	212,521,000	15.93%

2020	2,287,691	925,898	2,312,641	327,398	862,156	858,580	91.94	94.73	177,159,000	14.25%

(1)
Amounts represent compensation actually paid to each of our PEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules. Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table above for the applicable fiscal year, adjusted as follows:

	2022	2021	2020

Summary Compensation Table Amount for PEO David A. Brager	$2,912,636	$2,635,810	$2,287,691

(-) Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table	(959,469)	(863,835)	(934,725)

(+) Fair Value of Equity Awards Granted during the year that Remain Unvested as of Year-End	1,099,525	927,053	1,004,250

(+) Fair Value of Equity Awards Granted during year that Vested during the year	-	-	-

(+ or -) Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Year-End	415,408	81,016	(22,880)

(+ or -) Change in Fair Value of Awards Granted in Prior Years that Vested during the year	42,851	33,181	(35,915)

(-) Prior Year-End Fair Value of Awards that were Forfeited during the year	-	-	-

(+) Dividends Paid or Accrued on Unvested Awards During the year	59,230	29,808	14,220

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table(2)	-	-	-

Increase for Service Cost and, if ap plica ble, Prior Service Cost for Pension Plans(2)	-	-	-

Compensation Actually Paid for PEO	$3,570,181	$2,843,033	$2,312,641

	2022	2021	2020

Summary Compensation Table Amount for PEO Christopher D. Myers			$925,898

(-) Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table			$0.00

(+) Fair Value of Equity Awards Granted during the year that Remain Unvested as of Year-End	-	-	-

(+) Fair Value of Equity Awards Granted during year that Vested during the year	-	-	-

(+ or -) Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Year-End	-	-	-

(+ or -) Change in Fair Value of Awards Granted in Prior Years that Vested during the year			(598,500)

(-) Prior Year-End Fair Value of Awards that were Forfeited during the year	-	-	-

(+) Dividends Paid or Accrued on Unvested Awards During the year	-	-	-

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table(2)	-	-	-

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans(2)	-	-	-

Compensation Actually Paid for PEO			$327,398

	2022	2021	2020

Average Summary Compensation Table Amount for NEOs	1,198,947	1,049,796	862,156

(-) Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table	(418,504)	(365,789)	(419,719)

(+) Fair Value of Equity Awards Granted during the year that Remain Unvested as of Year-End	479,594	296,015	450,938

(+) Fair Value of Equity Awards Granted during year that Vested during the year	-	-	-

(+ or -) Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Year-End	161,156	28,937	(14,638)

(+ or -) Change in Fair Value of Awards Granted in Prior Years that Vested during the year	20,273	27,867	(24,882)

(-) Prior Year-End Fair Value of Awards that were Forfeited during the year

(+) Dividends Paid or Accrued on Unvested Awards During the year	22,502	10,947	4,725

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table(2)	-	-	-

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans(2)	-	-	-

Average Compensation Actually Paid for NEOs	$1,463,968	$1,047,772	$858,580

NEOs included in Average Summary Compensation and average compensation actually paid	E. Allen Nicholson, David F. Farnsworth, David C. Harvey, Richard H. Wohl	E. Allen Nicholson, David F. Farnsworth, David C. Harvey, Richard H. Wohl, Brian T. Mauntel	E. Allen Nicholson, David F. Farnsworth, David C. Harvey, Richard H. Wohl

(2)	The Company does not maintain, and has not maintained, any defined benefit or actuarial pension plans during the three-year period covered by this Table.
(3)	Based on initial investment of $100 and the cumulative Total Shareholder Return of investment in CVBF common stock (column (f)) and the KBW Nasdaq Regional Banking Index (column (g)).
(4)
Our Company-Selected Measure is Return on Average Tangible Common Equity, which is a non-GAAP
measure (net income, adjusted for
tax-affected
amortization of intangibles, as a percent of average tangible common equity (average stockholders’ equity, less average intangible assets)).

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

Most Important Performance Measures

Net Profit After Tax
Relative Return on Average Tangible Common Equity
Relative Return on Average Assets
Average Demand Deposits
Average Total Loans (Net)
Noninterest Income
Noninterest (Operating) Expenses
For descriptions and additional details regarding our most important financial performance measures, please see the discussion in our Compensation Discussion and Analysis (CD&A) section in this Proxy Statement.
Narrative Disclosure to Pay Versus Performance Table
The graphs below compare the compensation actually paid (“CAP”) to each of our PEOs and the average of the compensation actually paid to our remaining NEOs, with

•	The Company’s cumulative Total Stockholder Return (“TSR”) and the Peer Group’s cumulative TSR

•	The Company’s Net Income

•	The Company Selected Measure, which is Return on Average Tangible Common Equity

CEO Pay Ratio Disclosure

We are providing the following information to comply with Item 402(u) of Regulation S-K.

For 2022, the annual total compensation of our median employee other than our CEO was $82,287. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation for our CEO and other NEOs for purposes of the Summary Compensation Table, which included the cost to the Company for specified employee benefits provided on a non-discriminatory basis, including group health coverage.

For 2022, the annual total compensation for our CEO for pay ratio calculation purposes was $2,912,636, as set forth in the Summary Compensation Table above. Accordingly, for 2022, the ratio of our CEO’s compensation to the median employee’s compensation was 35.40 to 1. We believe that the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2022 from our entire workforce on such date of approximately 1,072 full-time and part-time employees based upon stated compensation from their Form W-2s for the period from January 1, 2022 to December 31, 2022.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Equity Compensation Plan Information

Our 2018 Equity Incentive Plan (“2018 Equity Incentive Plan”) was approved by our shareholders at our annual meeting on May 23, 2018 and became effective on that date. The 2018 Equity Incentive Plan originally authorized the grant of awards covering to up to nine (9) million shares of CVB Financial Corp.’s common stock, and is administered by our Compensation Committee, which is comprised of all seven of our non-employee directors.

Our 2018 Equity Incentive Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards, which include incentive stock options, nonqualified stock options, stock appreciation rights, performance-based restricted stock, restricted stock, restricted stock units and other types of stock-based awards. No individual participant may be granted any stock options, stock appreciation rights, performance-based restricted stock, restricted stock, restricted stock units or other stock-based awards under our 2018 Equity Incentive Plan during any calendar year relating, in the aggregate to more than 500,000 shares of our common stock.

The Compensation Committee determines the types of awards to be granted from among those provided under the 2018 Equity Incentive Plan and the terms of such awards, including the number of shares of our common stock underlying the awards; restriction and vesting requirements, which may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and stock appreciation rights, which may not be less than 100% of fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which may not be more than 10 years after the grant date. In addition, without the prior approval of our shareholders, options and other awards granted under our 2018 Equity Incentive Plan may not be repriced, replaced or amended to reduce the exercise price. The exercise price for options is always the closing market price of CVB Financial Corp.’s stock as the close of business on the date of the grant.

Pursuant to the provisions of our 2018 Equity Incentive Plan, the Board of Directors of CVB Financial Corp. may designate a Committee of the Board or any executive officer of the Company to administer the Plan and to make equity awards under the Plan, subject to the provisos that (i) only a Committee of Independent Directors may make equity awards to any Section 16 officers of the Company and (ii) only the Board as a whole may make equity awards to our non-employee directors. The Board of Directors has, accordingly, designated Mr. Brager, our President and CEO, as an administrator under our 2018 Equity Incentive Plan and authorized him to make equity awards in the form of CVB Financial Corp. restricted shares or stock options to any employees or consultants of the Company who are not Section 16 officers or non-employee directors, in amounts up to 5000 shares, individually, with all such awards to be reported to the Compensation Committee at its next regular or special meeting. This limited authority is primarily intended to enable the Company’s President and CEO to provide equity grants to new employees or special retention incentives to existing employees as necessary on a timely basis.

Our previous 2008 Equity Incentive Plan (“2008 Equity Incentive Plan”) was adopted by our shareholders at our annual meeting in 2008 and expired on April 11, 2018 at the end of its ten-year term. However, while no new equity incentive awards may be issued under the 2008 Equity Incentive Plan, it continues to govern the terms of all equity incentive awards issued during its effective term, some of which currently remain outstanding. As in the case of our 2018 Equity Incentive Plan, the Compensation Committee is authorized to continue to administer our 2008 Equity Incentive Plan with respect to equity incentive awards that were issued and remain in force under its provisions.

In the event of a change of control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse on equity awards under both the 2008 and 2018 Equity Incentive Plans. Subject to the respective terms of our 2008 and 2018 Equity Incentive Plans, our Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the restricted stock, restricted stock unit, performance-based shares and option grants made under such Plans.

The following table provides information as of December 31, 2022, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

EQUITY COMPENSATION PLAN TABLE

(a)	(b)	(c)	(d)

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b))(4)

Equity compensation plans approved by security holders(1)	490,133	19.25	5,476,877

Equity compensation plans not approved by security holders	-	-	-

Total	490,133	19.25	5,476,877

(1)	As described immediately above, these plans are the Company’s 2008 Equity Incentive Plan and 2018 Equity Incentive Plan.
(2)

This total includes an aggregate of 172,313 Performance RSUs and assumes that shares issued upon the vesting of Performance RSUs would vest at 100% of the target number of units. The actual number of shares to be issued on vesting of Performance RSUs could be zero to 125% of the target number of Performance RSUs.

(3)	Weighted average exercise price of outstanding options; excludes RSUs and Performance RSUs.
(4)

Assumes all awards are made in the form of stock options, stock appreciation rights and other less than full value awards. Each award of one Time RSU, Performance RSU or other full value award under our 2018 Equity Incentive Plan reduces the number of shares available under the plan by two, so the number of securities available for issuance will be smaller to the extent awards are made as Time RSUs, Performance RSUs or other full value awards.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to obtain, at least once every six years, a shareholder vote on the frequency of the Say-On-Pay advisory vote on the compensation of our named executive officers discussed under Proposal 2. Accordingly, our Board of Directors is soliciting a non-binding, advisory vote on the frequency of our Say-On-Pay vote at our 2023 annual meeting of shareholders. Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders also may abstain from casting a vote on this proposal. Previously, the Board of Directors had adopted a once every year Say-On-Pay vote.

In 2017 our Board of Directors recommended, and our shareholders approved, an annual period as the frequency of our Say-On-Pay advisory vote on the compensation of our NEOs. This vote was advisory and the Board of Directors may at some point decide that it is in the best interests of our shareholders and CVB Financial Corp. to hold an advisory vote on executive compensation less frequently than on an annual basis.

The Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for CVB Financial Corp. at this time, and therefore the Board of Directors recommends that you vote for an annual Say-On-Pay vote. In determining to recommend that shareholders vote for an annual Say-On-Pay vote, the Board Directors considered input from our shareholders, the receipt of timely feedback regarding the effectiveness of our executive compensation policies and practices, and the alignment of our Say-On-Pay voting frequency with the comparable practices of our peer group of publicly traded financial institutions.

This vote is advisory, which means that the vote on the frequency of the Say-On-Pay vote is not binding on CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future Say-On-Pay votes. The Board of Directors may decide that it is in the best interests of our shareholders and CVB Financial Corp. to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The next advisory vote on the frequency of the Say-On-Pay vote will occur at our 2029 annual meeting of shareholders.

Vote Required

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting). Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies that are received will be voted for an “annual” Say-on-Pay vote. This proposal requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum. If no frequency receives the required vote set forth in the paragraph above, Proposal 3 will be decided based upon which alternative receives a plurality of the votes cast, but note that this vote is advisory only.

Board Directors Recommends a Vote “FOR” the Option of an Annual Say-On-Pay Vote as the Preferred Frequency

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required

The affirmative vote of holders of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve this Proposal 4. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies that are received will be voted FOR this proposal.

The Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

Selection of Independent Auditors

We have selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. The Audit Committee appoints our independent auditors. KPMG LLP has served as our independent registered public accountants since July 5, 2007. We believe KPMG LLP has provided audit services at customary rates and terms.

Principal Auditor’s Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG LLP, which acted as our independent registered public accountants for the fiscal years ended December 31, 2022 and 2021, were as follows:

	2022 ($)	2021 ($)

Audit Fees(1)	1,635,432	1,434,364

Audit-related Fees(2)	110,000	18,000

Tax Fees(3)	-	-

All Other Fees(4)	-	-

Total	1,745,432	1,452,364

(1)

Audit Fees consisted of fees and out-of-pocket expenses for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s annual and quarterly reports.

(2)

Audit-related Fees consisted of any fees billed for professional assurance and related services other than those noted in footnote (1) above. In 2022, these amounts related to audit review and consents provided by KPMG in connection with Citizens Business Bank’s acquisition of Suncrest Bank.

(3)	Tax Fees (if any) consisted of fees billed for the preparation of the Company’s federal and state income tax returns, including amended tax returns, tax planning and tax advice.
(4)	All Other Fees (if any) consisted of any fees for other non-audit services.

Audit Committee Oversight

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit, audit-related and tax services provided by KPMG LLP were pre-approved by our Audit Committee. The Audit Committee has also granted general pre-approval for certain authorized audit, audit-related and tax services. However, if the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. In addition, if any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee, including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee also considers whether any other non-audit services that may from time to time be provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Representatives from KPMG LLP will be present at our annual meeting or available on the concurrent live audio call. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filings, except to the extent that we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management, the audit processes of CVB Financial Corp. and our information security program. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussion with management and KPMG LLP, the independent registered public accounting firm for CVB Financial Corp., regarding our audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also has reviewed the most recent PCAOB inspection report and peer review report of KPMG LLP by PricewaterhouseCoopers LLP.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE
Kimberly Sheehy, Chair	Jane Olvera Majors
Stephen A. Del Guercio	Raymond V. O’Brien
Anna Kan	Hal W. Oswalt

Annual Report on Form 10-K

Together with this proxy statement, CVB Financial Corp. has distributed or made available via the Internet to each of its shareholders its Annual Report on Form 10-K for the year ended December 31, 2022, which includes the consolidated balance sheets of CVB Financial Corp. and its subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022. If you did not view or receive the Annual Report on Form 10-K (or would like a paper copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K that we have posted or delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

In addition, the SEC maintains an Internet site at http://sec.gov that contains information and exhibits we file with the SEC.

Proposals of Shareholders for 2024

If you wish to submit a proposal for consideration at our 2024 annual meeting of shareholders, you may do so by following the procedures prescribed in the Securities Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials under applicable rules of the SEC, our Corporate Secretary must receive your proposal no later than December 7, 2023, at the above address. Please also refer to the section of this proxy statement on “Shareholder Nominations of Director Candidates and Other Proposals” for a summary of requirements applicable to shareholder nominations of directors and other proposals under our corporate Bylaws.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if CVB Financial Corp. (a) receives notice of the proposal before the close of business on February 20, 2024 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 20, 2024.

Notices of intention to present proposals at the 2024 annual meeting of shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Suite 350, Ontario, California 91764, and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.

CVB FINANCIAL CORP.

David A. Brager

President and Chief Executive Officer

Dated: April 5, 2023

Citizens Business Bank
A Financial Services Company

CVB Financial Corp.

CitizensTrust™

701 N Haven Avenue | Ontario, CA 91764 | 909.980.4030 | cbbank.com

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 16, 2023 at 11:59 PM, local time.

Online
Go to www.investorvote.com/CVBF or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVBF

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for 1 YEAR on Proposal 3.

1. Election of Directors:				+
01 - George A. Borba, Jr.	02 - David A. Brager	03 - Stephen A. Del Guercio	04 - Anna Kan
05 - Jane Olvera Majors	06 - Raymond V. O’Brien III	07 - Hal W. Oswalt	08 - Kimberly Sheehy

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

			01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.		☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. To approve, on a non-binding advisory basis, the compensation of CVB Financial Corp.’s named executive officers (“Say-On-Pay”).	☐	☐	☐	3. To cast a non-binding, advisory vote on the frequency of the advisory “Say-On-Pay” vote.	☐	☐	☐	☐

4. To ratify the appointment of KPMG LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2023.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of CVB Financial Corp. Shareholders

May 17, 2023, 8:00 AM local time

CVB Financial Corp. Corporate Headquarters

701 North Haven Avenue, Ontario, CA 91764

Upon arrival, please present this admission ticket and photo identification at the registration desk.

We will hold our annual meeting in person. In addition, we are planning to provide interested shareholders, members of our Board of Directors and our team members the opportunity to listen to our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers. There will be no food or refreshments provided at this meeting.

The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 17, 2023). To join our conference call facility please dial 1 (833) 630-1956. Questions will be permitted in person and when prompted by the moderator. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 a.m. PDT on May 24, 2023. To access the replay, please dial 1 (877) 344-7529, passcode 5622316.

Please note that in order to cast your votes on any matters to be considered at our annual meeting or otherwise to be present for purposes of California law, please either (i) vote in advance by internet, telephone or return of your proxy card, or (ii) vote in person by attending the annual meeting at its designated location. Listening to the proceedings by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The materials are available at: https://investors.cbbank.com/annual-meeting.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVBF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 17, 2023

David A. Brager, E. Allen Nicholson and Richard H. Wohl, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CVB Financial Corp. to be held on May 17, 2023 or at any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR “1 YEAR” ON THE FREQUENCY OF THE ADVISORY “SAY-ON-PAY” VOTE, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD, AND “FOR” PROPOSALS 2 AND 4 AND FOR “1 YEAR” ON PROPOSAL 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items
Change of Address – Please print new address below.	Comments – Please print your comments below.